UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MORGAN STANLEY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2009 Annual Meeting of Shareholders 2000 Westchester Avenue Purchase, New York April 29, 2009, 9:00 a.m., local time

March [    ], 2009

Fellow shareholder:

I cordially invite you to attend Morgan Stanley’s 2009 annual meeting of shareholders to:

•	elect members of the Board of Directors;

•	ratify the appointment of Deloitte & Touche LLP as independent auditor;

•	approve the compensation of executives as disclosed in this proxy statement;

•	approve the amendment of the 2007 Equity Incentive Compensation Plan;

•	consider two shareholder proposals; and

•	transact such other business as may properly come before the meeting.

Our Board of Directors recommends that you vote “FOR” the election of directors, the ratification of the appointment of the auditor, the approval of the compensation of executives as disclosed in this proxy statement and the amendment of the 2007 Equity Incentive Compensation Plan and “AGAINST” the shareholder proposals.

We enclose our letter to shareholders, our proxy statement, our 10-K annual report and a proxy card. Please submit your proxy. Thank you for your support of Morgan Stanley.

Very truly yours,

John J. Mack

Chairman and Chief Executive Officer

i

ii

Morgan Stanley

1585 Broadway

New York, New York 10036

March [    ], 2009

Proxy Statement

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors for the 2009 annual meeting of shareholders. We are mailing this proxy statement and the accompanying form of proxy to shareholders on or about March [    ], 2009. In this proxy statement, we refer to Morgan Stanley as the “Company,” “we,” “our” or “us” and the Board of Directors as the “Board.” When we refer to Morgan Stanley’s fiscal year, we mean the twelve-month period ending November 30 of the stated year (for example, fiscal 2008 is December 1, 2007 through November 30, 2008). In December 2008, the Board of Directors approved a change in the Company’s fiscal year end from November 30 to December 31, effective for the 2009 fiscal year, and the period from December 1, 2008 to December 31, 2008 was a transition period.

Annual Meeting Information

Date and Location.    We will hold the annual meeting on Wednesday, April 29, 2009 at 9:00 a.m., local time, at our offices at 2000 Westchester Avenue, Purchase, New York.

Admission.    Only record or beneficial owners of Morgan Stanley’s common stock or their proxies may attend the annual meeting in person. When you arrive at the annual meeting, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Electronic Access.    You may listen to the meeting at www.morganstanley.com/about/ir/index.html. Please go to our website prior to the annual meeting to register.

Voting Information

Record Date.    The record date for the annual meeting is March 4, 2009. You may vote all shares of Morgan Stanley’s common stock that you owned as of the close of business on that date. Each share of common stock entitles you to one vote on each matter voted on at the annual meeting. On the record date, 1,082,199,988 shares of common stock were outstanding. We need a majority of the shares of common stock outstanding on the record date represented, in person or by proxy, to hold the annual meeting.

Confidential Voting.    Our Amended and Restated Bylaws (Bylaws) provide that your vote is confidential and will not be disclosed to any officer, director or employee, except in certain limited circumstances such as when you request or consent to disclosure. Voting of the shares held in the Morgan Stanley 401(k) Plan (401(k) Plan) also is confidential.

Submitting Voting Instructions for Shares Held Through a Broker.    If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your broker and present it at the annual meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares. New York Stock Exchange (NYSE) member brokers may vote your shares as described below.

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Discretionary Items.    The election of directors, the ratification of the appointment of Morgan Stanley’s independent auditor and the approval of the compensation of executives as disclosed in this proxy statement are “discretionary” items. NYSE member brokers that do not receive instructions from beneficial owners may vote on these proposals in the following manner: (1) Morgan Stanley’s wholly-owned subsidiary, Morgan Stanley & Co. Incorporated (MS&Co.), may vote uninstructed shares only in the same proportion as the votes cast by all beneficial owners on the proposals; and (2) all other NYSE member brokers may vote uninstructed shares in their discretion.

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Non-discretionary Items.    The Company’s proposal to amend the 2007 Equity Incentive Compensation Plan and the shareholder proposals are “non-discretionary” items. Accordingly, absent specific voting instructions from beneficial owners on these proposals, NYSE member brokers, including MS&Co., may not vote on these proposals.

If you do not submit voting instructions and your broker does not have discretion to vote your shares on a matter, the broker will return the proxy card without voting (referred to as “broker non-votes”). Your shares will not be counted in determining the vote on that matter.

Submitting Voting Instructions for Shares Held in Your Name.    If you hold shares as a record holder, you may vote by submitting a proxy for your shares by mail, telephone or Internet as described on the proxy card. If you submit your proxy via the Internet, you may incur costs such as cable, telephone and Internet access charges. Submitting your proxy will not limit your right to vote in person at the annual meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your proxy. If you submit a signed proxy card without indicating your voting instructions, the person voting the proxy will vote your shares according to the Board’s recommendations.

Submitting Voting Instructions for Shares Held in Employee Plans.    If you hold shares in, or have been awarded stock units under, certain employee plans, you will receive directions on how to submit your voting instructions. Shares held in the following employee plans also are subject to the following rules.

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401(k) Plan, Employee Stock Purchase Plan (ESPP).    The Bank of New York Mellon (Mellon), the 401(k) Plan trustee, and Mellon Investor Services LLC (MIS), the ESPP administrator, as applicable, must receive your voting instructions for the common stock held on your behalf in these plans on or before April 24, 2009. If Mellon or MIS, as applicable, does not receive your voting instructions by that date, it will vote your shares (in the case of the 401(k) Plan, together with forfeited shares in the Employee Stock Ownership (ESOP) portion of the 401(k) Plan) in each applicable plan, in the same proportion as the voting instructions that it receives from other plan participants in the applicable plan. On March 4, 2009, there were 46,409,135 shares in the 401(k) Plan and 6,749,640 shares in the ESPP.

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Other Equity-Based Plans.    State Street Bank and Trust Company acts as trustee for a trust (Trust) that holds shares of common stock underlying stock units awarded to employees under several of Morgan Stanley’s equity-based plans. Employees allocated shares held in the Trust must submit their voting instructions for receipt by the trustee on or before April 24, 2009. If the trustee does not receive your instructions by that date, it will vote your shares, together with shares held in the Trust that are unallocated or held on behalf of former Morgan Stanley employees and employees in certain jurisdictions outside the United States, in the same proportion as the voting instructions that it receives for shares held in the Trust in connection with such plans. On March 4, 2009, 100,198,284 shares were held in the Trust in connection with such plans.

Revoking Your Proxy.    You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to Thomas R. Nides, Secretary, Morgan Stanley, 1585 Broadway, New York, New York 10036; (2) submitting a later proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting in person at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote in person at the meeting.

Votes Required to Elect Directors.    Each director will be elected by a majority of the votes cast with respect to such director. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” As required by the Company’s

Bylaws, each director has submitted an irrevocable letter of resignation as director that becomes effective if he or she is not elected by shareholders and the Board accepts the resignation. If a director is not elected, the Nominating and Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind the decision if it rejects the resignation, within 90 days after the election results are certified.

Votes Required to Adopt Other Proposals.    The ratification of Deloitte & Touche LLP’s appointment, the approval of the compensation of executives as disclosed in this proxy statement and the approval of the shareholder proposals each require the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon. The approval of the amendment of the 2007 Equity Incentive Compensation Plan requires a majority of votes cast, provided that the total votes cast must represent a majority of the shares entitled to vote on the proposal.

“Abstaining” and “Broker Non-Votes.” You may vote “abstain” for any nominee in the election of directors and on the other proposals. Shares voting “abstain” on any nominee for director will be excluded entirely from the vote and will have no effect on the election of directors. Shares voting “abstain” on the other proposals will be counted as present at the annual meeting for purposes of that proposal and your abstention will have the effect of a vote against the proposal. In addition, failure to cast a vote or a broker non-vote can have the effect of a vote against the proposal to approve the amendment of the 2007 Equity Incentive Compensation Plan if such failure or broker non-vote results in the total number of votes cast on the proposal not representing over 50% of all shares of common stock entitled to vote on the proposal.

Item 1—Election of Directors

Our Board currently has twelve (12) directors. The Board stands for election at each annual meeting of shareholders. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. The nominees are all current directors of Morgan Stanley, and each nominee has indicated that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board.

On October 13, 2008, Morgan Stanley issued to Mitsubishi UFJ Financial Group, Inc. (MUFG) 7,839,209 shares of Series B Non-Cumulative Non-Voting Perpetual Convertible Preferred Stock and 1,160,791 shares of Series C Non-Cumulative Non-Voting Perpetual Preferred Stock for an aggregate purchase price of $9 billion (see “Principal Shareholders”). In connection with such issuance, Morgan Stanley entered into an Investor Agreement with MUFG dated as of October 13, 2008 (Investor Agreement), whereby Morgan Stanley agreed to take all lawful action to cause one of MUFG’s senior officers or directors to be a member of Morgan Stanley’s Board of Directors. Pursuant to the terms of the Investor Agreement, the Board increased the size of the Board from eleven (11) to twelve (12) directors and elected Mr. Nobuyuki Hirano to the Board effective March 10, 2009. See also “Certain Transactions.”

Roy J. Bostock (68).    Chairman of the Partnership for a Drug-Free America (since 2002). Chairman of the Committee for Economic Development (2002 to 2005). Chairman of B|Com3 Group, Inc., an advertising and marketing services firm that is now part of the Publicis Groupe S.A. (2000 to 2001). Chairman and Chief Executive Officer, D’Arcy, Masius Benton & Bowles (1990 to 2000).

Director since:    2005

Other directorships:    Delta Air Lines Inc. and Yahoo! Inc. (Non-Executive Chairman)

Erskine B. Bowles (63).    President of the University of North Carolina (since January 2006). Senior advisor (since September 2001) and Managing Director (1999 to 2001) of Carousel Capital LLC, a private investment firm. General Partner at the private investment firm of Forstmann Little & Co. (1999 to 2001).

Director since:    2005

Other directorships:    General Motors Corporation and Cousins Properties Incorporated

Howard J. Davies (58).    Director of the London School of Economics and Political Science (since September 2003). Chairman of the U.K. Financial Services Authority (August 1997 to September 2003). Deputy Governor, the Bank of England (September 1995 to August 1997).

Director since:    2004

Nobuyuki Hirano (57).    Senior Managing Director (since October 2008) and Managing Director (January 2006 to October 2008), The Bank of Tokyo-Mitsubishi UFJ, Ltd., a subsidiary of Mitsubishi UFJ Financial Group, Inc., one of the world’s leading financial groups. Managing Director and General Manager, Corporate Planning Office (May 2005 to January 2006), Director and General Manager, Corporate Planning Office (May 2004 to May 2005) and Director and General Manager, Corporate Banking Division No. 2, Corporate Banking Group No. 1 and Global Corporate Banking Business Unit (June 2001 to May 2004), The Bank of Tokyo-Mitsubishi, Ltd.

Director since:    2009

Other directorships:    Mitsubishi UFJ Financial Group, Inc.

C. Robert Kidder (64).    Chairman & Chief Executive Officer, 3Stone Advisors LLC, a private investment firm (since August 2006). Principal, Stonehenge Partners, Inc., a private investment firm (April 2004 to January 2006). President of Borden Capital, Inc., a company that provided financial and strategic advice to the Borden family of companies (November 2001 to March 2003). Chairman of the Board (January 1995 to August 2004) and Chief Executive Officer (January 1995 to March 2002) of Borden Chemical, Inc. (formerly Borden, Inc.), a forest products and industrial chemicals company.

Director since:    1993

Other directorships:    Schering-Plough Corporation

John J. Mack (64).    Chairman of the Board of Directors and Chief Executive Officer (since June 2005). Chairman of Pequot Capital Management (June 2005). Co-Chief Executive Officer of Credit Suisse Group (January 2003 to June 2004). President, Chief Executive Officer and Director of Credit Suisse First Boston (July 2001 to June 2004). President and Chief Operating Officer of Morgan Stanley (May 1997 to January 2001).

Director since:    2005

Donald T. Nicolaisen (64).    Chief Accountant for the U.S. Securities and Exchange Commission (September 2003 to November 2005). Partner of PricewaterhouseCoopers, an accounting firm (1978 to September 2003).

Director since:    2006

Other directorships:    MGIC Investment Corporation, Verizon Communications Inc. and Zurich Financial Services

Charles H. Noski (56).    Corporate Vice President and Chief Financial Officer (December 2003 to March 2005) and Director (November 2002 to May 2005) of Northrop Grumman Corporation. Senior advisor to The Blackstone Group (March 2003 to November 2003). Vice Chairman of the Board (July 2002 to November 2002), Vice Chairman of the Board and Chief Financial Officer (February 2002 to July 2002) and Senior Executive Vice President and Chief Financial Officer (December 1999 to February 2002) of AT&T Corp. President, Chief Operating Officer and Director, Hughes Electronics Corporation (October 1997 to December 1999).

Director since:    2005

Other directorships:    Microsoft Corporation, Air Products and Chemicals, Inc. and Automatic Data Processing, Inc.

Hutham S. Olayan (55).    President, Chief Executive Officer and Director of Olayan America Corporation, the Americas-based arm of The Olayan Group (since 1985). Director of The Olayan Group, a private, multinational enterprise with diversified businesses and investments in the Middle East and globally (since 1981).

Director since:    2006

Charles E. Phillips, Jr. (49).    President and Director (since January 2004) and Executive Vice President, Strategy, Partnerships, and Business Development (May 2003 to January 2004) of Oracle Corporation, a software company. Managing Director, Morgan Stanley (December 1996 to May 2003).

Director since:    2006

Other directorships:    Oracle Corporation and Viacom Inc.

O. Griffith Sexton (65).    Advisory director of Morgan Stanley (from May 1995 to September 2008). Adjunct professor of finance at Columbia Business School (since 1995) and visiting lecturer at Princeton University (since 2000).

Director since:    2005

Other directorships:    Investor AB

Laura D. Tyson (61).    S. K. and Angela Chan Professor of Global Management (since July 2008) and Professor of Business Administration and Economics (January 2007 to July 2008), Walter A. Haas School of Business, University of California at Berkeley. Dean of the London Business School (January 2002 to December 2006). Dean (July 1998 to December 2001) and Class of 1939 Professor in Economics and Business Administration (January 1997 to July 1998) at the Walter A. Haas School of Business, University of California, Berkeley. National Economic Advisor to the President and Chair, President’s National Economic Council (February 1995 to December 1996).

Director since:    1997

Other directorships:    Eastman Kodak Company and AT&T Inc.

Our Board unanimously recommends a vote “FOR” the election of all twelve (12) nominees. Proxies solicited by our Board will be voted “FOR” these nominees unless otherwise instructed.

Corporate Governance

Corporate Governance Documents.    Morgan Stanley has a corporate governance webpage at the “Company Information” link under the “About Morgan Stanley” link at www.morganstanley.com (www.morganstanley.com/about/company/governance/index.html).

Our Corporate Governance Policies (including our Director Independence Standards), Code of Ethics and Business Conduct, Board Committee charters, Policy Regarding Communication by Shareholders and Other Interested Parties with the Board of Directors, Policy Regarding Director Candidates Recommended by Shareholders, Policy Regarding Corporate Political Contributions, Policy Regarding Shareholder Rights Plan, information regarding the Integrity Hotline and the Equity Ownership Commitment are available at our corporate governance webpage at www.morganstanley.com/about/company/governance/index.html and are available to any shareholder who requests them by writing to Morgan Stanley, Suite D, 1585 Broadway, New York, New York 10036. The Board has established a process whereby shareholders can communicate with directors. This process is described in “Communications with Directors.”

Director Independence.    The Board has determined that Messrs. Bostock, Bowles, Davies, Kidder, Nicolaisen, Noski, Ms. Olayan, Messrs. Phillips and Sexton and Dr. Tyson are independent in accordance with the Director Independence Standards established under our Corporate Governance Policies. To assist the Board with its determination, the standards follow NYSE rules and establish guidelines as to employment and commercial relationships that affect independence and categories of relationships that are not deemed material for purposes of director independence. Ten (10) of twelve (12) of our current directors are independent. The Board also determined that Dr. Klaus Zumwinkel, who did not stand for re-election at the 2008 annual meeting of shareholders, was independent in accordance with the Director Independence Standards established under our Corporate Governance Policies during the period he served on the Board. All members of the Audit Committee, the Compensation, Management Development and Succession Committee and the Nominating and Governance Committee satisfy the standards of independence applicable to members of such committees. In addition, the Board has determined that all members of the Audit Committee, Messrs. Davies, Nicolaisen, Noski and Sexton, are “audit committee financial experts” within the meaning of current Securities and Exchange Commission (SEC) rules.

In making its determination as to the independent directors, the Board reviewed relationships between Morgan Stanley and the directors, including commercial relationships in the last three years between Morgan Stanley and entities where the directors are employees or executive officers, or their immediate family members are executive officers, that did not exceed a certain amount of such other entity’s gross revenues in any year (Mr. Davies, Ms. Olayan, Messrs. Phillips and Sexton and Drs. Tyson and Zumwinkel); ordinary course relationships arising from transactions on terms and conditions substantially similar to those with unaffiliated third parties between Morgan Stanley and entities where the directors or their immediate family members are executive officers or employees or own equity of 5% or more of that entity (Messrs. Bostock and Davies, Ms. Olayan, Messrs. Phillips and Sexton and Drs. Tyson and Zumwinkel); Morgan Stanley’s contributions to charitable organizations where the directors or their immediate family members serve as officers, directors or trustees that did not exceed a certain amount of the organization’s annual charitable receipts in the preceding year (Messrs. Bostock, Bowles and Davies, Ms. Olayan, Mr. Sexton and Dr. Tyson); and the directors’ utilization of Morgan Stanley products and services in the ordinary course of business on terms and conditions substantially similar to those provided to unaffiliated third parties (Messrs. Bostock, Kidder, Phillips and Sexton and Dr. Tyson).

In determining Mr. Bostock’s independence, the Board considered, in addition to relationships deemed immaterial under the Company’s Director Independence Standards, an employment relationship of the Company with a family member of Mr. Bostock. In connection with the Company’s acquisition of FrontPoint Partners LLC (FrontPoint) in December 2006, a son-in-law of Mr. Bostock who was employed at FrontPoint and held less than 5% of the equity interests in FrontPoint became a managing director of the Company in the Company’s asset management business and is currently the Co-CEO of FrontPoint. The Board considered that the managing director: received his pro rata share of the merger consideration (including contingent consideration that was paid in fiscal 2008 upon satisfaction of certain conditions); will receive a retention payment in 2009 in connection with the December 2006 acquisition of FrontPoint that induced him to become and remain a Morgan Stanley employee; is not an executive officer of the Company within the meaning of relevant SEC rules; and is awarded compensation in line with his position at Morgan Stanley and in comparison to market standards. The Board also considered that Mr. Bostock has no influence over the asset management business other than that possessed by any other Morgan Stanley non-employee director. The Board determined, consistent with NYSE rules and based upon the facts and circumstances, that the relationship is immaterial to Mr. Bostock’s independence.

In determining Mr. Sexton’s independence, the Board considered, in addition to relationships deemed immaterial under the Company’s Director Independence Standards, the Company’s provision of medical and dental insurance to Mr. Sexton (for which Mr. Sexton pays the full cost). The Board determined, consistent with NYSE rules and based upon the facts and circumstances, that the relationship is immaterial to Mr. Sexton’s independence.

Lead Director.    Our Corporate Governance Policies, which were adopted by our Board, provide for an independent and active Lead Director with clearly defined leadership authority and responsibilities. Our Lead Director, C. Robert Kidder, was appointed by our other independent directors in 2006 and his responsibilities include: (i) presiding at all meetings of the Board at which the Chairman is not present; (ii) having the authority to call, and lead, sessions composed only of non-management or independent directors; (iii) advising the Chairman of the Board’s informational needs; (iv) advising the Chairman regarding Board meeting agendas and as to the appropriate schedule of Board meetings and requesting, if necessary, the inclusion of additional agenda items; and (v) making himself available, if requested by major shareholders, for consultation and direct communication.

Board Meetings and Committees.    Our Board met 28 times during fiscal 2008. Each director attended at least 75% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member. The Board’s standing committees include the following:

Committee	Current Members	Primary Responsibilities	# of Meetings
Audit	Charles H. Noski (Chair) Howard J. Davies Donald T. Nicolaisen O. Griffith Sexton(1)

•  Oversees the integrity of the Company’s consolidated financial statements, system of internal controls, risk management and compliance with legal and regulatory requirements.

•  Selects, determines the compensation of, evaluates and, when appropriate, replaces the independent auditor, and pre-approves audit and permitted non-audit services.

•  Oversees the qualifications and independence of the independent auditor and performance of the Company’s internal auditor and independent auditor.

•  After review, recommends to the Board the acceptance and inclusion of the annual audited consolidated financial statements in the Company’s Annual Report on Form 10-K.

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Compensation, Management Development and Succession (CMDS)	C. Robert Kidder (Chair) Erskine B. Bowles Donald T. Nicolaisen

•  Annually reviews and approves the corporate goals and objectives relevant to the compensation of the Chairman and Chief Executive Officer (CEO) and evaluates his performance in light of these goals and objectives.

•  Determines the compensation of our executive officers and other officers as appropriate.

•  Administers our equity-based compensation plans.

•  Oversees plans for management development and succession.

•  Reviews and discusses the Compensation Discussion and Analysis with management and recommends to the Board its inclusion in the proxy statement.

•  Ensures compliance with applicable aspects of the Emergency Economic Stabilization Act of 2008 with respect to the CMDS Committee’s responsibilities related to executive compensation and provides the certification required under the Act.

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Nominating and Governance	Laura D. Tyson (Chair) Roy J. Bostock Hutham S. Olayan Charles E. Phillips, Jr.(1)(2)	• Identifies and recommends candidates for election to the Board. • Establishes procedures for its oversight of the evaluation of the Board. • Recommends director compensation and benefits. • Reviews annually our corporate governance policies. • Reviews and approves related person transactions in accordance with the Company’s Related Person Transaction Policy.	4

(1) Mr. Sexton joined the Audit Committee effective December 1, 2008, and Mr. Phillips concluded his service on the Audit Committee effective January 1, 2009.

(2) Mr. Phillips joined the Nominating and Governance Committee effective January 1, 2009.

Our Board has adopted a written charter for each of the Audit Committee, CMDS Committee, and Nominating and Governance Committee setting forth the roles and responsibilities of each committee. The Audit Committee has adopted a written charter for its subcommittee, the Internal Audit Subcommittee, which assists the Audit Committee in the oversight of the Company’s internal audit department. The charters are available at our corporate governance website at www.morganstanley.com/about/company/governance/index.html. The reports of the Audit Committee and the CMDS Committee appear herein.

Non-Employee Director Meetings.    The Company’s Corporate Governance Policies provide that non-employee directors meet in executive sessions and that the Lead Director will preside over these executive sessions. If any non-employee directors are not independent, then the independent directors will meet in executive session at least once annually and the Lead Director will preside over these executive sessions.

Director Attendance at Annual Meetings.    The Company’s Corporate Governance Policies state that directors are expected to attend annual meetings of shareholders. All of the eleven current directors who were on the Board of Directors at the time attended the 2008 annual meeting of shareholders.

Shareholder Nominations for Director Candidates.    The Nominating and Governance Committee will consider director candidates recommended by shareholders. Any shareholder wishing to nominate a candidate for our Board should consult our Policy Regarding Director Candidates Recommended by Shareholders, available at www.morganstanley.com/about/company/governance/index.html. The discussion of the applicable procedures for such nominations is described in “Shareholder Recommendations for Director Candidates,” which also describes the Nominating and Governance Committee’s process for identifying and evaluating director candidates.

Compensation Governance.    The CMDS Committee currently consists of three directors, including our Lead Director, all of whom are independent members of the Board under the NYSE listing standards and our Director Independence Categorical Standards. The CMDS Committee operates under a written charter adopted by the Board. As noted in the table above, the CMDS Committee is responsible for reviewing and approving annually all compensation awarded to the Company’s executive officers, including the CEO and other executive officers named in the “2008 Summary Compensation Table” (named executive officers or NEOs). In addition, the CMDS Committee administers the Company’s equity incentive plans, including reviewing and approving equity grants to executive officers. Information on the CMDS Committee’s processes, procedures and analysis of NEO compensation for fiscal 2008 is addressed in the “Compensation Discussion and Analysis.”

The CMDS Committee actively engages in its duties and follows procedures intended to ensure excellence in compensation governance, including those described below:

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Retains its own independent compensation consultant to provide advice to the CMDS Committee on executive compensation matters. The independent consultant generally attends all CMDS Committee meetings, reports directly to the CMDS Committee Chair and regularly meets with the CMDS Committee without management present. In addition, the chairman of the CMDS Committee regularly speaks with the CMDS Committee’s compensation consultant, without management, outside of the CMDS Committee meetings.

•	Regularly reviews the competitive environment and the design and structure of the Company’s compensation programs to ensure that they are consistent with and support our compensation objectives.

•	Regularly reviews the Company’s achievements with respect to predetermined performance priorities and strategic goals and evaluates executive performance in light of such achievements.

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Grants senior executive annual incentive compensation after a comprehensive review and evaluation of Company, business unit and individual performance for the fiscal year both on a year-over-year basis and as compared to our key competitors.

•	Regularly meets throughout the year and regularly meets in executive session without the presence of management or its compensation consultant.

•	Receives materials for meetings in advance and the chair of the CMDS Committee participates in premeetings with management to review the agendas and materials.

•	Regularly reports on its meetings to the full Board.

To perform its duties, the CMDS Committee retains the services of a qualified and independent compensation consultant that possesses the necessary skill, experience and resources to meet the CMDS Committee’s needs and that has no relationship with the Company that would interfere with its ability to provide independent advice. The CMDS Committee has selected Hay Group as its compensation consultant. Hay Group has also been retained by the Nominating and Governance Committee to provide consulting services on Board compensation, but has not provided any such services as of the date of this proxy statement. Other than the consulting services that it provides to the CMDS Committee, Hay Group currently provides no consulting services to the Company or its executive officers. Hay Group assists the CMDS Committee in collecting and evaluating external market data regarding executive compensation and performance and advises the CMDS Committee on developing trends and best practices in executive compensation and equity and incentive plan design.

The Company’s Human Resources Department acts as a liaison between the CMDS Committee and Hay Group and also prepares materials for the CMDS Committee’s use in making compensation decisions. Separately, Human Resources may itself engage third-party compensation consultants to assist in the development of compensation data to inform and facilitate the CMDS Committee’s deliberations.

The principal compensation plans and arrangements applicable to our NEOs are described in the “Compensation Discussion and Analysis” and the tables in the “Executive Compensation” section. The CMDS Committee may delegate the administration of these plans as appropriate, including to executive officers of the Company and members of the Company’s Human Resources department. The CMDS Committee may also create subcommittees with authority to act on its behalf. Significant delegations made by the CMDS Committee include the following:

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The CMDS Committee has delegated to the Equity Awards Committee (which consists of the Chairman of the Board) the CMDS Committee’s authority to make special new hire and retention equity awards; however, this delegation of authority does not extend to awards to our executive officers and certain other senior executives of the Company. Awards granted by the Equity Awards Committee are subject to a share limit imposed by the CMDS Committee and individual awards are reported to the CMDS Committee on a regular basis.

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The CMDS Committee has delegated to the Chief Administrative Officer the CMDS Committee’s authority to administer the Company’s cash-based nonqualified deferred compensation plans, including the new Morgan Stanley Compensation Incentive Plan (discussed in the “Compensation Discussion and Analysis”); however, the CMDS Committee has sole authority relating to grants of cash-based nonqualified deferred compensation plan awards to, or amendments to such awards held by, executive officers and certain other senior executives, material amendments to such plans or awards, and the decision to implement certain of these plans in the future.

Our executive officers do not engage directly with the CMDS Committee in setting the amount or form of executive officer compensation. However, as discussed in the “Compensation Discussion and Analysis,” as part of the annual performance review for our executive officers other than the CEO, the CMDS Committee considers our CEO’s assessment of each executive officer’s individual performance, as well as the performance of the Company and our CEO’s compensation recommendations for each executive officer.

Annual year-end equity awards are typically granted by the CMDS Committee after the end of our fiscal year. This schedule coincides with the time when year-end financial results are available and the CMDS Committee can evaluate individual and Company performance with respect to the Company’s performance priorities and strategic goals and apply the Section 162(m) formula described in the “Compensation Discussion and Analysis.” Special equity awards are generally approved on a monthly basis; however, they may be granted at any time, as deemed necessary for new hires, promotions, and recognition or retention purposes. We do not coordinate or time the release of material information around our grant dates in order to affect the value of compensation.

Executive Equity Ownership Commitment.    Executive officers and other members of senior management who are members of the Company’s Operating Committee are subject to an Equity Ownership Commitment that requires them to retain at least 75% of common stock and equity awards (less allowances for the payment of any option exercise price and taxes) made to them while they are on the Operating Committee. This commitment ties a portion of their net worth to the Company’s stock price and provides a continuing incentive for them to work towards superior long-term stock price performance. None of our executive officers have prearranged trading plans under SEC Rule 10b5-1.

Beneficial Ownership of Company Common Stock

Stock Ownership of Directors and Executive Officers.    We encourage our directors, officers and employees to own our common stock; owning our common stock aligns their interests with your interests as shareholders. All executive officers, including the NEOs, are subject to the Equity Ownership Commitment described above. Executive officers also may not engage in hedging strategies or sell short or trade derivatives involving Morgan Stanley securities.

The following table sets forth the beneficial ownership of common stock as of November 30, 2008 by each of our directors and NEOs, and by all our directors and executive officers as of November 30, 2008, as a group. As of November 30, 2008, none of the common stock beneficially owned by our directors and NEOs was pledged.

	Common Stock Beneficially Owned as of November 30, 2008

Name	Shares(1)	Underlying Stock Units(2)(3)	Subject to Stock Options Exercisable within 60 days(4)	Total(3)(5)
NAMED EXECUTIVE OFFICERS
John J. Mack	1,588,571	1,367,342	1,046,929	4,002,842
Colm Kelleher	—	277,930	187,843	465,773
Walid A. Chammah	85,407	664,025	668,757	1,418,189
Gary G. Lynch	94,790	385,603	20,737	501,130
Thomas R. Nides	15,221	191,317	8,917	215,455

DIRECTORS
Roy J. Bostock	28,695	19,216	—	47,911
Erskine B. Bowles	1,000	24,544	—	25,544
Howard J. Davies	2,000	19,268	7,049	28,317
Nobuyuki Hirano(6)	—	—	—	—
C. Robert Kidder	60,218	29,195	67,442	156,855
Donald T. Nicolaisen	—	14,180	—	14,180
Charles H. Noski	—	26,005	—	26,005
Hutham S. Olayan	—	18,943	—	18,943
Charles E. Phillips, Jr.	4,554	14,984	—	19,538
O. Griffith Sexton	633,723	21,547	—	655,270
Laura D. Tyson	21,920	4,596	57,700	84,216

ALL DIRECTORS AND EXECUTIVE OFFICERS AS OF NOVEMBER 30, 2008 AS A GROUP (16 PERSONS)	2,599,938	3,709,530	2,448,746	8,758,214

(1) Each director, NEO and executive officer as of November 30, 2008 had sole voting and investment power with respect to his or her shares, except as follows: Mr. Mack’s beneficial ownership includes 300,000 shares held in a grantor retained annuity trust for which his spouse is the sole trustee, and Mr. Bostock’s beneficial ownership includes 1,775 shares held by his spouse.

(2) Shares of common stock held in the Trust corresponding to stock units. Directors and executive officers may direct the voting of the shares corresponding to their stock units. Voting by executive officers is subject to the provisions of the Trust described in “Voting Information – Submitting Voting Instructions for Shares Held in Your Name.”

(3) Excludes stock units granted on December 18, 2008 to the NEOs for services in fiscal 2008. The following table lists the number of stock units awarded to each NEO for fiscal 2008.

Name	December 2008 Stock Unit Awards (#)
John J. Mack	—
Colm Kelleher	41,997
Walid A. Chammah	—
Gary G. Lynch	31,548
Thomas R. Nides	21,210

(4) See the “2008 Outstanding Equity Awards at Fiscal Year End Table” for additional information regarding stock options held by the NEOs as of November 30, 2008.

(5) Each NEO and director beneficially owned less than 1% of the shares of common stock outstanding. All executive officers and directors as a group as of November 30, 2008 beneficially owned less than 1% of the common stock outstanding.

(6) See “Item 1–Election of Directors” regarding Mr. Hirano’s election to the Board and “Principal Shareholders” regarding MUFG’s beneficial ownership of Company common stock.

Principal Shareholders.    The following table contains information regarding the only persons we know of that beneficially own more than 5% of our common stock.

	Shares of Common Stock Beneficially Owned
Name and Address	Number	Percent
Mitsubishi UFJ Financial Group, Inc.(1) 7-1, Marunouchi 2-chome Chiyoda-ku, Tokyo 100-8330, Japan	310,464,033	22.86%

State Street Bank and Trust Company (State Street)(2) 225 Franklin Street, Boston, MA 02110	144,429,478	13.4%

FMR LLC(3) 82 Devonshire Street, Boston, MA 02109	54,349,804	5.188%

(1) Based on the capitalization of the Company as of November 30, 2008 and the initial conversion rate of 39.604 shares of common stock per share of Series B Preferred Stock, representing an initial conversion price of $25.25 per share of common stock. MUFG filed a Schedule 13D Information Statement on October 23, 2008, as amended on October 30, 2008, disclosing that (i) MUFG acquired 7,839,209 shares of Series B Preferred Stock on October 13, 2008, which may be converted into 310,464,033 shares of common stock at the initial conversion rate, and (ii) based on the number of shares of our common stock outstanding as of September 30, 2008, MUFG beneficially owned approximately 22.62% of the outstanding shares of our common stock, assuming full conversion of the Series B Preferred Stock held by MUFG at the initial conversion rate and no conversion of any other securities not beneficially owned by MUFG that are convertible or exchangeable into shares of our common stock.

(2) Based on a review of the Schedule 13G Information Statement filed on February 17, 2009 by State Street, acting in various fiduciary capacities. The Schedule 13G discloses that State Street had sole voting power as to 43,798,959 shares, shared voting power as to 100,438,041 shares and shared dispositive power as to 144,429,478 shares; that shares held by State Street on behalf of the Trust and a Company-sponsored equity-based compensation program amounted to 9.3% of our common stock as of December 31, 2008; and that State Street disclaimed beneficial ownership of all shares reported therein.

(3) Based on a review of the Schedule 13G Information Statement filed on February 17, 2009 by FMR LLC, Edward C. Johnson 3d and Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR LLC. Certain of the shares listed above are beneficially owned by FMR LLC subsidiaries and related entities. The Schedule 13G discloses that members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC and that FMR LLC, Edward C. Johnson 3d and Fidelity, and their respective affiliates, have had sole voting power as to 2,387,235 shares and sole dispositive power as to 54,349,804 shares.

Executive Compensation

Compensation Discussion and Analysis.    The Compensation, Management Development and Succession (CMDS) Committee is actively involved in the design and execution of Morgan Stanley’s compensation strategy and approves all compensation awarded to our named executive officers (NEOs), as discussed in more detail under “Compensation Governance.” The CMDS Committee met nine times during fiscal 2008, and an additional three times after fiscal year-end in connection with 2008 compensation, and regularly reported to the full Board. This Compensation Discussion and Analysis (CD&A) describes the Company’s executive compensation objectives and policies, analyzes the CMDS Committee’s decisions on NEO compensation in 2008 and discusses executive compensation policy for 2009. The CD&A is organized around four main topics:

I.	Compensation Objectives and Strategy

In order to attract and retain the industry’s top talent and build long-term value for shareholders, Morgan Stanley’s executive compensation program is strategically designed to meet six key objectives, including:

•

Driving Company and Individual Performance.    The core of our executive compensation program emphasizes variable incentive compensation that is clearly and appropriately linked to Company and individual performance. This approach encourages executives to balance increasing financial performance and shareholder value over the fiscal year with achieving the Company’s strategic priorities. It is also designed to reward superior individual performance and promote a long-term view among our executive team.

•

Balancing Short- and Long-Term Performance.    As an executive’s compensation and responsibilities increase, a greater percentage of his or her incentive compensation, relative to other employees, is delivered as long-term awards, rather than cash bonus based on annual results. The CMDS Committee believes that linking incentive compensation to Company results over the fiscal year, and delivering it partially as long-term awards that are subject to market and cancellation risk over the course of several years, helps motivate executives to achieve both short- and long-term financial and strategic goals.

•

Competing Effectively for Top Talent.    The Company competes for talent globally with commercial banks, brokerage firms, hedge funds and other companies offering financial services. The CMDS Committee determines executive compensation, in part, by monitoring competitive pay levels and structures, and making sure our executive compensation programs are competitive across the industry. In 2008, the CMDS Committee added the Morgan Stanley Compensation Incentive Plan (MSCIP), a cash-based long-term incentive plan discussed in Section II.B below, to the Company’s portfolio of long-term incentive vehicles to enhance the competitiveness of our compensation program and broaden the diversity of our long-term incentives.

•

Retaining Key Talent and Protecting the Company’s Interests.    As part of the Company’s effort to retain top talent, our long-term incentive awards include payment and cancellation provisions to protect the Company’s interests and to encourage executives not to leave the Company for a competitor. The Company has also instituted a “clawback” provision that could be triggered if an individual engages in conduct that is detrimental to the Company. In addition, the CMDS Committee approved a new performance-based stock unit program for 2009, discussed in Section IV.B below, under which shares must be earned based on Company performance with respect to core financial metrics over a three-year period and shares ultimately earned may not be sold or transferred until the Company redeems in full all of its securities issued to the U.S. Treasury under the Troubled Asset Relief Program (TARP).

•

Aligning Executive and Shareholder Interests.    The Company delivers a significant portion of long-term incentive compensation in equity to align employee interests to increased shareholder value. In addition, executive officers and members of the Company’s Operating Committee are required to retain at least 75% of the common stock and equity awards received while they serve on the Operating Committee (less allowances for any option exercise price and taxes). Executives are also prohibited from engaging in hedging strategies, selling short or trading derivatives with Company securities. These policies tie a significant portion of our executive officers’ net worth directly to the Company’s stock price.

For 2008, the CMDS Committee decreased the percentage of equity awarded and introduced MSCIP. Given the decline in the Company’s stock price over the past year, the application of traditional equity award levels would have resulted in an unexpectedly large number of shares being granted. This would have significantly reduced the Company’s compensation plan share reserve, contributed to shareholder dilution and potentially resulted in significant but unintended wealth accumulation should the stock price recover.

•

Avoiding Unnecessary or Excessive Risk Taking.    The CMDS Committee works with the Company’s Chief Risk Officer and the CMDS Committee’s independent consultant to ensure that the structure and design of compensation arrangements do not encourage unnecessary and excessive risk-taking that threatens the Company’s interests or violate the Company’s risk management policies. The CMDS Committee, together with the Chief Risk Officer, concluded that Morgan Stanley’s current compensation program does not encourage this kind of behavior, due to our (i) balance of fixed compensation and discretionary short- and long-term incentive compensation, (ii) use of both equity-based and cash-based long-term incentive programs, (iii) equity retention policy and (iv) awards that include cancellation and “clawback” provisions.

II.	Compensation Program for 2008

A.	Overview of Key Actions. Fiscal 2008 was one of the most challenging years ever experienced by the financial industry. Unprecedented market turmoil led to, among other things, the merger of Bear Stearns with JPMorgan Chase, the bankruptcy of Lehman Brothers, the sale of Merrill Lynch to Bank of America, the restructuring of AIG and the failure of numerous regional banks. The adverse market conditions fundamentally reshaped the competitive landscape and led to unprecedented governmental intervention in the financial sector. As with every other company in the industry, these conditions had a significant impact on the Company’s fiscal 2008 performance. The Company’s net income for 2008 was $1.7 billion, compared with $3.2 billion for 2007. Accordingly, the CMDS Committee and senior management took a number of steps consistent with the Company’s “pay-for-performance” philosophy.

Reduction of Compensation:

•

The Company’s three most senior officers—Chairman and CEO John Mack and Co-Presidents Walid Chammah and James Gorman—recommended to the CMDS Committee that they forgo a bonus for fiscal 2008, and the CMDS Committee agreed. For Mr. Mack, this was the second consecutive year he did not receive a bonus.

•

2008 compensation for the 14 members of the Company’s Operating Committee was reduced by an average of 75% from 2007, and 2008 compensation for the 35 members of the Management Committee was reduced by an average of 65% from 2007.

•

Bonus compensation for other employees was also significantly reduced for 2008. Excluding Financial Advisor compensation (which is primarily commission-based), the Company’s 2008 bonus pool was reduced by approximately 50% from 2007.

“Clawback” for Broad-Based Long-Term Incentive Program:

•

The CMDS Committee implemented a “clawback” provision through the newly adopted MSCIP. The clawback could be triggered if an individual engages in conduct detrimental to the Company, such as causing the need for a restatement of financial results, a significant financial loss or other reputational harm to the Company or one of its businesses.

B.	Compensation Components and Design. The following table outlines the compensation and benefits elements provided to the Company’s NEOs for fiscal 2008.

Compensation Element	Description	Other Features and Comments
1. Base Salary	Reflects the executive’s experience and level of responsibility. Is intended to be competitive with salaries for comparable positions at competitors.	Reviewed annually and subject to change, if, among other reasons, the executive’s responsibilities change materially or there are changes in the competitive and market environment.
2. Incentive Compensation
a. General; Mix of Cash and Long-Term Incentives

Performance-based compensation that is at-risk and can vary significantly from year-to-year based on the CMDS Committee’s assessment of both Company and individual performance.

For 2008, incentive compensation consisted of cash bonus and equity and MSCIP long-term incentive awards.

For fiscal 2008, the CMDS Committee approved a tiered incentive compensation formula for NEOs weighted toward long-term incentives. NEOs received between 33% and 38% of incentive compensation as a long-term incentive award, of which 40% was an equity award and 60% was an MSCIP award.

In determining the formula for long-term incentive compensation awards, the CMDS Committee considered the historical mix of cash bonus and long-term incentive awards paid to NEOs of our competitor group, with a focus on encouraging a long-term view.

Compensation Element	Description	Other Features and Comments
b. Equity Awards c. MSCIP Awards

100% of the fiscal 2008 equity award was awarded in the form of restricted stock units (RSUs).

Introduced in 2008. Cash-based mandatory long-term incentive program that offers participants the ability to notionally invest their award in a range of notional investments, including cash-equivalents, funds that track the performance and characteristics of broad fixed income and equity market indices, passively-managed funds that track the performance of more specialized market segments, and actively-managed funds. Participants are unsecured general creditors of the Company with respect to their MSCIP balances.

Fiscal 2008 equity and MSCIP awards are cancelable upon termination of employment if the NEO leaves the Company to join a competitor. As a result, the cost of leaving the Company to go to a competitor can be significant to the NEO. Similarly, a competitor who wants to recruit the NEO would incur a significant cost to replace the NEO’s canceled awards. Other cancellation provisions of fiscal 2008 awards include termination for cause, disclosure of proprietary information and solicitation of employees or clients. MSCIP awards include the “clawback” provision described above.

NEOs’ equity and MSCIP awards are considered vested upon grant. Awards are payable and cancellation provisions lift 50% two years after the grant and 50% three years after the grant.

Shares received upon conversion are subject to the equity retention rules described in Section I above.

3. Voluntary Deferred Compensation Programs	Voluntary programs intended to provide employees with financial planning opportunities consistent with those offered by competitors. No Company contributions are made to these programs. Participants are unsecured general creditors of the Company with respect to their balances.	NEOs may defer from cash bonus on the same terms and conditions as other eligible employees. The programs in which the NEOs participate are described under the “2008 Nonqualified Deferred Compensation Table.”
4. Pension and Retirement

NEOs may be eligible to participate in the Company’s U.S. Excess Benefit Plan (the EB Plan) and the global Supplemental Executive Retirement Plan (the SERP).

The EB Plan was originally intended to compensate for the limitations imposed by the Internal Revenue Service on qualified pension plan benefits and eligible pay. The SERP was originally designed to help attract mid-career hires by compensating them for lost defined-benefit pension benefits as a result of leaving another firm close to retirement.

We believe our current retirement and savings plans serve an important role in attracting senior executives, and that the grandfathering provisions under the EB Plan and the SERP continue to help retain eligible executives.

When it was determined that these plans were no longer needed to remain competitive, they were generally closed to new participants.

Company contributions to defined contribution plans for NEOs are disclosed in the “All Other Compensation” column in the “2008 Summary Compensation Table.”

Defined benefit pension arrangements and supplemental executive retirement plans for NEOs are described under the “2008 Pension Benefits Table.”

Compensation Element	Description	Other Features and Comments
5. Health and Welfare Benefits	All NEOs participate in Company-sponsored health and welfare benefits programs available in the relevant jurisdiction.	For medical plans, the employee’s portion of the premium rises as his or her salary increases (up to certain caps).
6. Personal Benefits	The Company provides limited personal benefits to certain of our NEOs. We believe these benefits are necessary for competitive and security reasons.

Mr. Mack informed the Board that, as of March 10, 2009, he will reimburse the Company for the cost of his personal use of the Company aircraft up to the maximum amount permitted by federal aviation regulations. The Company’s Board-approved policy directs the CEO to use Company aircraft when traveling by air whenever feasible.

Personal benefits provided to NEOs are discussed under the “2008 Summary Compensation Table.”

7. Severance	NEOs are not contractually entitled to cash severance payments upon termination of employment, except with respect to prorated compensation due upon Mr. Mack’s death or disability (described in “Potential Payments Upon Termination or Change-in-Control”).	Upon retirement, NEOs may be eligible to participate in retiree medical coverage under the Morgan Stanley Medical Plan on the same basis as other retired employees.

For 2009 and beyond, the CMDS Committee will continue to review the Company’s compensation and benefit programs to ensure they are consistent with evolving best-practices and fully comply with legislation regarding compensation paid by participants in the TARP Capital Purchase Program.

III.	2008 Compensation Process and Decisions

A.	Factors Considered in 2008 Compensation Decisions

•

Performance Priorities and Metrics.    At the beginning of fiscal 2008, in consultation with the full Board, the CMDS Committee approved specific performance priorities in two key areas: (1) Company financial performance; and (2) client, product and business development.

1.	Company financial performance. The CMDS Committee established the following Company-wide financial performance criteria:

•	Growth in net revenues;

•	Relative returns, as measured by return on equity from continuing operations;

•	Profitability, as measured by profit before taxes and profit before taxes margin;

•	Stock price growth, price-to-earnings ratio and price-to-book value ratio, as measured relative to the Company’s core competitors; and

•	Improved revenue, earnings growth and return on common equity relative to the Company’s core competitors.

2.	Client, product and business development. The CMDS Committee set qualitative priorities for each of our primary business units. For Institutional Securities, they were client development as measured by market share data in global mergers and acquisitions, equity and fixed income underwriting and secondary market trading. For Global Wealth Management, they were productivity, profitability and retention. For Asset Management, they were achievement of growth in target areas.

When the CMDS Committee established these financial performance criteria, the Company’s “investment bank competitors” consisted of Bear Stearns, Goldman Sachs, Lehman Brothers and Merrill Lynch. The Company’s “core competitors” consisted of these investment bank competitors as well as Bank of America, Citigroup, Credit Suisse Group, Deutsche Bank, JPMorgan Chase and UBS.

Due to the merger of Bear Stearns with JPMorgan Chase, the bankruptcy of Lehman Brothers and the sale of Merrill Lynch to Bank of America during fiscal 2008, the investment bank competitor group, as originally defined, was ultimately no longer a useful comparison for assessing the Company’s financial performance. Similarly, relative performance measures established at the beginning of the fiscal year ceased to be relevant during the third quarter of fiscal 2008, as a result of the market-wide financial crisis.

As a result of these changes, the CMDS Committee’s assessment of the Company’s financial performance focused on absolute performance versus prior year performance. The Chief Financial Officer (CFO) reviewed the Company’s financial performance with the Board and the CMDS Committee periodically throughout fiscal 2008.

•

Peer Group Data.    Throughout fiscal 2008, the CMDS Committee reviewed analyses of competitors’ pay levels and structures, including historical compensation data, consultant estimates of competitors’ 2008 compensation, and 2007 compensation for CEOs of other financial services companies. This information was independently prepared or validated by the CMDS Committee’s compensation consultant. This consultant also analyzed five-year trends of executive compensation at investment banks, other financial companies and the top 10 non-financial U.S.-based companies in Fortune’s 2008 Most Admired Companies list. The analysis addressed trends in long-term incentive pay, compensation levels, pay mix and use of equity in compensation programs.

Over the first three quarters of fiscal 2008, the investment bank competitor group had a business mix most similar to that of the Company, while the core competitors included a broader range of more diversified financial services companies. The CMDS Committee and its consultant believe that our core competitor group was representative of the market in which we compete for talent, and that the size of the group provided sufficient comparative data across the range of senior positions at the Company. But, as noted above, the investment bank competitor group ultimately ceased to be a useful comparison for compensation decisions.

•

Relative Pay Considerations.    At the end of fiscal 2008, the CMDS Committee reviewed the relative differences between the compensation for the CEO, other NEOs and other executive officers of the Company as compared to similar differences in 2007.

•

Compensation Expense Considerations.    Prior to determining individual NEO incentive compensation, the CMDS Committee reviewed and considered the relationship between Company performance and compensation expense. The Company accrues compensation expense based on a variety of factors, including the overall performance of the Company.

•

Input and Recommendations from the CEO, Independent Directors and CMDS Committee’s Consultant.    At the end of fiscal 2008, Mr. Mack presented the CMDS Committee with a performance assessment and compensation recommendation for each NEO other than himself. He also recommended that he not receive a bonus for fiscal 2008. The CMDS Committee reviewed these recommendations with its compensation consultant to assess whether they were reasonable compared with the market for executive talent and to determine year-end compensation for NEOs in an executive session. The CMDS Committee also considered input on NEO compensation from the other independent directors. The CMDS Committee also reviewed a report of Mr. Mack’s business and individual accomplishments during the fiscal year.

•

Tax Deductibility under Section 162(m) of the Internal Revenue Code.    Section 162(m) of the Internal Revenue Code limits the deductibility of compensation for certain executive officers (other than the CFO) that is more than $1 million, unless the compensation qualifies as “performance-based.” Our policy, in general, has been to maximize the tax deductibility of compensation for executive officers covered under Section 162(m). To qualify as “performance-based” compensation, the award must be based on objective, pre-established performance criteria approved by shareholders. This formula imposes a cap of 0.5% of our adjusted pre-tax earnings on “performance-based” compensation paid to designated executives who may be subject to the Section 162(m) limit.

As a result of our participation in the TARP Capital Purchase Program, compensation in excess of $500,000 earned by any “senior executive officer” while the U.S. Treasury holds an equity or debt interest in the Company is not deductible, including “performance-based” compensation. For 2008, the $500,000 deductibility limit under the TARP Capital Purchase Program has been pro-rated from the date of the U.S. Treasury’s investment in the Company.

B.	Evaluating Company and Individual Performance

The CMDS Committee finalized fiscal 2008 incentive compensation for NEOs on December 18, 2008, after thoroughly evaluating Company, business unit and individual performance for the year against the metrics and priorities described above. The CMDS Committee specifically considered the following factors in determining NEO incentive compensation:

•

Company Financial Performance.    In November and early December 2008, the CFO reviewed the Company’s year-over-year estimated financial performance for fiscal 2008 with the CMDS Committee. Before finalizing compensation decisions, the CMDS Committee noted that the Company was profitable in 2008 and reviewed the Company’s final financial results, including the Company’s performance with respect to the following pre-established priorities:

•	Growth in Net Revenues: Net revenues were $24.7 billion, 12% below fiscal 2007.

•	Relative Returns, as Measured by Return on Equity from Continuing Operations: The return on average common equity from continuing operations was 5.2%, compared with 7.8% for fiscal 2007.

•	Profitability, as Measured by Profit before Taxes and Profit before Taxes Margin: The Company’s pre-tax profit margin was 9.2% for fiscal 2008, compared with 12.3% for fiscal 2007.

A detailed analysis of the Company’s financial and operational performance for fiscal 2008 is contained in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2008.

•

CEO Performance.    The CMDS Committee evaluated Mr. Mack’s strong leadership throughout an extraordinarily challenging year, as discussed below. Nevertheless, in light of the significant challenges facing the financial industry and the Company, the CMDS Committee did not award a bonus to Mr. Mack for fiscal 2008, per his recommendation. Mr. Mack’s accomplishments included:

•

Taking Prudent Steps to Enable Morgan Stanley to Cope with the Challenging Environment:    Mr. Mack took a number of prudent steps early in fiscal 2008 that helped the Company deliver profitable results, despite the risks and challenges presented by the unprecedented, challenging environment. He also helped ensure the Company had the necessary capital and liquidity positions to weather the financial crisis as it accelerated in September and October 2008. Among other things, under Mr. Mack’s guidance, the Company:

•	Aggressively managed its risk exposures;

•	Substantially lowered the Company’s leverage position relative to peers;

•	Conservatively managed liquidity to navigate through a period of extreme market turbulence, which was critically important in September and October 2008;

•	Increased the Company’s base of stable funding as a percentage of total assets, including equity and long-term debt and deposits;

•

Raised $5 billion in equity capital from China Investment Corp. (CIC) early in fiscal 2008 and an additional $9 billion in capital from Mitsubishi UFJ Financial Group, Inc. (MUFG) as part of a strategic alliance described below;

•	Targeted capital to businesses where Morgan Stanley has leading positions and where the Company believes it will have better risk-adjusted returns;

•	Engaged in a deliberate and focused reduction of balance sheet-intensive businesses within the Institutional Securities business; and

•	Initiated an additional $2 billion in cost savings for 2009, including the annualized effect of previously-announced headcount reductions and additional non-compensation expense savings.

•

Delivering Positive Results for the Full Year:    Mr. Mack’s focus on carefully navigating the challenging market and strengthening Morgan Stanley’s industry-leading client franchise positioned the Company to deliver profitable performance in the first three quarters of fiscal 2008 and positive results for the full year.

•

Working Closely with Regulators, Public Officials, and Industry Leaders:    Mr. Mack has been the Company’s point person with the federal government and the U.S. Treasury throughout the course of this crisis, leveraging his strong relationships to help Morgan Stanley. The government’s direct investment in Morgan Stanley helped strengthen our capital and liquidity positions.

•

Leading Conversion to a Financial Holding Company:    Mr. Mack mobilized an extensive Company effort to apply and win approval for conversion to a financial holding company in a matter of days, a task which typically takes months. This involved intense coordination of legal, financial, and business unit activities and a constant dialogue with regulators and other government officials to ensure the rapid submission, review and approval of the Company’s application. This conversion to a financial holding company secured immediate access to expanded sources of funding and liquidity during the height of the crisis and provides greater opportunities for deposit gathering and retail banking activities for Morgan Stanley in the future.

•

Forging Global Strategic Alliance with MUFG:    Mr. Mack directly negotiated a new alliance with MUFG at the height of the financial crisis, when new funding opportunities were scarce. Mr. Mack secured an investment that further bolstered the Company’s capital and liquidity positions.

•

Laying the Groundwork for the Morgan Stanley Smith Barney Joint Venture:    Mr. Mack supported efforts leading to the formation of the new joint venture with Citigroup announced in January 2009, which will create an industry-leading wealth management franchise with approximately 20,000 high-quality financial advisors and approximately $1.4 trillion in client assets. Morgan Stanley Smith Barney is an important step forward in the Company’s effort to build its wealth management franchise, providing Morgan Stanley with the opportunity to:

•	Further diversify its overall business mix, expanding its presence in this less capital-intensive, higher margin, higher ROE business;

•	Realize substantial scale economies and cost synergies;

•	Capitalize on the best capabilities of each of the Morgan Stanley and Smith Barney wealth management platforms; and

•	Increase its distribution network for capital markets and asset management products.

•

Other Executive Performance.    In determining the compensation of the other NEOs, the CMDS Committee weighed the Company’s overall financial performance, evaluated each NEO’s contributions to the Company’s accomplishments outlined above, and reviewed each NEO’s individual performance. Notwithstanding the individual achievements noted below, the CMDS Committee determined that the Company’s performance in fiscal 2008 warranted significant reductions in compensation for senior executives. Accordingly, the CMDS Committee reduced Mr. Kelleher’s fiscal 2008 compensation by more than 57% from fiscal 2007, did not award any fiscal 2008 bonus to Mr. Chammah, reduced Mr. Lynch’s fiscal 2008 compensation by more than 66% from fiscal 2007 and reduced Mr. Nides’ fiscal 2008 compensation by more than 51% from fiscal 2007.

•

Mr. Kelleher, Chief Financial Officer:    The CMDS Committee evaluated Mr. Kelleher’s role in prudently and proactively managing the Company’s capital and liquidity and overseeing the reduction of its balance sheet. The CMDS Committee also considered Mr. Kelleher’s substantial efforts to develop the Company’s strategic response to the financial crisis, and to communicate effectively with analysts and investors throughout the fiscal year and during periods of extreme market turbulence. In addition, Mr. Kelleher played an important role in the successful execution of investments from CIC, MUFG and the U.S. Treasury.

•

Mr. Chammah, Co-President:    The CMDS Committee evaluated Mr. Chammah’s role in adapting the Institutional Securities business to maintain industry-leading client franchises consistent with the current market environment. Despite challenging market conditions, the Institutional Securities business achieved record financial results in key businesses, including commodities, foreign exchange and equity sales and trading. Mr. Chammah also led the effort, along with Mr. Mack and other members of the Institutional Securities leadership team, to re-size the group’s cost base and headcount to align with current market opportunities and shift resources to businesses with the potential for more attractive risk-adjusted returns. Mr. Chammah also played an important role in aggressively managing the Company’s risk exposures and substantially lowering the Company’s leverage position relative to peers. He also helped secure a number of important client engagements while maintaining leadership positions in many of our key client businesses, despite the market turmoil.

•

Mr. Lynch, Chief Legal Officer:    The CMDS Committee evaluated Mr. Lynch’s role in the conversion of the Company into a financial holding company in an extremely short period of time, as well as his role in quickly assembling a team to analyze the issues and additional responsibilities of the Company as a result of this conversion. The CMDS Committee considered his continued oversight of the Company’s transition after achieving financial holding company status, including his advising senior management and the Board on the significance and added responsibilities of this conversion. This new status allowed the Company to secure immediate access to expanded sources of funding and liquidity during the height of the credit crisis. The CMDS Committee also considered his assistance in the successful execution of investments from CIC, MUFG and the U.S. Treasury, as well as his success in continuing to strengthen the Company’s relationship with key regulators worldwide. In addition, Mr. Lynch was instrumental in resolving a number of legacy legal and regulatory matters.

•

Mr. Nides, Chief Administrative Officer:    The CMDS Committee evaluated Mr. Nides’ roles in advising the Board of Directors and supporting the Company’s strategic initiatives. The CMDS Committee considered his assistance in the successful execution of investments from CIC, MUFG and the U.S. Treasury, as well as his efforts to strengthen the Company’s relationship with investors and regulators worldwide. The CMDS Committee also considered Mr. Nides’ leadership of an intensive effort to communicate with all of the Company’s key stakeholders, particularly during September and October 2008 when market confidence was critical, and his role in effectively managing the Company’s Human Resources, Government Affairs, Communications, Corporate Services and other administrative functions.

C.	Fiscal 2008 Compensation Decisions

The CMDS Committee’s compensation determinations for the NEOs for fiscal 2008 are set forth in the following table.

	Mr. Mack	Mr. Kelleher		Mr. Chammah	Mr. Lynch	Mr. Nides
Cash compensation:
Base salary(1)	$800,000	$322,903		$322,903	$300,000	$300,000
Incentive award:
Cash bonus	—	$2,909,903	(2)	—	$2,372,500	$1,807,500
Restricted stock units(3)	—	$706,878		—	$531,000	$357,000
MSCIP award	—	$1,060,316		—	$796,500	$535,500

Total Reward	$800,000	$5,000,000		$322,903	$4,000,000	$3,000,000

(1) Messrs. Kelleher’s and Chammah’s base salary was £170,000 for fiscal 2008. The amount of British pounds sterling was converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.8994. For 2009, NEO base salaries were adjusted as follows: £325,000 for Mr. Chammah; £220,000 for Mr. Kelleher and $400,000 for Messrs. Lynch and Nides. Mr. Mack’s base salary was not changed for 2009.

(2) Mr. Kelleher’s fiscal 2008 cash bonus paid was paid in British pounds sterling in the amount of £1,531,987. The amount of U.S. dollars was converted to British pounds sterling using the fiscal year average of daily spot rates of $1 to £0.5265.

(3) The number of RSUs awarded was determined by dividing the dollar value of the award by $16.8313, the volume weighted average price of the Company’s common stock on the grant date, December 18, 2008, and rounding down to the nearest whole number. Fractional shares were paid in cash.

In determining fiscal 2008 incentive compensation for our NEOs, the CMDS Committee certified that the compensation awarded to the Company’s covered executive officers under IRS Section 162(m) did not exceed the maximum amount yielded by the application of the shareholder-approved performance formula.

IV.	Changes to Compensation Programs for 2009

A.	New Executive Compensation Strategy for 2009. In the months ahead, the Company and the CMDS Committee will continue to evaluate our executive compensation practices in light of industry best practices, the Company’s performance and the wider economic environment. Throughout, the Company and the CMDS Committee are committed to being as transparent as possible about our executive compensation strategy for 2009.

The Company was part of the initial group of financial institutions participating in the TARP Capital Purchase Program, and on October 26, 2008 entered into a Securities Purchase Agreement–Standard Terms with the U.S. Treasury pursuant to which, among other things, the Company sold preferred stock and warrants to the U.S. Treasury. As a participant in the TARP Capital Purchase Program, the Company acknowledges its responsibilities to both its shareholders and the American taxpayers. As discussed in Section IV.C below, the Company has amended its compensation and benefits programs to comply with the initial restrictions set forth in the Emergency Economic Stabilization Act of 2008 (EESA), prior to the amendment of the act in 2009. The American Recovery and Reinvestment Act of 2009 (ARRA) was signed into law on February 17, 2009. ARRA amends EESA and contains additional restrictions on executive compensation applicable to institutions that receive TARP capital, including companies that participated in the TARP Capital Purchase Program prior to enactment of ARRA. ARRA will provide further restrictions on the amount and type of compensation we pay to our executive officers and certain other highly compensated employees; however, the details of those restrictions will not be known until the Treasury Department proposes and finalizes regulations to effectuate the law. The CMDS Committee will continue to review the Company’s compensation and benefit programs to ensure that it fully complies with applicable law, including ARRA and any related regulations.

Subject to changes required by ARRA or other applicable laws and regulations, the CMDS Committee is committed to moving further away from an executive compensation program focused largely on annual incentive awards towards one that is balanced between fixed, short-term and long-term compensation. At this time, we expect that the new executive compensation program will be comprised of three key elements (in addition to retirement and health and welfare benefits):

•

Fixed Compensation:    Base salary that is reviewed at least annually. The CMDS Committee will continue to review the relative contribution of base salaries to total reward during 2009, including in light of ARRA and related regulations.

•

Incentives Based on Annual Performance:    At-risk compensation based on Company performance over a one-year period against multiple financial performance metrics, as established by the CMDS Committee, as well as individual performance. Annual incentives may include equity awards and/or cash-based long-term incentive awards.

•

Long-Term Performance-Based Compensation:    At-risk compensation based on Company performance over a multi-year performance period against multiple financial performance metrics, as established by the CMDS Committee prior to grant. Details of this new long-term performance-based compensation program, which was approved by the CMDS Committee for 2009, are outlined below.

B.	New Long-Term Performance-Based Compensation Program for 2009. In February 2009, the CMDS Committee approved a new performance-based stock unit program under the Company’s 2007 Equity Incentive Compensation Plan. This program is designed to link executive compensation to the Company’s long-term financial performance, and to focus a greater portion of total compensation on long-term results rather than a one-year performance period. The program supersedes the performance stock option plan approved in January 2008. Subject to changes required by law and market conditions, we expect initial grants under this new program will be made to certain senior executives before or at the time that the CMDS Committee determines compensation for 2009.

Under this program, stock units awarded to senior executives will be forfeited unless predetermined performance goals are satisfied over a three-year period. At the conclusion of that period, earned stock units will convert to shares of Company common stock. Shares underlying the performance units (excluding shares withheld for the payment of taxes) may not be sold or otherwise transferred by the executives until the Company fully redeems all of its preferred stock (Series D) issued to the U.S. Treasury under TARP, plus any accrued and unpaid dividends. Further, if the CMDS Committee later determines that any portion of the shares earned was based on materially inaccurate financial statements of the Company, this portion will be subject to clawback by the Company. The performance stock units will not provide for voting or dividend equivalent rights before they are converted to Company stock.

The performance stock unit awards will be tied directly to the Company’s long-term core financial metrics—specifically:

1.	One-third of the target performance stock unit award will be based on the Company’s return on average common shareholders’ equity (average ROE) over the three-year performance period. The number of stock units ultimately earned will be determined by multiplying one-third of the target award according to the following grid:

MS 3-Year Average ROE*	Multiplier
18% or more	2.00
12%	1.00
7.5%	0.25
less than 7.5%	0.00

*	If average ROE is between two of the thresholds noted above, the number of performance stock units earned will be determined by straight line interpolation between the two thresholds.

2.	One-third of the performance stock unit award will be based on the Company’s average ROE relative to the average ROE of a “Comparison Group” over the three-year period. The “Comparison Group” for the program will consist of other financial industry companies. The number of stock units ultimately earned will be determined by multiplying one-third of the target award according to the following grid:

MS ROE Rank or MS TSR Rank, as applicable*	Multiplier
1	2.00
2	1.67
3	1.33
4	1.00
5	0.75
6	0.50
7	0.25
8	0.00

*	If the composition of the Comparison Group is affected by a corporate event, the grid will be adjusted based on the number of members of the Comparison Group remaining at the end of the performance period.

3.	One-third of the award will be based on the Company’s total shareholder return (TSR) relative to the TSR of the members of the Comparison Group over the three-year period. The number of performance stock units ultimately earned will be determined by multiplying one-third of the target award according to the immediately preceding grid.

C.	Changes to Executive Officer Compensation Resulting From TARP Capital Purchase Program Participation. As a recipient of TARP capital, the Company has ensured that the compensation and benefit programs for its “Senior Executive Officers” (generally, the CEO, CFO and three other most highly paid executive officers) are consistent with initial restrictions set forth in EESA. Each NEO executed a waiver of claims relating to the initial TARP Capital Purchase Program compensation limits. The CMDS Committee will continue to review the Company’s compensation and benefit programs to ensure that it fully complies with applicable law, including ARRA and any related regulations. Among other initial restrictions set forth under EESA:

•

During the time the U.S. Treasury holds an equity or debt interest in the Company, the Senior Executive Officers may not receive any “golden parachute” payment or benefit upon an involuntary termination of employment (or termination in connection with bankruptcy, insolvency or receivership). Morgan Stanley currently has no such “golden parachute” provisions in place.

•

During the time the U.S. Treasury holds an equity or debt interest in the Company, any incentive compensation that is paid to a Senior Executive Officer during this period must be subject to “clawback” if based on materially inaccurate financial statements or performance criteria. Morgan Stanley’s “clawback” provision in MSCIP awards goes beyond TARP requirements because it applies to a broad group of Morgan Stanley employees and can be triggered by a range of actions and events.

•

No tax deduction may be claimed by the Company for compensation in excess of $500,000 paid to Senior Executive Officers for services during any year in which the U.S. Treasury holds an equity or debt position in the Company. For 2008, the $500,000 deductibility limit under the Capital Purchase Program is pro-rated from the date of the U.S. Treasury’s investment in the Company. No such tax deductions will be claimed by Morgan Stanley for the portion of 2008 following the U.S. Treasury’s investment in the Company.

•

The CMDS Committee must meet annually with senior risk officers to review the relationship between risk management policies and practices and executive officer incentive compensation and must annually certify to its risk review in the CD&A. The CMDS Committee, in consultation with the Company’s Chief Risk Officer, concluded that current compensation programs do not encourage unnecessary and excessive risk-taking that could threaten the Company’s value. See also Section I above.

Compensation, Management Development and Succession Committee Report.

We, the Compensation, Management Development and Succession Committee of the Board of Directors of Morgan Stanley, have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on such review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2008 filed with the SEC.

We hereby certify that we have reviewed with the Company’s Chief Risk Officer the Senior Executive Officer (as such term is defined by the Emergency Economic Stabilization Act of 2008) incentive compensation arrangements and have made reasonable efforts to ensure that such arrangements do not encourage Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the financial institution.

Respectfully submitted,

C. Robert Kidder, Chair

Erskine B. Bowles

Donald T. Nicolaisen

2008 Summary Compensation Table.    The following table summarizes the compensation of our named executive officers in the format specified by the SEC. Our NEOs are our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers as determined by their total compensation for the fiscal year ended November 30, 2008 set forth in the table below, excluding, in accordance with SEC rules, the amount in the column captioned “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” Compensation in the table below includes not only compensation earned for services in the applicable fiscal year but, in the case of stock awards and option awards, compensation earned for services in prior fiscal years but recognized as an expense for financial statement reporting purposes with respect to the fiscal years reported in the table. See also “Award Values in the Compensation Discussion and Analysis and the 2008 Summary Compensation Table” below.

2008 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(2)		Stock Awards ($)(3)(4)		Option Awards ($)(3)(5)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
John J. Mack	2008	800,000	(8)	—	(9)	—	(9)	—	(9)	—	435,097	1,235,097
Chairman and Chief Executive Officer	2007	800,000		—	(9)	—	(9)	11,461	(9)	391,844	399,153	1,602,458

Colm Kelleher	2008	322,903	(10)	3,970,219	(11)	728,122		—		176,634	2,244,804	7,442,682
Chief Financial Officer	2007	339,603		6,929,843		8,648,512		2,780,951		170,100	2,146,680	21,015,689

Walid A. Chammah* Co-President	2008	322,903	(10)	—	(9)	45,189	(9)	—	(9)	12,898	823,608	1,204,598

Gary G. Lynch	2008	300,000		3,169,000		531,000		—		11,511	6,100	4,017,611
Chief Legal Officer	2007	300,000		6,308,375		5,266,625		1,046		17,818	6,100	11,899,964

Thomas R. Nides	2008	300,000		2,343,000		357,000		—		2,487	140,895	3,143,382
Chief Administrative Officer	2007	300,000		3,936,250		1,938,750		434		7,033	150,681	6,333,148

*  Mr. Chammah became Co-President, effective December 1, 2007. Mr. Chammah was not an executive officer of the Company during fiscal 2007.

(1) Includes elective deferrals to the Company’s employee benefit plans.

(2) Includes elective deferrals to the Company’s employee benefit plans. For fiscal 2008, includes 2008 annual cash bonus amounts paid in January 2009 and amounts awarded under the Morgan Stanley Compensation Incentive Plan (MSCIP) for performance in fiscal 2008:

Name	2008 Cash Bonus ($)	2008 MSCIP Award ($)	Total ($)
John J. Mack	—	—	—
Colm Kelleher	2,909,903	1,060,316	3,970,219
Walid A. Chammah	—	—	—
Gary G. Lynch	2,372,500	796,500	3,169,000
Thomas R. Nides	1,807,500	535,500	2,343,000

The fiscal 2008 MSCIP awards are scheduled to be distributed according to the following schedule: 50% on January 2, 2011 and 50% on January 2, 2012, and are subject to cancellation and clawback. For further details on MSCIP awards, see the “Compensation Discussion and Analysis” beginning on page 13.

(3) Represents amounts recognized as an expense in the Company’s financial statements for the relevant fiscal year related to all RSUs (including fractional RSUs settled in cash at grant) or stock options, as applicable, awarded to the NEOs. See “Award Values in the Compensation Discussion and Analysis and the 2008 Summary Compensation Table” below. For the value of RSUs granted to each NEO for services to the Company in fiscal 2008, see the table in the “Compensation Discussion and Analysis” on page 22. For the value of RSUs granted to each NEO for services to the Company in fiscal 2007, see the “2008 Grants of Plan-Based Awards Table.”

(4) The grant date fair value of RSU awards included in the table was based on the volume weighted average price of the common stock on the grant date. The amount recognized as an expense related to RSUs in the Company’s financial statements for fiscal 2008 represents:

•

For Mr. Kelleher, the sum of (i) $706,878, the grant date fair value of the RSU award granted on December 18, 2008 for services in fiscal 2008 and (ii) $21,244 of expense related to an RSU award granted as part of fiscal 2004 compensation that was expensed over the service period.

•	For Mr. Chammah, $45,189 of expense related to an RSU award granted as part of fiscal 2004 compensation that was expensed over the service period.

•	For Messrs. Lynch and Nides, the grant date fair value of RSU awards granted on December 18, 2008 as part of fiscal 2008 compensation.

The amount recognized as an expense related to RSUs in the Company’s financial statements for fiscal 2007 represents:

•

For Mr. Kelleher, the sum of (i) $4,430,555, the grant date fair value of the RSU award for services in fiscal 2007 that were granted on December 20, 2007 and (ii) $4,217,957 of expense related to RSU awards for services in fiscal 2003, 2004, 2005 and 2006 that were expensed over the service period.

•	For Messrs. Lynch and Nides, the grant date fair value of RSU awards for services in fiscal 2007 that were granted on December 20, 2007.

(5) No stock options were awarded to the NEOs for services in fiscal 2008 or fiscal 2007. The amount recognized as an expense related to stock options in the Company’s financial statements for fiscal 2007 represents:

•	For Messrs. Mack, Lynch and Nides, additional expense recognized in connection with the equitable adjustment of outstanding stock options to reflect the Discover spin-off.

•

For Mr. Kelleher, additional expense recognized in connection with the equitable adjustment of outstanding stock options to reflect the Discover spin-off and expense related to stock option awards granted as part of fiscal 2003 compensation and fiscal 2006 compensation that were expensed over the service period.

As of November 30, 2008, all outstanding Company stock options had no intrinsic value because the exercise price of each stock option was greater than $14.75, the closing price of the Company’s common stock on November 28, 2008 (the last trading day of fiscal 2008).

(6) The following table lists the change in pension value and the amount of any above-market earnings on nonqualified deferred compensation plans for the NEOs for fiscal 2008. Negative amounts included below are reflected as having zero value in the 2008 Summary Compensation Table.

Name	2008 Change in Pension Value ($)(a)	2008 Above-Market Earnings on Nonqualifed Deferred Compensation ($)(b)
John J. Mack	(258,651)	—
Colm Kelleher	168,966	7,668
Walid A. Chammah	12,898	—
Gary G. Lynch	11,511	—
Thomas R. Nides	2,487	—

(a)

The “2008 Change in Pension Value” equals the aggregate increase from November 30, 2007 to November 30, 2008 in the actuarially determined present value of the accumulated benefit under the Company-sponsored defined benefit pension plans during the measurement period. Mr. Mack experienced a decrease in the present value of his accumulated benefit primarily due to the increase in the discount rate from 6.34% to 7.52%. See the “2008 Pension Benefits Table.” Changes in present value also reflect the effect of an additional year of pension accrual. The present value at November 30, 2007 is based on a 6.34%

discount rate and the RP-2000 White Collar Combined Mortality Table projected to 2015 with Scale AA, for Males and Females. The present value at November 30, 2008 is based on a 7.52% discount rate and the RP-2000 White Collar Combined Mortality Table projected to 2015 with Scale AA, for Males and Females. Present values are determined using an interest-only discount before retirement. Post-retirement discounts are based on interest and mortality. For each plan, the assumed benefit commencement date is the earliest age at which the executive can receive unreduced benefits under that plan.

During 2008, the Company changed its pension measurement date from September 30 to November 30. The change in pension value for the period October 1, 2007 to November 30, 2007 for Messrs. Mack, Kelleher, Chammah, Lynch and Nides was $24,770, $56,074, $21,107, $186, and $175, respectively, and is based on a 6.34% discount rate and the RP-2000 White Collar Combined Mortality Table projected to 2015 with Scale AA for Males and Females, the assumptions used for the 2007 measurement period.

(b)

The “2008 Above-Market Earnings on Nonqualifed Deferred Compensation” equals the aggregate increase, if any, in the value of the NEOs’ accounts under the Company’s nonqualified deferred compensation plans at November 30, 2008 (without giving effect to any distributions made during fiscal 2008) from December 1, 2007 that are attributable to above-market earnings. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the earnings credited on deferred compensation.

(7) For fiscal 2008, the “All Other Compensation” column includes (a) contributions made by the Company under our defined contribution plans and (b) perquisites and other personal benefits, as detailed below. Perquisites are valued based on the aggregate incremental cost to the Company. Any of the perquisites and other personal benefits listed below but not separately quantified do not individually exceed the greater of $25,000 or 10% of the total amount of all perquisites received by the NEO. In addition, our NEOs may participate on the same terms and conditions as other investors in investment funds that we may form and manage primarily for client investment, except that we may waive or lower applicable fees and charges for our employees.

(a)

The Company contributions to the Morgan Stanley U.K. Group Pension Plan for Mr. Kelleher during fiscal 2008 totaled £25,500 ($48,435). The amount of British pounds sterling was converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.8994. For each of Messrs. Mack, Lynch and Nides, the Company’s 401(k) matching contribution for 2008 was $6,100 and was allocated to the Morgan Stanley stock fund.

(b)

Mr. Mack informed the Board that, as of March 10, 2009, he will reimburse the Company for the cost of his personal use of the Company aircraft up to the maximum amount permitted by federal aviation regulations. The Company’s Board-approved policy directs the Chairman and CEO to use the Company aircraft when traveling by air whenever feasible. Mr. Mack’s amounts for fiscal 2008 include $368,675, reflecting personal use of Company aircraft. The value of personal use of Company aircraft includes variable costs incurred in connection with personal flight activity, and does not include fixed costs of owning and operating the Company aircraft. The value was calculated for fiscal 2008 based on the incremental cost of personal travel, including: landing, parking and flight planning expenses; crew travel expenses; supplies and catering; aircraft fuel and oil expenses per hour of flight; maintenance, parts and external labor per hour of flight; and customs, foreign permits and similar fees. In addition, the aggregate incremental cost associated with repositioning the aircraft was $8,667. The amount reported also includes $46,520 related to security provided to Mr. Mack, based on actual costs. The amount reported also includes personal use of a Company-furnished car.

Mr. Kelleher is covered by Morgan Stanley’s overseas assignment policy, which is designed to eliminate any financial detriment or gain from the overseas assignment. Mr. Kelleher’s amounts include $2,196,369 related to his overseas assignment and his entitlements under the policy, including housing expenses, tax reimbursements and tax equalization payments, financial advisory and tax planning services, reimbursement for educational costs and cost of living adjustments.

Mr. Chammah is covered by a modified expatriate package with Morgan Stanley regarding his transfer to the UK, with a cost to the Company of $790,150 for fiscal 2008 (converted from British pounds sterling to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.8994). The amount reported also includes personal use of Company aircraft.

Pursuant to a written agreement with the Company, Mr. Nides was reimbursed for reasonable commuting and other personal expenses of $73,950 related to travel between his home in Washington D.C. and the Company’s offices in New York and tax reimbursements of $58,595 related to imputed income for these expenses. These expenses include the cost of airfare, car service and housing arrangements.

(8) Mr. Mack’s employment agreement provides that his annual base salary cannot be less than $775,000, the base salary provided to our CEO who immediately preceded him.

(9) Mr. Mack did not receive any bonus for fiscal 2008 or fiscal 2007 and Mr. Chammah did not receive any bonus for fiscal 2008.

(10) Messrs. Kelleher’s and Chammah’s base salary was £170,000 for fiscal 2008. The amount of British pounds sterling was converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.8994.

(11) Mr. Kelleher’s fiscal 2008 cash bonus paid in January 2009 was $2,909,903 and was paid in British pounds sterling in the amount of £1,531,987. The amount of U.S. dollars was converted to British pounds sterling using the fiscal year average of daily spot rates of $1 to £0.5265.

Award Values in the Compensation Discussion and Analysis and the 2008 Summary Compensation Table

The “2008 Summary Compensation Table” was prepared in accordance with SEC regulations and values equity awards based principally on the treatment of compensation expense in the income statement under the applicable accounting rule, currently Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R). For this reason, the values disclosed for RSUs for Messrs. Kelleher and Chammah in the “Stock Awards” column of the “2008 Summary Compensation Table” for fiscal 2008 and fiscal 2007 differ from the values disclosed for awards granted as part of fiscal 2008 compensation in the table that appears in the “Compensation Discussion and Analysis” on page 22 and from the values disclosed for awards granted as part of fiscal 2007 compensation in the “2008 Grants of Plan-Based Awards Table.” Also for this reason, the “Option Awards” column of the “2008 Summary Compensation Table” includes values for 2007, even though no stock options were awarded to the NEOs for fiscal 2007.

In general, under SFAS No. 123R, an equity award is expensed over the service period of the award. If the employee is retirement-eligible at grant under the terms of the award, then the award is expensed over a service period prior to the grant date. Fiscal 2008 RSUs awarded to the NEOs are not canceled upon a termination of employment, provided that the NEO does not leave the Company to join a competitor and the NEO has complied with the other cancellation provisions of the award; therefore, the fiscal 2008 awards are considered vested at grant. In accordance with SFAS No. 123R, we expensed RSU awards that were granted to our NEOs in December 2008 for performance in fiscal 2008 over the 2008 fiscal year (the service period of the award) and prior to the grant date. Therefore, the full SFAS No. 123R grant date value of these RSUs is disclosed in the “Stock Awards” column of the above table for Messrs. Kelleher, Lynch and Nides. Messrs. Mack and Chammah did not receive any RSUs for performance in fiscal 2008. Messrs. Kelleher and Chammah hold Company RSU awards that were previously granted in respect of prior fiscal years and either (i) they were not retirement-eligible at grant under the award terms or (ii) the awards were granted prior to the adoption of SFAS No. 123R. The portion of these awards that was expensed during fiscal 2008 for Mr. Chammah is the value set forth in the “Stock Awards” column of the “2008 Summary Compensation Table” and the portion of these awards that was expensed during fiscal 2008 for Mr. Kelleher is aggregated with the expense for Mr. Kelleher’s fiscal 2008 annual RSU awards in the “Stock Awards” column of the 2008 Summary Compensation Table.

2008 Grants of Plan-Based Awards Table.    The following table sets forth information with respect to the RSUs granted under the Morgan Stanley 2007 Equity Incentive Compensation Plan to each NEO during fiscal 2008. Equity awards granted for performance in fiscal 2007 are reported below because they were granted on December 20, 2007, during fiscal 2008. In other words, although this table reports RSU awards for Mr. Chammah, the RSUs were granted as part of his fiscal year 2007 compensation and were expensed during fiscal 2007. Mr. Chammah did not receive any RSUs for performance in fiscal 2008.

2008 Grants of Plan-Based Awards Table(1)

Name	Grant Date (mm/dd/yyyy)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
John J. Mack	—	—	—	—	—

Colm Kelleher	12/20/2007	87,098	—	—	4,430,553

Walid A. Chammah	12/20/2007	173,679	—	—	8,834,808

Gary G. Lynch	12/20/2007	103,533	—	—	5,266,579

Thomas R. Nides	12/20/2007	38,112	—	—	1,938,704

(1) The table does not include awards granted to Messrs. Kelleher, Lynch and Nides in December 2008 for performance in fiscal 2008, although the compensation expense for their fiscal 2008 awards was recognized in fiscal 2008 and is included in the “2008 Summary Compensation Table” for fiscal 2008. For the value of RSUs granted in December 2008 for performance in fiscal 2008, see the table that appears in the “Compensation Discussion and Analysis” on page 22.

(2) The RSUs are scheduled to convert to shares according to the following schedule: 50% on January 2, 2010 and 50% on January 2, 2011. The NEOs are entitled to receive dividend equivalents on the RSUs, which are paid currently and may be paid in cash, shares of our common stock, or a combination thereof, at the Company’s discretion. The NEOs may direct the vote of the shares underlying the RSUs. The NEOs are retirement-eligible under the award terms and, therefore, the awards are considered vested at grant; however, the RSUs are subject to cancellation if a cancellation event occurs at any time prior to the scheduled conversion date. For further details on cancellation of awards, see “Potential Payments Upon Termination or Change-in-Control.”

(3) Represents the fair value in accordance with SFAS No. 123R of the RSUs as of the grant date. The grant date fair value of the RSUs is based on $50.87, the volume weighted average price of the common stock on the grant date. The market value of the RSUs, which have not yet converted to shares, decreased by approximately 71% from the grant date as of November 30, 2008, based on the $14.75 closing price of the common stock on November 28, 2008 (the last trading day of fiscal 2008).

2008 Outstanding Equity Awards at Fiscal Year End Table.    The following table discloses the number of shares covered by unexercised stock options and unvested RSUs held by our NEOs on November 30, 2008. Each NEO is retirement-eligible under his RSU award terms and, therefore, all of his outstanding RSU awards are considered vested and, in accordance with SEC rules, are not included in this table. Outstanding RSUs held by the NEOs on November 30, 2008 are disclosed in the “Stock Ownership of Directors and Executive Officers” table. As of November 30, 2008, the stock options held by the NEOs had no intrinsic value because the exercise price of each stock option was greater than $14.75, the closing price of the Company’s common stock on November 28, 2008 (the last trading day of fiscal 2008).

2008 Outstanding Equity Awards at Fiscal Year End Table

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date (mm/dd/yyyy)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
John J. Mack	117,215	—	30.3373	1/2/2009	—	—
	108,156	—	36.4099	1/2/2009
	77,530	—	64.0450	1/2/2009
	325,664	—	51.1836	1/2/2010
	313,238	—	55.6085	1/2/2011
	—	210,252	66.7260	12/12/2016

Total	941,803	210,252

Colm Kelleher	12,062	—	51.1836	12/2/2009	—	—
	13,429	—	55.6085	12/2/2010
	27,101	—	48.5345	12/2/2011
	22,775	—	36.2209	12/2/2012
	40,201	—	47.1909	12/2/2013
	—	144,551	66.7260	12/12/2016

Total	115,568	144,551

Walid A. Chammah	35,349	—	51.1836	1/2/2010	—	—
	27,985	—	55.6085	1/2/2011
	63,355	—	48.5345	1/2/2012
	70,036	—	48.1891	1/2/2012
	276,705	—	40.6569	1/2/2012
	74,542	—	36.2209	1/2/2013
	88,999	—	47.1909	1/2/2014
	—	63,572	66.7260	12/12/2016

Total	636,971	63,572

Gary G. Lynch	—	41,474	66.7260	12/12/2016	—	—

Total	—	41,474

Thomas R. Nides	—	17,834	66.7260	12/12/2016	—	—

Total	—	17,834

(1) The stock option awards in this table, all of which are vested, became or will become exercisable as shown in the following table:

Option Expiration Date (mm/dd/yyyy)	Exercise Schedule
1/2/2009	The award became exercisable in three equal installments on 1/2/1999, 1/2/2000 and 1/2/2001. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2004.
12/2/2009	75% of the award became exercisable on 1/2/2000. The remaining 25% became exercisable on 1/2/2005. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2005.
1/2/2010	75% of the award became exercisable on 1/2/2000. The remaining 25% became exercisable on 1/2/2005. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2005.
12/2/2010	100% of the award became exercisable on 1/2/2003. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2006.
1/2/2011	100% of the award became exercisable on 1/2/2003. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2006.
12/2/2011	100% of the award became exercisable on 1/2/2004. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2007.
1/2/2012

With respect to Mr. Chammah’s award of 63,355 stock options, 100% of the award became exercisable on 1/2/2004. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2007.

With respect to Mr. Chammah’s award of 70,036 stock options, 100% of the award became exercisable on 1/2/2005. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2007.

With respect to Mr. Chammah’s award of 276,705 stock options, the award became exercisable in three equal installments on 1/2/2003, 1/2/2004 and 1/2/2005. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2007.

12/2/2012	100% of the award became exercisable on 1/2/2005. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2008.
1/2/2013	100% of the award became exercisable on 1/2/2005. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2008.
12/2/2013	50% of the award became exercisable on 1/2/2006 and 50% of the award became exercisable on 1/2/2007. The shares acquired upon exercise remain subject to cancellation and transfer restrictions until 1/2/2009.
1/2/2014	50% of the award became exercisable on 1/2/2006 and 50% of the award became exercisable on 1/2/2007. The shares acquired upon exercise remain subject to cancellation and transfer restrictions until 1/2/2009.
12/12/2016	50% of the award became exercisable on 1/2/2009 and 50% of the award is scheduled to become exercisable on 1/2/2010. The shares acquired upon exercise remain subject to cancellation and transfer restrictions until 1/2/2010.

(2) Stock options were granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant and were subsequently equitably adjusted to reflect the Discover spin-off.

2008 Option Exercises and Stock Vested Table.    The following table contains information about stock options exercised by the NEOs during fiscal 2008 and RSUs held by the NEOs that vested during fiscal 2008. Equity awards granted for performance in fiscal 2007 are reported below because they were granted on December 20, 2007, during fiscal 2008, and are considered vested at grant. These RSUs are also disclosed in the “2008 Grants of Plan-Based Awards Table.” The table does not include RSU awards granted as part of fiscal 2008 compensation after our fiscal year-end in December 2008.

2008 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
John J. Mack	—	—	—	—

Colm Kelleher	—	—	87,098	4,430,553

Walid A. Chammah	—	—	173,679	8,834,808

Gary G. Lynch	—	—	103,533	5,266,579

Thomas R. Nides	—	—	38,112	1,938,704

(1) Consists of fiscal 2007 RSUs, which were granted in December 2007. The RSUs are scheduled to convert to shares according to the following schedule: 50% on January 2, 2010 and 50% on January 2, 2011. The NEOs are retirement-eligible under the award terms and, therefore, the awards are considered vested at grant; however, these RSUs remain subject to cancellation and the underlying shares have not yet been delivered. For further details on the cancellation of awards, see “Potential Payments Upon Termination or Change-in-Control.”

(2) The value realized represents the fair value in accordance with SFAS No. 123R of the RSUs as of the grant date. The grant date fair value of the RSUs is based on $50.87, the volume weighted average price of the common stock on the grant date. The market value of the RSUs, which have not yet converted to shares, decreased by approximately 71% from the grant date as of November 30, 2008, based on the $14.75 closing price of the common stock on November 28, 2008 (the last trading day of fiscal 2008).

2008 Pension Benefits Table.    The table below discloses the present value of accumulated benefits payable to each of the NEOs and the years of service credited to each NEO under the Company’s retirement plans as of November 30, 2008.

2008 Pension Benefits Table

Name	Plan Name(1)	Number of Years Credited Service		Retirement Age for Full Benefits	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
John J. Mack	Morgan Stanley Employees Retirement Plan	31		65	1,049,345	—
	Morgan Stanley & Co. Incorporated Excess Benefit Plan	35	(3)	64	3,018,079	—

Colm Kelleher	Morgan Stanley U.K. Group Pension Plan	7	(4)	60	106,254	—
	Morgan Stanley Supplemental Executive Retirement Plan	19		60	342,601	—

Walid A. Chammah	Morgan Stanley Employees Retirement Plan	14		65	147,161	—
	Morgan Stanley & Co. Incorporated Excess Benefit Plan	14		60	211,075	—
	Morgan Stanley Supplemental Executive Retirement Plan	15		60	430,990	—

Gary G. Lynch(5)	Morgan Stanley Employees Retirement Plan	2		65	29,515	—

Thomas R. Nides(5)	Morgan Stanley Employees Retirement Plan	3		65	19,811	—

(1) Supplemental Executive Retirement Plan (SERP) benefits are shown if the participant is grandfathered under the SERP, even if the eligibility requirements (i.e., age 55, five years of service, and age plus service totals at least 65) have not been met as of the current date. See the discussion under “Excess Benefit Plan and Supplemental Executive Retirement Plan” following this table.

(2) During 2008, the Company changed its pension measurement date from September 30 to November 30. The present value at November 30, 2008 is based on a 7.52% discount rate and the RP-2000 White Collar Combined Mortality Table projected to 2015 with Scale AA, for Males and Females. Present values are determined using an interest-only discount before retirement. Post-retirement discounts are based on interest and mortality. For each plan, the assumed benefit commencement date is the earliest age at which the executive can receive unreduced benefits under that plan.

(3) Under the terms of the Company’s employment agreement with Mr. Mack, for purposes of determining Credited Service under the Morgan Stanley & Co. Incorporated Excess Benefit Plan (the EB Plan), Mr. Mack is treated as if he had not terminated employment with the Company in 2001. This adjustment adds four years of credited service to Mr. Mack’s otherwise calculated credited service. The present value of the benefit that results from the additional years of credited service is $477,633. This amount is included in his Present Value of Accumulated Benefits shown for the EB Plan in this table.

(4) Mr. Kelleher participates in the Morgan Stanley U.K. Group Pension Plan (U.K. Pension Plan), a defined contribution plan that provided defined benefit pension accruals until October 1, 1996. As of October 1, 1996, Mr. Kelleher’s accrued defined benefit under the U.K. Pension Plan was converted to an account balance, the value of which is £55,940 ($106,254) as of November 30, 2008. If the value of the account balance relating to the pre-October 1996 portion of Mr. Kelleher’s U.K. Pension Plan benefit, adjusted for investment experience until the payment date, is greater than the value of the guaranteed minimum pension under the U.K. Pension Plan, no defined benefit pension is payable. If the value of the guaranteed minimum pension, determined in accordance with U.K. laws, is greater than the value of the adjusted account balance, the guaranteed minimum pension is payable, in addition to any defined contribution amount payable for the period after September 30, 1996. Mr. Kelleher had seven years of credited service in the U.K Pension Plan at the time his accrued benefit was converted to an account balance. The amount shown in the table for Mr. Kelleher does not include defined contribution benefits that were accrued after September 30, 1996. The amount of British pounds sterling was converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.8994.

(5) Messrs. Lynch and Nides will not be vested in the Employees Retirement Plan until completion of at least five years of vesting service.

The following is a description of the material terms with respect to each of the plans referenced in the table above.

Employees Retirement Plan

Substantially all of the U.S. employees of the Company and its U.S. affiliates hired before July 1, 2007, other than certain employees in the Company’s mortgage business, are covered after one year of service by the Employees Retirement Plan (ERP), a non-contributory, defined benefit pension plan that is qualified under Section 401(a) of the Internal Revenue Code. Annual benefits are equal to 1% of eligible earnings plus 0.5% of eligible earnings in excess of Social Security covered compensation for each year of service. Eligible earnings generally include all taxable compensation, other than certain equity-based and nonrecurring amounts, up to $170,000 per year. ERP participants who, as of January 1, 2004, had age plus service equal to at least 65 and who had been credited with five years of service, receive benefits determined under the ERP’s pre-2004 benefit formula, if greater. Pre-2004 benefits equal 1.15% of final average salary, plus 0.35% of final average salary in excess of Social Security covered compensation, in each case multiplied by credited service up to 35 years, where final average salary is base salary, up to specified limits set forth in the plan, for the highest paid 60 consecutive months of the last 120 months of service. Benefits are payable as an annuity at age 65 (or earlier, subject to certain reductions in the amounts payable). Under the pre-2004 provisions of the ERP benefit are payable in full at age 60 and reduced 4% per year for retirements between ages 55 and 60 for employees who retire after age 55 with 10 years of service. The ERP was closed to new participants, effective July 1, 2007, and was replaced by a retirement contribution to the Company’s 401(k) Plan. Messrs. Mack, Chammah, Lynch and Nides participated in the ERP during 2008. Mr. Mack is eligible for early retirement under the ERP.

Excess Benefit Plan and Supplemental Executive Retirement Plan

Mr. Mack participates in the EB Plan, Mr. Chammah participates in the EB Plan and the SERP, and Mr. Kelleher participates in the SERP. Both the EB Plan and the SERP are unfunded, nonqualified plans. Credited service under the EB Plan begins after one year of service. Credited service under the SERP is counted starting from the first day of the month after the hire date. The EB Plan provides benefits not otherwise provided under the ERP because of limits in the ERP or Internal Revenue Service limits on eligible pay and benefits and certain grandfathered benefits not otherwise payable under the ERP. The SERP provides supplemental retirement income (unreduced at age 60) for eligible employees after offsetting other Company-provided pension benefits and pension benefits provided by former employers. The SERP provides a benefit of 20% of final average salary plus 2% of final average salary per year after five years (up to 50% cumulatively) plus 1% of final average salary per year after 25 years (up to 60% cumulatively), where final average salary is base salary for the highest paid 60 consecutive months of the last 120 months of service. The maximum annual benefit payable from the SERP is $140,000 at age 60, reduced by 4% per year for payments beginning before age 60. If a participant is grandfathered under the SERP and the total annual benefit from other plans exceeds these amounts, there will be no SERP benefit payable. For Mr. Kelleher, the value of his SERP benefit will vary based on the investment performance of his defined contribution account under the U.K. Pension Plan, which offsets his SERP benefit.

The SERP was closed to new entrants in 2002 and the EB Plan and SERP were further restricted effective January 1, 2004 to allow only “grandfathered” employees who as of that date met certain eligibility criteria to benefit from the plans. Grandfathering in these plans was provided to all similarly situated eligible employees close to retirement and may be provided to other employees with the approval of the CMDS Committee.

U.K. Group Pension Plan

Mr. Kelleher is a U.K.-benefits-eligible NEO who participates in the U.K. Pension Plan. As described further in note 4 to the “2008 Pension Benefits Table,” the U.K. Pension Plan is a defined contribution plan that provided defined benefit accruals until 1996. The guaranteed minimum pension payable under the U.K. Pension Plan is determined in accordance with U.K. laws.

2008 Nonqualified Deferred Compensation Table.    The following table contains information with respect to the participation of the NEOs in the Company’s unfunded deferred compensation plans that provide for the deferral of compensation on a basis that is not tax-qualified. All amounts deferred by an NEO in prior years have been reported in the Summary Compensation Tables in our previously filed proxy statements in the year earned to the extent he was an NEO for that year for purposes of the SEC’s executive compensation disclosure.

Each NEO participated in one or more of six nonqualified deferred compensation plans as of November 30, 2008: the Notional Leveraged Co-Investment Plan (LCIP), the Select Employees’ Capital Accumulation Program (SECAP), the Pre-Tax Incentive Program (PTIP), the Key Employee Private Equity Recognition Plan (KEPER), the Capital Accumulation Plan (CAP) and the Owners’ and Select Earners’ Program (OSEP). The NEOs participate in the plans on the same terms and conditions as other similarly situated employees. These terms and conditions are described below following the notes to the table. With the exception of LCIP and SECAP, employees can no longer make contributions under any of these plans.

2008 Nonqualified Deferred Compensation Table(1)

Name	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)(4)
John J. Mack
Pre-Tax Incentive Program	—	—	(1,439,613)	—		3,964,587
Key Employee Private Equity Recognition Plan	—	—	(19,252)	126,707	(5)	309,612
Capital Accumulation Plan	—	—	(6,156)	8,348		29,513
Owners and Select Earners Program	—	—	185,944	—		1,735,112

Total	—	—	(1,279,077)	135,055		6,038,824

Colm Kelleher
Notional Leveraged Co-Investment Plan	2,953,703	—	(2,626,691)	—		1,472,646
Capital Accumulation Plan	—	—	8,240	2,693		13,321

Total	2,953,703	—	(2,618,451)	2,693		1,485,967

Walid A. Chammah
Notional Leveraged Co-Investment Plan	2,208,716		(1,249,037)	—		959,679
Select Employees’ Capital Accumulation Plan	884,490	—	(89,141)	—		795,350
Pre-Tax Incentive Program	—	—	(196,022)	—		2,270,307

Total	3,093,206	—	(1,534,200)	—		4,025,336

Gary G. Lynch
Notional Leveraged Co-Investment Plan	2,257,125	—	(1,276,412)	—		980,713

Total	2,257,125	—	(1,276,412)	—		980,713

Thomas R. Nides
Notional Leveraged Co-Investment Plan	1,292,500	—	(730,913)	—		561,587
Select Employees’ Capital Accumulation Program	528,750	—	(58,402)	—		470,348

Total	1,821,250	—	(789,315)	—		1,031,935

(1) The table does not include information with respect to the NEOs’ awards granted under MSCIP as part of fiscal 2008 compensation, the values of which are included in the “Bonus” column to the “2008 Summary Compensation Table” and note 2 thereto, because the fiscal 2008 MSCIP awards were granted after our fiscal year-end in December 2008. See page 16 of the “Compensation Discussion and Analysis” for further details on awards granted under MSCIP.

(2) Represents contributions of fiscal 2007 compensation. The Company notional investment in LCIP in respect of each NEO’s fiscal 2007 contribution to LCIP was equal to two times the NEO’s contribution. Participant distributions under LCIP are reduced by the Company notional investment.

(3) Represents the change in (i) the balance of the NEO’s account reflected on the Company’s books and records at November 30, 2008, without giving effect to any withdrawals or distributions, compared to (ii) the sum of the balance of the NEO’s account reflected on the Company’s books and records at November 30, 2007 and the value of any contributions made during fiscal 2008. Includes any nonqualified deferred compensation earnings that are disclosed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “2008 Summary Compensation Table” and described in note 6 thereto.

(4) Represents the balance of the NEO’s account reflected on the Company’s books and records at November 30, 2008.

(5) The Company’s 2008 proxy statement disclosed Mr. Mack’s KEPER distributions through September 1, 2007, the date on which the most recent valuation information was available. Between September 1, 2007 and December 1, 2007, Mr. Mack received a distribution from KEPER in the amount of $51,238.

The following is a description of the material terms with respect to contributions, earnings and distributions applicable to each of the six nonqualified deferred compensation plans referenced in the table above.

Notional Leveraged Co-Investment Plan (LCIP)

LCIP permits each participant to allocate a portion of the participant’s long-term incentive compensation to the plan. For each of 2006, 2007 and 2008, participants were permitted to allocate up to 40% of their long-term incentive compensation to LCIP. None of the NEOs participated in LCIP for 2008.

The Company may make a notional investment in an amount equal to a multiple of each participant’s contribution (for each of 2006, 2007 and 2008, this multiple was two; however, for 2008, participants could elect to forgo the notional investment). Contributions are notionally invested by the Company in reference investments, which may include the Company’s proprietary investment funds, “funds of funds” of the Company that include third-party investment funds, and other third-party investment funds. All amounts contributed by a participant plus any earnings on participant contributions and the Company notional investment are subject to cancellation under specified circumstances until three years after deferral. Participants generally are entitled to receive distributions in respect of their contributions plus any earnings on their contributions and on the Company notional investment beginning three years after deferral, based on the valuation of the notional investments and any realizations of those investments prior to the scheduled distribution date. Participant distributions under LCIP are offset by the Company notional investment, excluding any earnings thereon.

Select Employees’ Capital Accumulation Program (SECAP)

Under SECAP, participants are permitted to defer a portion of their cash bonus or commissions for one or more fiscal years. Earnings on SECAP contributions are based on the performance of notional investments available under the plan and selected by the participants. Participants can generally elect the commencement date for distributions of their contributions and earnings and the number of annual installments over which to receive distributions (generally, one to 10 years), subject to earlier distribution on death or termination of employment. No distributions may begin later than the January 2 following the year in which the participant attains age 65.

Pre-Tax Incentive Program (PTIP)

Under PTIP, participants were permitted to defer a portion of their cash bonus or commissions for one or more fiscal years. The plan has been closed to new contributions since 2003. Earnings on PTIP contributions are based on the performance of notional investments available under the plan and selected by the participants. Participants could generally elect the commencement date for distributions of their contributions and earnings and the number of annual installments over which to receive distributions (generally, five, 10, 15 or 20 years). Subject to earlier distribution on death or termination of employment due to disability, no distributions may begin prior to the later of the fifth anniversary of the deferral or attainment of age 55, and no distribution may begin prior to termination of employment.

Key Employee Private Equity Recognition Plan (KEPER)

Under KEPER, participants were permitted to defer a portion of their cash bonus. The plan has been closed to new contributions since 2001. Contributions to KEPER are notionally invested by the Company in reference investments. Such reference investments may include investments made by Company-sponsored private equity funds, investments made by private equity funds sponsored by third parties in which the Company has acquired or will acquire a limited partner or similar interest, and investments in private equity securities that the Company makes for its own account. Distributions are made to participants following the realization of any proceeds in respect of any investment. The amounts contributed by a participant plus any earnings on participant contributions under the program remain subject to cancellation under specified circumstances.

Capital Accumulation Plan (CAP)

Under CAP, participants were granted a number of units based on their level of compensation in excess of base salary. The plan has been closed to new contributions since 1998. Earnings on units are based on notional interests in investment earnings and interest on risk capital investments selected by the Company. Participants generally receive plan distributions after dividends, distributions of capital, liquidation proceeds or other distributions are paid from the underlying investments.

Owners and Select Earners Program (OSEP)

Under OSEP, participants were permitted to defer a portion of their cash bonus to be earned each year during a four-year period commencing with 1983. The plan has been closed to new contributions since 1986. Amounts contributed to OSEP are credited with earnings based on a fixed rate of return of 12%, compounded annually. Provided that the participant has terminated employment, distributions will be made on either the participant’s attainment of age 65 or, if the participant elects, prior to the attainment of age 65 but no earlier than the attainment of age 55. Participants generally receive plan distributions in 15 annual installments.

Potential Payments Upon Termination or Change-in-Control.    This section describes and quantifies the benefits and compensation to which each NEO would have been entitled under our existing plans and arrangements if his employment had terminated, or if the Company had undergone a change in control, in each case, on November 30, 2008. MSCIP awards were granted after November 30, 2008 and therefore are not described herein. For purposes of valuing any equity awards, we have assumed a per share value of $14.75, the closing price of the Company’s common stock on November 28, 2008 (the last trading day of fiscal 2008).

I.	General Policies

Except as described below with respect to entitlements for Mr. Mack upon his death or disability, our NEOs are not entitled to cash severance payments upon any termination of employment. Further, except as described below with respect to Mr. Mack, upon termination, our NEOs receive health and welfare benefits that are generally available to all salaried employees, such as accrued vacation pay and death, disability and post-retirement welfare benefits.

Following termination of employment, the NEOs will be entitled to amounts, to the extent vested, due under the terms of our pension arrangements, as described in the “2008 Pension Benefits Table.” Further, upon a termination of employment, NEOs will be entitled to nonqualified deferred compensation amounts pursuant to the terms of the arrangements reported in the “2008 Nonqualified Deferred Compensation Table” and described in the accompanying narrative. Our NEOs are not entitled to special or enhanced termination benefits under our pension and nonqualified deferred compensation plans as compared to non-named executive officer participants.

Neither Messrs. Kelleher nor Chammah would be entitled to any special or enhanced benefits or payments under his overseas assignment arrangement or modified expatriate package, respectively, as a result of a termination of employment or change in control on November 30, 2008. Under Mr. Kelleher’s overseas assignment arrangement, executive compensation items are not subject to tax equalization after a termination of employment (including a termination following a change in control), in which case he will be responsible for all actual taxes on this income.

II.	Outstanding Equity Awards and LCIP Interests

A.	Termination of Employment. Each NEO is considered retirement-eligible for purposes of all outstanding equity awards and therefore is not required to perform future services to earn such awards. Outstanding RSUs are reported in the “Beneficial Ownership of Company Common Stock” table and LCIP interests outstanding on November 30, 2008 are reported in the “2008 Non-Qualified Deferred Compensation Table.”

•

Restricted Stock Units.    Excluding any special terms relating to certain new-hire awards described below, following an NEO’s termination of employment, RSUs will convert to shares of common stock on the scheduled conversion date and will remain subject to cancellation conditions until conversion, except that RSUs will convert and cancellation provisions will lapse immediately upon an NEO’s death, a qualifying termination (defined below) (for fiscal 2007 year-end awards only), or the commencement of work for a governmental employer if continuing to hold Morgan Stanley equity awards would result in a conflict of interest or ethical or legal violation (provided that the NEO must repay the Company for the value of the shares delivered if he engages in an event that would have resulted in cancellation of the RSUs had they not accelerated). Any RSUs that did not convert on schedule, but instead are currently deferred to preserve the Company’s tax deduction under Section 162(m) of the Internal Revenue Code, will convert on a termination of employment.

With respect to the new-hire RSUs granted to Messrs. Lynch and Nides in connection with their joining the Company, following a resignation with good reason (as defined in the applicable offer letter and summarized below), an involuntary termination without cause or termination as a result of disability, the RSUs will convert to shares of common stock on their scheduled conversion dates, but any cancellation restrictions will cease to apply following such a termination.

•

Stock Options.    None of the stock options that would become exercisable upon a termination of employment had intrinsic value as of November 30, 2008, as the exercise price of the stock options was in all cases greater than the closing share price of our common stock on November 28, 2008.

Stock options will generally become exercisable (to the extent unexercisable) following an NEO’s termination of employment and remain exercisable until their normal expiration date. Stock options and shares acquired upon exercise of stock options, however, cannot be transferred and remain subject to cancellation until the applicable transfer restriction date. Transfer restrictions and cancellation provisions will generally lift before the transfer restriction date upon the NEO’s death, disability for fiscal 2006 awards and, other than with respect to stock options that were vested for purposes of Section 409A of the Internal Revenue Code as of December 31, 2004, commencement of employment with a governmental employer as described above.

•

LCIP Interests.    Following an NEO’s termination of employment, LCIP interests will be distributed on the scheduled distribution dates (generally, the third anniversary of grant (the first distribution date) and the tenth anniversary of grant (the second distribution date)) and will remain subject to cancellation until the first distribution date; provided that, similar to RSUs, LCIP interests will pay out immediately upon an NEO’s death, upon the commencement of work for a governmental employer (as described above) or, for interests granted with respect to fiscal 2007 only, a qualifying termination.

B.	Cancellation. For our NEOs, a cancellation event generally includes engaging in competitive activity during a specified period following a voluntary termination of employment, a termination for cause or a later determination by the Company that the NEO’s employment could have been terminated for cause, improper disclosure of the Company’s proprietary information, solicitation of Company employees, clients or customers during employment or within a specified period following termination of employment, the making of unauthorized comments regarding the Company, or, except with respect to Mr. Mack for a termination with good reason as defined in his employment agreement, resignation of employment without providing the Company advance notice within a specified period.

C.	Change in Control or Change in Ownership. RSUs and stock options awarded in respect of fiscal 2006 and prior fiscal years and LCIP interests granted with respect to fiscal 2006 include provisions regarding “change in control” and “change in ownership,” as such terms are defined in the applicable award certificates. Generally, a “change in ownership” is a more significant change in the share ownership or composition of the board than a “change in control.” A change in control would not result in accelerated payment of LCIP interests or RSUs and any applicable cancellation provisions would continue to apply. Stock options would become exercisable upon a change in control but transfer restrictions and cancellation provisions would remain in effect until the applicable transfer restriction date. Upon a change in ownership, RSUs (other than those RSUs deferred under Section 162(m) of the Internal Revenue Code) would convert immediately, LCIP interests would be distributed, unexercisable stock options would become exercisable and cancellation provisions and transfer restrictions would no longer apply.

RSUs awarded and LCIP interests granted in respect of fiscal 2007 provide for early conversion or payment upon a “qualifying termination.” A “qualifying termination” is a termination within 18 months of a change in control as a result of (i) the Company terminating the NEO’s employment under circumstances not involving any cancellation event, (ii) the NEO resigning from employment due to a materially adverse alteration in his position or in the nature or status of his responsibilities from those in effect immediately prior to the change in control, or (iii) the Company requiring the NEO’s principal place of employment to be located more than 75 miles from his current principal location. The definition of “change in control” for purposes of fiscal 2007 RSUs and LCIP interests is similar to the “change in ownership” definition applicable to prior fiscal year RSUs and LCIP interests described above.

Each of Messrs. Mack, Lynch and Nides is party to a written agreement with the Company pursuant to which, if it is determined that any payments made to him in connection with a change in control of the Company would be subject to an excise tax under Section 4999 of the Internal Revenue Code, he would be entitled to receive an additional payment to restore him to the after-tax position that he would have been in if the tax had not been imposed. For purposes of determining whether any of Messrs. Mack, Lynch or Nides would have been entitled to an additional payment due to a change in control as of November 30, 2008, we made the following assumptions: (i) all LCIP interests and RSUs become payable, (ii) outstanding stock options become exercisable, and (iii) all cancellation provisions and transfer restrictions lift. Calculations to estimate the excise tax due under the Internal Revenue Code are complex and reflect a number of assumptions. For purposes of our calculation, we assumed an excise tax rate of 20% and an individual tax rate of 45%. Based on these assumptions, none of Messrs. Mack, Lynch or Nides would have been entitled to an additional payment.

III.	Potential Payments for Certain NEOs

Mr. Mack’s employment agreement provides that upon a termination of his employment due to his death or disability during the employment term (ending on June 30, 2010), he (or his beneficiaries) will be entitled to a cash payment equal to his prior year’s annualized total compensation, prorated to reflect his length of service during the year of death or disability, less the base salary he received during the year of his termination. Since Mr. Mack did not receive a bonus for fiscal 2007, neither he nor his beneficiaries would have been entitled to any cash payment under this provision of his agreement. “Disability” generally means Mr. Mack’s inability to perform his duties on a full-time basis for six consecutive months as a result of incapacity due to mental or physical illness.

Pursuant to the terms of Mr. Mack’s employment agreement, on termination of Mr. Mack’s employment by the Company without cause or by him for good reason (as such terms are defined in his employment agreement), Mr. Mack and his eligible dependents are entitled to continued medical and dental benefits until June 30, 2010 as if he remained an active employee. Assuming such a termination occurred on November 30, 2008, the incremental value of these medical benefits (over the retiree medical benefits provided to salaried employees generally) and the entire value of the dental benefits would have been $5,915.

Good reason, as defined in each Messrs. Mack’s, Nides’ and Lynch’s employment arrangements, generally means a material change or reduction in the NEO’s duties or responsibilities, any diminution in the NEO’s title or reporting relationship, the Company’s breach of its obligations to provide payments or benefits under the applicable arrangement, requiring the NEO to be based at a location other than the Company’s headquarters, a purported termination of the NEO’s employment other than as expressly permitted by the agreement, or the failure of any successor to the Company to assume and perform the employment arrangement and for Mr. Mack only, a failure to reelect him to the Board, provided that, in each case, the NEO must provide notice (within 90 days for Mr. Mack) to the Company of the circumstances constituting good reason and the Company has the right to cure such circumstances within 30 business days.

IV.	Notice and Non-Solicitation Agreements

As described in the “Compensation Discussion and Analysis,” each NEO is party to a Notice and Non-Solicitation Agreement that provides for injunctive relief and cancellation of any equity or other incentive awards granted with respect to fiscal 2005 and thereafter, whether or not vested, in the event that the NEO does not provide 180 days’ advance notice prior to a resignation from employment (except in the case of Mr. Mack with respect to a termination for good reason) or in the event that the NEO improperly solicits our employees, clients or customers during employment and for 180 days following termination of employment.

Director Compensation

The following table contains information with respect to the annual compensation (including deferred compensation) of our non-employee directors paid or expensed during fiscal 2008. Except as noted in note 1 to the table with respect to Mr. Sexton, the compensation disclosed in this table represents each director’s compensation with respect to their Board service for the period between the 2008 annual meeting of shareholders and the 2009 annual meeting of shareholders. The Company pays non-employee directors promptly after an annual meeting of shareholders for the period beginning at the annual meeting of shareholders and concluding at the subsequent annual meeting of shareholders. Employee directors receive no compensation for Board service.

2008 Director Compensation Table

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($) (2) (3)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Roy J. Bostock	85,000	250,000	—	—	—		335,000
Erskine B. Bowles	85,000	250,000	—	—	—		335,000
Howard J. Davies	90,000	250,000	—	—	—		340,000
C. Robert Kidder	125,000	250,000	—	—	—		375,000
Donald T. Nicolaisen	100,000	250,000	—	—	—		350,000
Charles H. Noski	105,000	250,000	—	—	—		355,000
Hutham S. Olayan	85,000	250,000	—	—	—		335,000
Charles E. Phillips, Jr.	90,000	250,000	—	—	—		340,000
O. Griffith Sexton	75,000	250,000	—	—	—	(4)	325,000
Laura D. Tyson	95,000	250,000	—	—	—		345,000
Klaus Zumwinkel*	—	—	—	—	—		—

* Dr. Zumwinkel concluded his service on the Board effective April 8, 2008, the date of the 2008 annual meeting of shareholders.

(1) Represents annual Board and Board Committee retainers paid in cash during fiscal 2008 or deferred at the director’s election. Does not include the prorated retainer received by Mr. Sexton for service on the Audit Committee since December 1, 2008 because such prorated retainer was paid to Mr. Sexton in December 2008. Retainers are prorated when a director joins the Board or a Board Committee at any time other than at the annual meeting of shareholders. Directors do not receive meeting fees. The annual Board retainer for each director is $75,000. In addition, the Lead Director, each of the Board Committee chairs and each Board Committee member receives additional annual retainers, as follows:

Retainer
Lead Director (Mr. Kidder)	$30,000

Committee Chair
Audit Committee (Mr. Noski)	$30,000
Compensation, Management Development and Succession Committee (Mr. Kidder)	$20,000
Nominating and Governance Committee (Dr. Tyson)	$20,000

Committee Members(a)
Audit Committee member (Messrs. Davies, Nicolaisen and Phillips)	$15,000
Compensation, Management Development and Succession Committee member (Messrs. Bowles and Nicolaisen)	$10,000
Nominating and Governance Committee member (Mr. Bostock and Ms. Olayan)	$10,000

(a)

Mr. Sexton joined the Audit Committee effective December 1, 2008, and Mr. Phillips concluded his service on the Audit Committee effective January 1, 2009. Mr. Phillips joined the Nominating and Governance Committee effective January 1, 2009.

Under the Directors’ Equity Capital Accumulation Plan (DECAP), directors may elect to receive all or a portion of their retainers on a current or deferred basis, in cash, deferred cash accounts, shares of common stock or stock units. Directors receive interest credits on amounts held in deferred cash accounts and dividend equivalents on stock units that are paid in the form of additional stock units. Messrs. Bostock, Davies, Kidder and Nicolaisen and Dr. Tyson received their retainers in cash on a current basis. Mr. Sexton deferred his retainer into a deferred cash account. Messrs. Bowles, Noski and Phillips and Ms. Olayan deferred their retainers into elective stock units.

(2) Represents 100% of the amounts recognized as expense in the Company’s 2008 financial statements for mandatory stock units and shares of common stock granted to our directors on April 8, 2008. The Company accounts for stock-based compensation in accordance with SFAS No. 123R. The grant date fair value of mandatory stock units expensed in fiscal 2008 was based on the volume weighted average price of the common stock on the grant date, $47.7858.

Does not include amounts recognized as expense in our 2008 financial statements related to elective stock units relating to deferred retainers for Messrs. Bowles, Noski and Phillips and Ms. Olayan. These amounts are listed in the “Fees Earned or Paid in Cash” column for the respective directors. On April 8, 2008, the date of the 2008 annual meeting of shareholders, each of Messrs. Bowles, Noski and Phillips and Ms. Olayan received a number of elective stock units in lieu of his or her retainers determined by dividing the dollar value of his or her retainers listed in the “Fees Earned or Paid in Cash” column for the respective director by $47.7858, the volume weighted average price of the common stock on the grant date.

Under DECAP, directors receive an equity award upon initial election to the Board (provided that they are elected to the Board no less than 60 days prior to the annual meeting) and annually thereafter on the date of the annual meeting of shareholders. The dollar value of the equity award is $250,000, granted in the form of 50% mandatory stock units that do not become payable to the director until he or she retires from the Board and 50% shares of common stock that the director may elect to defer into elective stock units. With the exception of Mr. Kidder and Dr. Tyson, all directors deferred their shares of common stock into elective stock units. On April 8, 2008, the date of the 2008 annual meeting of shareholders, Mr. Kidder and Dr. Tyson received the equity award in the form of 2,615 whole shares of common stock (plus $40.14 in lieu of a fractional share) and 2,616 stock units (determined by dividing $250,000 by $47.7858, and allocating 50% to shares and 50% to stock units). Each other director received the equity award in the form of 5,231 stock units (determined by dividing $250,000 by $47.7858, and allocating 100% to stock units).

With respect to mandatory stock units, directors may elect to extend deferral beyond retirement from the Board, subject to certain limitations. With respect to elective stock units, directors may choose the time and form of distribution (lump sum or installment payments). Stock units granted under DECAP are not subject to vesting or cancellation.

(3) The following table sets forth the aggregate number of shares underlying DECAP stock units and stock options outstanding at fiscal year end. The number of units set forth in the following table is rounded to the nearest whole number of units.

Name	Stock Units (#)	Stock Options (#)(a)
Roy J. Bostock	19,216	—
Erskine B. Bowles	24,544	—
Howard J. Davies	19,268	7,049
C. Robert Kidder(b)	29,195	67,442
Donald T. Nicolaisen	14,180	—
Charles H. Noski	26,005	—
Hutham S. Olayan	18,943	—
Charles E. Phillips, Jr.	14,984	—
O. Griffith Sexton	21,547	—
Laura D. Tyson	4,596	57,700
Klaus Zumwinkel	—	—

(a)

Directors were awarded stock options annually under DECAP until February 8, 2005, at which point stock option awards were discontinued. The exercise price of each stock option is greater than $14.75, the closing price of our common stock on November 28, 2008 (the last trading day of fiscal 2008). As of November 30, 2008, all outstanding Company stock options had no intrinsic value because the exercise price of each stock option was greater than $14.75, the closing price of the Company’s common stock on November 28, 2008 (the last trading day of fiscal 2008).

(b)

Mr. Kidder also holds outstanding deferred stock units under the 1993 Stock Plan for Non-Employee Directors (the 1993 Plan). Under this plan, which was replaced by DECAP in 1996, directors were offered an election to defer payment of all or a portion of their annual cash retainers and meeting fees into deferred stock units payable in cash only. The timing of deferred account distributions, which could be made in the form of a lump sum or installment payments, was chosen by the director. As of November 30, 2008, Mr. Kidder’s 1993 Plan stock unit balance was 20,493 units. In fiscal 2008, the Company recognized expense (benefit) of ($762,247) related to Mr. Kidder’s deferred stock units under the 1993 Plan, which is attributable to the change in value of the deferred stock units on November 30, 2008 compared to the value at November 30, 2007.

(4) Mr. Sexton was an advisory director of the Company from May 1995 until September 2008 and was a full-time Company employee prior to becoming an advisory director. The Company provides Mr. Sexton with medical and dental insurance, for which he pays the full cost.

Item 2—Ratification of Appointment of Morgan Stanley’s Independent Auditor

The Audit Committee appointed Deloitte & Touche LLP (Deloitte & Touche) as independent auditor for the December 2008 fiscal month transition period and the year ended December 31, 2009 and presents this selection to the shareholders for ratification. Deloitte & Touche will audit our consolidated financial statements that will be included in the Annual Report on Form 10-K for the year ended December 31, 2009 and will perform other permissible, pre-approved services. The Audit Committee pre-approves all audit and permitted non-audit services that Deloitte & Touche performs for the Company.

Independent Auditor’s Fees.    The following table summarizes the aggregate fees (including related expenses; $ in millions) for professional services provided by Deloitte & Touche related to fiscal 2008 and fiscal 2007.

	2008	2007
Audit Fees(1)	$44.5	$39.8
Audit-Related Fees(2)	6.4	6.2
Tax Fees(3)	0.9	1.0
All Other Fees	—	—

Total	$51.8	$47.0

(1) Audit Fees services include: (i) the audit of our consolidated financial statements included in the Company’s Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to SEC and other regulatory filings; (iv) accounting consultation attendant to the audit; and (v) the audit of the effectiveness of the Company’s internal control over financial reporting. Audit Fees for fiscal 2007 also include: (i) auditing services in connection with the Discover Financial Services spin-off, (ii) auditing services in connection with the IPO of MSCI Inc. and (iii) auditing services in connection with the launch of retail structured products in Europe by Morgan Stanley & Co. International plc. Audit Fees for fiscal 2008 also include auditing services in connection with two secondary offerings of MSCI Inc., including the audit of certain Morgan Stanley subsidiaries.

(2) Audit-Related Fees services include: (i) due diligence associated with mergers and acquisitions or dispositions of operating businesses or entities; (ii) data verification and agreed-upon procedures related to asset securitizations; (iii) assessment and testing of internal controls and risk management processes beyond the level required as part of the consolidated audit; (iv) statutory audits and financial audit services provided relating to investment products offered by Morgan Stanley, where Morgan Stanley incurs the audit fee in conjunction with the investment management services it provides; (v) audits of employee benefit plans; (vi) agreed upon procedures engagements; (vii) regulatory matters; and (viii) attest services in connection with debt covenants.

(3) Tax planning and tax advice services include: (i) U.S. federal, state and local income and non-income tax planning and advice; and (ii) non-U.S. income and non-income tax planning and advice. Tax compliance services include: (i) non-U.S. income and non-income tax compliance; and (ii) transfer pricing documentation.

Fund-Related Fees.    Morgan Stanley offers registered money market, equity, fixed income and alternative funds, and other funds (collectively, Funds). Deloitte & Touche provides audit, audit-related and tax services to certain of these Funds. The aggregate fees for such services are summarized in the following table ($ in millions).

	2008	2007
Audit Fees	$7.2	$7.4
Audit-Related Fees	0.1	0.5
Tax Fees	1.3	1.4

Most of the Funds have audit committees comprised solely of directors who are independent of Morgan Stanley and are not on Morgan Stanley’s Board. Such audit committees are responsible for, among other things, the selection of the Funds’ audit firms. Of the Fund-related fees described above, the aggregate fees for audit, audit- related and tax services provided to Funds that have independent audit committees are summarized in the following table ($ in millions).

	2008	2007
Audit Fees	$4.2	$4.3
Audit-Related Fees	0.1	0.1
Tax Fees	0.4	0.5

A Deloitte & Touche representative will attend the annual meeting to respond to your questions and will have the opportunity to make a statement. If shareholders do not ratify the appointment, the Audit Committee will reconsider it.

Our Board unanimously recommends a vote “FOR” the ratification of Deloitte & Touche’s appointment as our independent auditor. Proxies solicited by the Board will be voted “FOR” this ratification unless otherwise instructed.

Audit Committee Report.    The Audit Committee operates under a written charter adopted by the Board. The charter is available at http://www.morganstanley.com/about/company/governance/auditcc.html. The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal control over financial reporting, the Company’s risk management, the qualifications and independence of the Company’s independent registered public accounting firm (independent auditor), the performance of the Company’s internal auditor and independent auditor, and the Company’s compliance with legal and regulatory requirements. We have the sole authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditor. The Board has determined that each Audit Committee member is independent under applicable independence standards of the NYSE and the Securities Exchange Act of 1934, as amended.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (GAAP) and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor, Deloitte & Touche, is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Our responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. We rely, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.

We held 14 meetings during fiscal 2008. The Audit Committee, among other things:

•	Reviewed and discussed the Company’s quarterly earnings releases, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, including the consolidated financial statements;

•	Reviewed and discussed the Company’s policies and procedures for risk assessment and risk management and the major risk exposures of the Company and its business units, as appropriate;

•	Reviewed and discussed the annual plan and the scope of the work of the internal auditor for fiscal 2008 and summaries of the significant reports to management by the internal auditor;

•	Reviewed and discussed the annual plan and scope of work of the independent auditor;

•	Reviewed and discussed reports from management on the Company’s policies regarding applicable legal and regulatory requirements; and

•	Met with Deloitte & Touche, the internal auditor, and Company management in executive sessions.

We reviewed and discussed with management, the internal auditor and Deloitte & Touche: the audited consolidated financial statements for the fiscal year ended November 30, 2008, the critical accounting policies that are set forth in the Company’s Annual Report on Form 10-K, management’s annual report on the Company’s internal control over financial reporting and Deloitte & Touche’s opinion on the effectiveness of the internal control over financial reporting.

We discussed with Deloitte & Touche matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (PCAOB), including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance). This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

Deloitte & Touche also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and represented that it is independent from the Company. We discussed with Deloitte & Touche their independence from the Company, and considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, and their opinion on the effectiveness of the Company’s internal control over financial reporting were compatible with maintaining their independence. We also reviewed and pre-approved, among other things, the audit, audit-related and tax services performed by Deloitte & Touche. We received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based on our review and these meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended November 30, 2008 be included in the Company’s Annual Report on Form 10-K. We also selected Deloitte & Touche as the Company’s independent auditor for the December 2008 fiscal month transition period and for the year ended December 31, 2009 and are presenting the selection to the shareholders for ratification.

Respectfully submitted,

Charles H. Noski, Chair

Howard J. Davies

Donald T. Nicolaisen

O. Griffith Sexton*

* Mr. Sexton joined the Audit Committee effective December 1, 2008, and Mr. Phillips concluded his service on the Audit Committee effective January 1, 2009.

Item 3—Company Proposal to Approve Compensation of Executives as Disclosed in the Proxy Statement

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. The recently-enacted American Recovery and Reinvestment Act of 2009 (the Act) amends certain provisions of the Emergency Economic Stabilization Act of 2008 (EESA) related to executive compensation and includes a requirement that any entity that has received financial assistance under the Troubled Asset Relief Program (a TARP recipient), during the period in which any obligation arising from TARP financial assistance remains outstanding, shall permit shareholders an advisory vote on executive compensation in a proxy statement for an annual meeting of shareholders.

Pursuant to this requirement, the Board is submitting to shareholders the following resolution for vote by shareholders:

“Resolved, that the shareholders approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis and the accompanying compensation tables and related narrative in this proxy statement.)”

The above referenced disclosures appear at pages 13 to 41 of this proxy statement.

The Board believes that our executive compensation practices and programs serve the interests of shareholders in that we provide compensation that is performance-based with a view toward maximizing long-term shareholder value (as discussed in the Compensation Discussion and Analysis (CD&A), beginning on page 13 of this proxy statement). As discussed in the CD&A, although the Company was profitable for fiscal 2008, given market conditions and the Company’s financial performance, our Chief Executive Officer and Co-Presidents did not receive annual bonuses for fiscal 2008 (our CEO also did not receive an annual bonus for fiscal 2007), and fiscal 2008 compensation for each of the other named executive officers was reduced by more than 50% compared to the prior year.

The Board is interested in maintaining a dialogue with shareholders regarding executive compensation and other corporate governance topics. To that end, the Board has put in place a number of mechanisms for shareholders to directly communicate with directors. See “Communications with Directors” on page 61 of this proxy statement. We encourage our shareholders to use these channels to effectively raise specific issues or concerns with regard to our executive compensation practices, as the resulting overall vote cast on this proposal is unlikely to provide sufficient information to the Company about shareholders’ views.

The CMDS Committee, which is comprised solely of independent directors and operates under a written charter adopted by the Board, is responsible for making decisions regarding the amount and form of compensation paid to the Company’s senior executives. Although the Act provides that the shareholder vote is not binding upon the Board, may not be construed as overruling any Board decision, does not create or imply any additional fiduciary duty of the Board, and may not be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation, the CMDS Committee will carefully consider the shareholder vote on this matter, along with all other expressions of shareholder views it receives on specific policies and desirable actions.

Our Board unanimously recommends a vote “FOR” this proposal. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed.

Item 4—Company Proposal to Amend 2007 Equity Incentive Compensation Plan

Our 2007 Equity Incentive Compensation Plan (the Plan) was approved by shareholders on April 10, 2007. Upon recommendation of the Compensation, Management Development and Succession (CMDS) Committee, the Board has adopted an amendment to the Plan to increase the number of shares of common stock available to be granted under the Plan by 25 million shares, subject to shareholder approval at the annual meeting of shareholders. This represents approximately 2.4% of common shares outstanding as of November 30, 2008. Under New York Stock Exchange rules, the amendment of the Plan will not be effective if our shareholders do not approve it.

As of January 31, 2009, the Company had approximately 34 million shares available for future stock unit and restricted stock awards to employees under the Plan as well as the Company’s legacy equity plans. This is not expected to be sufficient for grants that would be made over the next year until the 2010 annual meeting of shareholders, particularly in light of the thousands of employees that will be joining our workforce as a result of the Morgan Stanley Smith Barney joint venture described below. If the Plan amendment is approved, the Company expects to have sufficient shares for grants made over the next year and to return to shareholders to request approval of additional shares at the annual meeting of shareholders in 2010.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” AMENDMENT OF THE PLAN.    Our Board believes that this proposal is in the best interest of our shareholders and supports this proposal for the following reasons, as discussed more fully below:

•

The Company announced that Morgan Stanley and Citigroup are entering into a joint venture to be called Morgan Stanley Smith Barney (MSSB). The creation of MSSB is expected to result in approximately 25,000 additional employees. This is an increase to our current workforce of approximately 55%, which will require additional shares for annual equity awards.

•

If the amendment of the Plan is approved, the Company can continue to grant equity-based awards into 2010 in lieu of cash as a significant and integral part of an employee’s total compensation and as a mechanism to deliver long-term incentives, which supports our pay-for-performance compensation philosophy.

•

If the amendment of the Plan is not approved, the Company will be compelled to increase significantly the cash component of employee compensation, and the Company will lose a critical tool for recruiting, retaining and motivating employees.

•

With recent compensation restrictions under the American Recovery and Reinvestment Act of 2009 and an increased stakeholder focus on compensating employees with restricted stock, the Company may need to rely on equity-based compensation to retain and motivate employees to a greater extent than it has historically.

•	Equity awards foster an ownership culture and are a critical tool for creating shareholder value.

•	The Plan, the terms of our annual equity awards and our employee policies are designed to protect shareholder interests.

If our Shareholders do not Approve the Amendment of the Plan, the Company Will Need to Increase Significantly the Cash Component of Employee Compensation.    The Company intended the original share authorization under the Plan to be sufficient for awards through 2010. However, due primarily to the extraordinary challenges facing the financial industry and the Company and the impact on our stock price, as well as the expected addition of thousands of MSSB employees, the Company does not have a sufficient number of shares available under its existing equity plans to maintain its historical equity compensation grant practices through 2010.

Annual equity awards are part of – not an addition to – annual incentive compensation. Under our compensation program, employees receive a percentage of their annual incentive compensation in the form of equity awards in lieu of receiving all annual incentive compensation in cash. An employee’s annual performance-based bonus is first determined as a dollar amount and is then reduced by the value of the employee’s annual incentive equity awards; these equity awards are granted at 100% of the fair value on the grant date.

Since the adoption of the Plan in 2007, an average of approximately 33 million shares underlying annual equity awards were granted annually as part of fiscal year incentive compensation. As of January 31, 2009, the Company had approximately 34 million shares available for future employee stock unit and restricted stock awards under the Plan and the Company’s legacy equity plans, which is not expected to be sufficient for the period until the next annual meeting of shareholders in 2010, particularly in light of the expected addition of more than 25,000 employees of MSSB. Although the Company had approximately 5.3 million additional shares available for future employee stock option and similar awards under one of the Company’s legacy plans as of January 31, 2009, the Company has not granted stock options as part of annual equity awards since fiscal 2006. If shareholders do not approve the amendment of the Plan, the Company will be compelled to increase the cash component of total compensation, thus reducing the alignment of employee and shareholder interests and losing a critical recruiting, retention and motivation tool.

Equity Awards Foster an Employee Ownership Culture and Motivate Employees to Create Shareholder Value.    The use of equity as part of the Company’s compensation program is critical to the historical and continued success of the Company. Our equity awards foster an ownership culture among employees by aligning their financial interests with those of shareholders. Our equity awards also help motivate employees to perform at peak levels because the value of these awards is linked to the Company’s long-term performance.

Equity Awards Are a Critical Recruitment and Retention Tool.    The Company operates in an intensely competitive environment and our success is closely correlated with recruiting and retaining talented employees and a strong management team. A competitive compensation program is therefore essential to the Company’s long-term performance. Our Board believes that equity awards are necessary to attract and retain highly talented employees. The Company would be at a severe competitive disadvantage if it could not compensate its employees using equity awards. When recruiting an employee from a competitor, firms in our industry typically incur a significant cost in connection with the replacement of equity that is canceled by the employee’s prior employer. If our shareholders do not approve the amendment of the Plan, our employees would not have as significant an amount of the Company’s equity at risk of cancellation and competitors could recruit them at a relatively reduced cost. At the same time, our recruiting efforts would be compromised due to the loss of equity as a form of compensation for employees.

We Grant Equity Awards to a Broad Group of Employees and Such Awards Constitute a Significant Component of Our Employees’ Total Compensation.    Over the past two years, annual equity awards comprised on average approximately 80% of our shares granted, with the remaining shares granted as new hire and retention awards. Annual equity awards are a significant component of our employees’ total compensation. As an employee’s total compensation increases, the percentage of his or her compensation paid in equity increases relative to other employees. For fiscal year 2008, approximately 12,000 employees (approximately 26% of over 47,000 employees globally) received equity awards as part of their annual compensation. Of approximately 28 million shares underlying annual equity awards granted as part of fiscal year 2008 incentive compensation, less than 1% were granted to our named executive officers.

The Terms of Our Annual Equity Awards Are Designed to Protect Shareholder Interests.    The CMDS Committee determines the vesting, payment and cancellation provisions of annual equity awards. Annual awards granted for fiscal 2008 generally vest 50% after two years with the remaining 50% vesting after three years (with exceptions generally for our named executive officers and other retirement-eligible employees who retire or leave the Company to pursue a non-competitive endeavor, a change in control and certain terminations of employment); stock units generally convert to stock on the scheduled vesting dates (stock units convert early upon death and certain terminations of employment). These terms are designed to encourage employees to focus on the long-term success of the Company because employees typically cannot fully monetize annual equity awards for three years after grant. Furthermore, these awards generally are subject to cancellation for, among other things, engaging in competitive activity, termination for cause, soliciting clients or employees, and misuse of proprietary information.

The Terms of the Plan Are Designed to Protect Shareholder Interests.    The Plan prohibits the repricing of stock options and stock appreciation rights (other than an equitable adjustment in connection with a corporate transaction) and the grant of stock option restoration rights (i.e., the right to an automatic grant of a new stock option upon exercise of a stock option without payment of additional consideration in excess of the exercise price of the underlying stock option).

Our Executive Equity Ownership Commitment and Notice and Non-Solicitation Agreement Further Protect Shareholder Interests.    Executive officers and other members of senior management who are members of the Company’s Operating Committee are subject to an Equity Ownership Commitment that requires that they retain at least 75% of common stock and equity awards (less allowances for the payment of any option exercise price and taxes) made to them while they are on the Company’s Operating Committee. This commitment ties a portion of their net worth to the Company’s stock price and provides a continuing incentive for them to work towards superior long-term stock performance. In addition, all Management Committee members, as a condition to receiving annual equity awards, signed a notice and non-solicitation agreement that generally requires, among other things, Management Committee members to provide the Company with 180 days advance notice of their resignation and not to solicit certain clients, customers or Company employees within 180 days following their termination of employment. Failure to comply with the agreement generally results in cancellation of their equity awards granted for fiscal 2005 and subsequent years.

Our Board unanimously recommends that you vote “FOR” this proposal. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed.

Summary of the Plan as Proposed to be Amended.    A copy of the Plan as proposed to be amended is attached to this proxy statement as Annex A and the following summary is qualified in its entirety by reference thereto.

Purposes and Eligibility.    The primary purposes of the Plan are to attract, retain and motivate employees, to compensate them for their contributions to our growth and profits and to encourage them to own shares of our common stock. The Plan authorizes the issuance of awards (Awards) to all officers, other employees (including newly hired employees) and consultants of the Company, non-employee directors of our subsidiaries and employees and consultants of joint ventures, partnerships or similar business organizations in which we or one of our subsidiaries has an equity or similar interest (Eligible Individuals). As of January 31, 2009, there were approximately 45,000 Eligible Individuals who were employees of the Company and its subsidiaries. The creation of MSSB is expected to result in more than 25,000 additional employees.

Administration.    The CMDS Committee will administer the Plan, select the Eligible Individuals who receive Awards (Participants) and determine the form and terms of the Awards, including any vesting, exercisability, payment or other restrictions. Subject to certain limitations, the CMDS Committee may delegate some or all of its authority to one or more administrators (e.g., one or more CMDS Committee members or one or more of our officers).

Shares Available under the Plan.    The total number of shares of common stock that may be delivered pursuant to Awards will be 125,000,000, subject to adjustment for share recycling (described below). The number of shares available under the Plan will be equitably adjusted to reflect certain transactions. Shares delivered under the Plan may be either treasury shares or newly issued shares. In addition to the overall limit, the Plan limits the number of shares of common stock that may be subject to stock option and stock appreciation right (SAR) awards in any single year.

Share Recycling Rules.    When the CMDS Committee grants an Award, the full number of shares subject to the Award is charged against the number of shares that remain available for delivery pursuant to Awards. After grant, the number of shares subject to any portion of an Award that is canceled or that expires without having been settled in shares, or that is settled through the delivery of consideration other than shares, will be available for new Awards. If shares are tendered or withheld to pay the exercise price of an Award or to satisfy a tax withholding obligation, those tendered or withheld shares will be available for new Awards. Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by, or held by employees of, a company or other entity or business acquired (directly or indirectly) by the Company or with which the Company combines are not counted against the number of shares of common stock available for delivery pursuant to Awards and are not be subject to the individual limit on stock options and SARs.

Awards Generally.

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Form of Awards.    The Plan authorizes the following Awards: (i) restricted stock Awards consisting of one or more shares of common stock granted or sold to a Participant, (ii) stock unit Awards settled in one or more shares of common stock or, as authorized by the CMDS Committee, an amount in cash based on the fair market value of shares of common stock, (iii) stock option Awards consisting of the right to purchase at a specified exercise price a number of shares of common stock determined by the CMDS Committee, (iv) SARs consisting of the grant of a right to receive upon exercise of such right, in cash or common stock (or a combination thereof) as determined by the CMDS Committee, an amount equal to the increase in the fair market value of a share of common stock over the specified exercise price and (v) other forms of equity-based or equity-related Awards which the CMDS Committee determines to be consistent with the purposes of the Plan (Other Awards). Awards under the Plan may, in the discretion of the CMDS Committee, be made in substitution in whole or in part for cash or other compensation payable to an Eligible Individual.

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Dividends and Distributions.    If we pay any dividend or make any distribution to holders of our common stock, the CMDS Committee may in its discretion authorize payments (which may be in cash, common stock (including restricted stock) or stock units or a combination thereof) with respect to the shares of common stock corresponding to an Award, or may authorize appropriate adjustments to outstanding Awards, to reflect the dividend or distribution. The CMDS Committee may make any such payments subject to vesting, deferral, restrictions on transfer or other conditions.

Restricted Stock and Stock Units.    Restricted shares awarded or sold to a Participant are outstanding shares of common stock that the CMDS Committee may subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances. Each stock unit awarded to a Participant will correspond to one share of common stock. Upon satisfaction of the terms and conditions of the Award, a stock unit will be payable, at the discretion of the CMDS Committee, in common stock or in cash equal to the fair market value on the payment date of one share of common stock. As a holder of stock units, a Participant will have only the rights of a general unsecured creditor of the Company. A Participant will not be a shareholder with respect to the shares underlying stock units unless and until the stock units convert to shares of common stock.

Stock Options and SARs.

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General.    Stock options may be either nonqualified stock options or incentive stock options (ISOs). Upon satisfaction of the conditions to exercisability, a Participant may exercise a stock option and receive the number of shares of common stock in respect of which the stock option is exercised. Upon satisfaction of the conditions to payment, each SAR will entitle a Participant to an amount, if any, equal to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the SAR exercise price. At the discretion of the CMDS Committee, SARs may be payable in common stock, cash or a combination thereof.

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Exercise Price.    The exercise price of stock options and SARs awarded under the Plan may not be less than 100% of the fair market value of one share of common stock on the award date; however, the exercise price per share of a stock option or SAR that is granted in substitution for an award previously granted by an entity acquired by the Company or with which the Company combines may be less than the fair market value per share on the award date if such substitution complies with applicable laws and regulations.

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Prohibition on Repricing of Stock Options and SARs.    The CMDS Committee may not “reprice” any stock option or SAR, unless the repricing occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. An equitable adjustment to reflect a corporate transaction is not a prohibited repricing.

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Prohibition on Restoration Option Grants.    The terms of a stock option may not provide for a new stock option to be granted, automatically and without payment of additional consideration in excess of the exercise price of the underlying stock option, to a Participant upon exercise of the stock option.

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Individual Limit on Stock Options and SARs.    The maximum number of shares of common stock that may be subject to stock options or SARs granted to or elected by a Participant in any fiscal year will be 2,000,000 shares. This limitation does not apply to shares of common stock subject to stock options or SARs granted to a Participant pursuant to any performance formula approved by the Company’s shareholders pursuant to Section 162(m).

•	Maximum Term on Stock Options and SARs. No stock option or SAR may have an expiration date that is later than the tenth anniversary of the Award date.

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ISO Limit.    The full number of shares of common stock available for delivery under the Plan may be delivered pursuant to ISOs, except that in calculating the number of shares that remain available for ISOs, certain share recycling provisions will not apply.

Other Awards.    The CMDS Committee may establish the terms and provisions of other forms of equity-based or equity-related Awards not described above that the CMDS Committee determines to be consistent with the purpose of the Plan and the interests of the Company.

Awards to Section 162(m) Participants.    Except for grants of stock options and SARs, which are counted against the individual limit described above, all Awards to a Participant who is designated by the CMDS Committee as an individual whose compensation may be subject to the limit on deductible compensation imposed by Section 162(m) will be made pursuant to a performance formula or performance goals approved by the Company’s shareholders pursuant to Section 162(m).

Transferability.    Unless otherwise permitted by the CMDS Committee, no Award will be transferable other than by will or by the laws of descent and distribution. During the lifetime of a Participant, an ISO will be exercisable only by the Participant.

Amendment and Termination.    The Board or the CMDS Committee may modify, amend, suspend or terminate the Plan in whole or in part at any time and may modify or amend the terms and conditions of any outstanding Award. However, no modification, amendment, suspension or termination may materially adversely affect a Participant’s rights with respect to any Award previously made without that Participant’s consent, except that the CMDS Committee may at any time, without a Participant’s consent, amend or modify the Plan or any Award under the Plan to comply with law, accounting standards, regulatory guidance or other legal requirements. The CMDS Committee may create subplans as may be necessary or advisable to comply with non-U.S. legal or regulatory provisions. Notwithstanding the foregoing, neither the Board nor the CMDS Committee may accelerate the payment or settlement of any Award that constitutes a deferral of compensation for purposes of Section 409A of the Internal Revenue Code except to the extent the acceleration would not result in a Participant incurring interest or additional tax under Section 409A.

Term.    No Awards may be made more than five years after the date of shareholder approval of the Plan.

Section 162(m) of the Internal Revenue Code.    Section 162(m) limits the federal income tax deduction for compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers of a publicly held corporation to $1 million per fiscal year, with exceptions for certain performance-based compensation. Such performance-based compensation may consist of awards determined by the CMDS Committee under a formula approved by the Company’s shareholders. Our shareholders approved the formula currently used by the CMDS Committee at our annual meeting on March 22, 2001. The Company is not seeking to change the current formula. Awards of stock options or SARs determined by the CMDS Committee under the Plan will also qualify for the performance-based compensation exception to Section 162(m).

Plan Benefits.    Awards under the Plan will be authorized by the CMDS Committee in its sole discretion. Therefore, it is not possible to determine the benefits or amounts that will be received by any particular employees or group of employees in the future or that would have been received in fiscal 2008 had the amendment of the Plan then been in effect.

U.S. Federal Income Tax Consequences.

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Stock Units.    A Participant who receives stock units will be taxed at ordinary income tax rates on the then fair market value of the shares of common stock distributed at the time of settlement of the stock units and a corresponding deduction will be allowable to the Company at that time (subject to Section 162(m)). The Participant’s tax basis in the shares will equal the amount taxed as ordinary income, and on subsequent disposition the Participant will realize long-term or short-term capital gain or loss.

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Restricted Stock.    A Participant who is awarded restricted stock will not be taxed at the time of Award unless the Participant makes the special election with the Internal Revenue Service pursuant to Section 83(b) of the Internal Revenue Code as discussed below. Upon lapse of the risk of forfeiture or restrictions on transferability applicable to the shares comprising the restricted stock Award, the Participant will be taxed at ordinary income tax rates on the then fair market value of the shares. The Company is required to withhold tax on the amount of income so recognized, and a deduction corresponding to the amount of income recognized will be allowable to the Company (subject to Section 162(m)). The Participant’s tax basis in the shares will be equal to the ordinary income so recognized. Upon subsequent disposition of the shares, the Participant will realize long-term or short-term capital gain or loss.

Pursuant to Section 83(b) of the Internal Revenue Code, the Participant may elect within 30 days of receipt of the restricted stock Award to be taxed at ordinary income tax rates on the fair market value of the shares comprising such Award at the time of Award (determined without regard to any restrictions which may lapse). In that case, the Participant will acquire a tax basis in the shares equal to the ordinary income recognized by the Participant at the time of Award. No tax will be payable upon the lapse or release of the restrictions or at the time the shares first become transferable, and any gain or loss upon subsequent disposition will be a capital gain or loss. In the event of a forfeiture of shares of common stock with respect to which a Participant previously made a Section 83(b) election, the Participant will not be entitled to a loss deduction.

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Nonqualified Stock Options.    The grant of a nonqualified stock option will not result in the recognition of taxable income by the Participant or in a deduction to the Company. Upon exercise, a Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock purchased over the exercise price, and a tax deduction is allowable to the Company equal to the amount of such income (subject to Section 162(m)). Gain or loss upon a subsequent sale of any shares received upon the exercise of a nonqualified stock option generally would be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the shares sold). Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the Participant.

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ISOs.    Upon the grant or exercise of an ISO within the meaning of Section 422 of the Internal Revenue Code, no income will be realized by the Participant for federal income tax purposes and the Company will not be entitled to any deduction. However, the excess of the fair market value of the shares of common stock as of the date of exercise over the exercise price will constitute an adjustment to taxable income for purposes of the alternative minimum tax. If the shares are not disposed of within the one-year period beginning on the date of the transfer of such shares to the Participant, nor within the two-year period beginning on the date of grant of the stock option, any profit realized by the Participant upon the disposition of such shares will be taxed as long-term capital gain and no deduction will be allowed to the Company. If the shares are disposed of within the one-year period from the date of transfer of such shares to the Participant or within the two-year period from the date of grant of the stock option, the excess of the fair market value of the shares on the date of exercise or, if less, the fair market value on the date of disposition, over the exercise price will be taxable as ordinary income of the Participant at the time of disposition, and a corresponding deduction will be allowable to the Company. Certain additional rules apply if the exercise price for a stock option is paid in shares previously owned by the Participant.

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SARs.    The grant of SARs will not result in the recognition of taxable income by the Participant or in a deduction to the Company. Upon exercise, a Participant will recognize ordinary income in an amount equal to the then fair market value of the shares of common stock or cash distributed to the Participant. The Company is entitled to a tax deduction equal to the amount of such income (subject to Section 162(m)). Gain or loss upon a subsequent sale of any shares received upon the exercise of SARs generally would be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the shares sold).

Equity Compensation Plan Information.    The following table provides information about stock options outstanding and shares of common stock available for future awards under all of Morgan Stanley’s equity compensation plans as of November 30, 2008. Morgan Stanley has not made any grants of common stock outside of its equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	99,644,469	$49.8785	109,672,508	(1)
Equity compensation plans not approved by security holders	—	—	37,654	(2)
Total	99,644,469	$49.8785	109,710,162	(3)

(1) Includes the following:

(a)

40,782,233 shares available under the Employee Stock Purchase Plan (ESPP). Pursuant to this plan, which is qualified under Section 423 of the Internal Revenue Code, eligible employees may purchase shares of common stock at a discount to market price through regular payroll deduction.

(b)

62,658,524 shares available under the 2007 Equity Incentive Compensation Plan (EICP). Awards may consist of stock options, stock appreciation rights, restricted stock, restricted stock units to be settled by the delivery of shares of common stock (or the value thereof), other awards that are valued by reference to or otherwise based on the fair market value of common stock, and other equity-based or equity-related awards approved by the CMDS Committee.

(c)

5,508,975 shares available under the Employee Equity Accumulation Plan (EEAP), which includes 276,603 shares available for awards of restricted stock and restricted stock units. Awards may consist of stock options, stock appreciation rights, restricted stock, restricted stock units to be settled by the delivery of shares of common stock (or the value thereof), other awards that are valued by reference to or otherwise based on the fair market value of common stock, and other equity-based or equity-related awards approved by the CMDS Committee.

(d)	202,103 shares available under the Tax Deferred Equity Participation Plan (TDEPP). Awards consist of restricted stock units which are settled by the delivery of shares of common stock.

(e)

520,673 shares available under the Directors’ Equity Capital Accumulation Plan (DECAP). This plan provides for periodic awards of shares of common stock and stock units to non-employee directors and also allows non-employee directors to defer the fees they earn from services as a director in the form of stock units. See “Director Compensation.”

(2) 22,957 shares available under the Branch Manager Compensation Plan (BMCP) and 14,697 shares available under the Financial Advisor and Investment Representative Compensation Plan (FAIRCP). The material features of these plans are described below.

(3) As of November 30, 2008, approximately 68 million shares were available under the Company’s plans that can be used for the purpose of granting annual employee equity awards (EICP, EEAP, TDEPP, BMCP and FAIRCP). There were approximately 34 million shares available for stock unit awards under these plans as of January 31, 2009.

The material features of Morgan Stanley’s equity compensation plans that have not been approved by shareholders under SEC rules (BMCP and FAIRCP) are described below. The following descriptions do not purport to be complete and are qualified in their entirety by reference to the plan documents. All plans through which awards may currently be granted are included as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2008.

BMCP.    Branch managers in the Global Wealth Management Group are eligible to receive awards under BMCP. Awards under BMCP may consist of cash awards, restricted stock and restricted stock units to be settled by the delivery of shares of common stock.

FAIRCP.    Financial advisors and investment representatives in the Global Wealth Management Group are eligible to receive awards under FAIRCP. Awards under FAIRCP may consist of cash awards, restricted stock and restricted stock units to be settled by the delivery of shares of common stock.

Shareholder Proposals

The Company sets forth below two shareholder proposals and the proponents’ supporting statements. The Board and the Company accept no responsibility for the text of these proposals and supporting statements. The Board’s voting recommendation immediately follows each proposal. The Board recommends that you vote against each of the two shareholder proposals. A proposal may be voted on at the annual meeting only if properly presented by the shareholder proponent or the proponent’s qualified representative.

Item 5—Shareholder Proposal Regarding Special Shareowner Meetings

Emil Rossi, P.O. Box 249, Boonville, CA 95415, owner of approximately 5,128 shares of common stock, has notified Morgan Stanley that he intends to present the following proposal and related supporting statement at the annual meeting.

5—Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of Emil Rossi

Special meetings allow shareowners to vote on important matters, such as electing new directors, than can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer.

Shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration. Shareowner input on the timing of shareowner meetings is especially important during a major restructuring – when events unfold quickly and issues may become moot by the next annual meeting.

Fidelity and Vanguard supported a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds also favored this right.

This proposal topic also won impressive support (based on 2008 yes and no votes) at the following companies:

Entergy (ETR)	55%	Emil Rossi (Sponsor)
International Business Machines (IBM)	56%	Emil Rossi
Merck & Co. (MRK)	57%	William Steiner
Kimberly-Clark (KMB)	61%	Chris Rossi
CSX Corp. (CSX)	63%	Children’s Investment Fund
Occidental Petroleum (OXY)	66%	Emil Rossi
FirstEnergy Corp. (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi

Our company took a positive step in regard to a shareowner proposal and adopted complete Supermajority Vote Elimination in 2008 with 98% shareholder support.

The merits of this Special Shareowner Meetings proposal should be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

•	ISS urged Morgan Stanley’s board to consider appointing an independent chairman, stating that John Mack might hold too much influence over a board that was largely formed under his purview.

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John Mack was designated a “Problem Director” by The Corporate Library (TCL) www.thecorporatelibrary.com, an independent investment research firm, due to his NYSE board service during the tenure of “Dick” Grasso.

•	Robert Kidder, our Lead Director and Chairman of our executive pay committee, had 15-years director tenure–Independence concern.

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Charles Phillips, of our Audit Committee, was designated as an “Accelerated Vesting” director by The Corporate Library due to his involvement with accelerating stock option vesting to avoid recognizing the related expense.

•	We had no shareholder right to:

Cumulative voting.

To act by written consent.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings–

Yes on 5

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.    The Board believes that this proposal is not in the best interest of shareholders and opposes this proposal for the reasons discussed below.

Special meetings are costly and can impose a significant burden on the Company.    The Board believes that enabling a small minority of shareholders to call special meetings in order to advance their own interests would be disruptive to our Company’s operations, require significant attention from our Board and management, and impose substantial administrative and financial burdens on the Company. Proxy materials would have to be prepared and sent to each of our shareholders for each special meeting called, resulting in significant legal, printing and distribution costs. Preparing for special meetings would require considerable attention from senior management, diverting them from managing our operations and executing on our business strategy. Allowing any ten percent holder(s) of our common stock to have an unlimited ability to call special meetings at any time and for any purpose would encourage them to use this costly mechanism to serve their narrow interests, without providing any corresponding benefit to Morgan Stanley and our shareholders as a whole.

The Company’s governance practices and policies ensure that our Board is fully accountable to our shareholders.    The Company’s existing governance practices and policies ensure that the Board is in regular contact with–and responsive to–our shareholders. For instance:

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All of the Company’s directors are elected annually–the Company does not have a staggered or classified Board, where only a single class is up for election in any given year. Over the past three years, the Board as a whole has been elected by an average of over 94% of the votes cast.

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We currently provide ample opportunity for our shareholders to raise appropriate matters at our annual meetings. Indeed, shareholders have frequently used our annual meetings to make proposals through the proxy rules, or to communicate their concerns by raising issues from the floor of the meeting.

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Our Board also maintains open lines of communication with our shareholders throughout the year, pursuant to our policy regarding shareholder communications, and is committed to adopting and following corporate governance best practices in this area.

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As the proponent has pointed out, last year the Company amended and restated its Certificate of Incorporation to eliminate all supermajority voting requirements. This change ensures that all Company and shareholder proposals are subject to simple majority voting standards.

The Company’s governance practices and policies already protect shareholder interests and require the Board to call a special meeting when merited.    The rules governing companies listed on the NYSE and incorporated under Delaware law already require us to submit certain matters to a vote of shareholders for approval–either at a special meeting called by the Company or at our annual meeting. These matters include mergers; large share issuances (as with our recent investor agreement with Mitsubishi UFJ Financial Group); and the adoption of equity-based compensation plans. Given our current structure and policies, it is not necessary for a small minority of shareholders to have the ability to call a special meeting.

Our Board unanimously recommends that you vote “AGAINST” this proposal. Proxies solicited by the Board will be voted “AGAINST” this proposal unless otherwise instructed.

Item 6—Shareholder Proposal Regarding Independent Chair

The UNITE HERE National Retirement Fund, 6 Blackstone Valley Place, Suite 302, Lincoln, RI 02865, owner of approximately 15,500 shares of common stock, has notified Morgan Stanley that it intends to present the following proposal and related supporting statement at the annual meeting.

RESOLUTION

The shareholders of MORGAN STANLEY (“Company”) urge the Board to take the necessary steps to require that an independent director serve as Chair of the Board who may not simultaneously serve as Chief Executive of the Company.

STATEMENT

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO). Currently at our Company, Mr. John J. Mack holds both the positions of Chairman of the Board and CEO. We believe that this current scheme is not in the best interests of shareholders.

It is the role of our CEO and management to run the business or our Company. Meanwhile, it is the role of the Board of Directors to provide independent oversight of our CEO and management. Under the leadership of the Chairman, the Board should give strategic direction and guidance and represent the best interests of shareholders in maximizing value.

More companies are recognizing the separation of Chair and CEO to be a sound corporate governance practice. The Street reports that, “roughly 60% of the 582 publicly traded banks and thrifts currently have a split chairman-CEO role, according to the Sandler O’Neill analysis.” 1 Some large banks have separated the Chair and CEO positions including: Citigroup, Sovereign Bancorp and Wells Fargo.

1Kulikowski, Laurie, “Banks Try Splitting Chair, CEO Posts.” Thestreet.com, May 26, 2008.

The Council of Institutional Investors adopted a Corporate Governance Policy which recommends, “The Board should be chaired by an independent director.”

We believe an independent Chair can enhance investor confidence in our Company and strengthen the oversight and integrity of our Board.

In order to ensure that our Board can provide the proper strategic direction for our Company with independence and accountability, we urge a vote FOR this resolution.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.    The Board believes that this proposal is not in the best interest of shareholders and opposes this proposal for the reasons discussed below.

The Board should not be constrained by an inflexible, formal requirement that the positions of CEO and Chairman be separated.    The Board believes that the Company and its shareholders are best served by maintaining the flexibility to have the same individual serve as Chairman of the Board and Chief Executive Officer – based on what is in the best interests of the Company at a given point in time. In making this decision, the Board considers, among other things, the composition of the Board, the role of our Lead Director, Morgan Stanley’s strong governance practices, the CEO’s working relationship with the Board, and the challenges facing Morgan Stanley. The Board believes that adopting a policy to restrict the Board’s discretion in selecting the Chairman (as well as restricting the ability to combine the positions of Chairman and CEO) would deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board as Chairman at any given time.

The Board believes there is already significant independent oversight of management.    Our Corporate Governance practices and policies already ensure substantial independent oversight of management. For instance:

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We have a strong and independent Lead Director, whose role is similar to that of an independent Chairman.    Our Corporate Governance Policies provide for an independent and active Lead Director with clearly defined leadership authority and responsibilities. Our Lead Director, C. Robert Kidder, was appointed by our other independent directors in 2006 and has responsibilities including: (i) presiding at all meetings of the Board at which the Chairman is not present; (ii) having the authority to call, and lead, sessions composed only of non-management directors or independent directors; (iii) advising the Chairman of the Board’s informational needs; (iv) advising the Chairman regarding Board meeting agendas and as to the appropriate schedule of Board meetings and requesting, if necessary, the inclusion of additional agenda items; and (v) making himself available, if requested by major shareholders, for consultation and direct communication. We believe that as Lead Director, Mr. Kidder has been effective at enhancing the overall independent functioning of the Board, particularly during the market turbulence over the past year.

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We have a substantial majority of independent directors.    Ten out of the twelve director nominees (over 83%) are independent as defined by the NYSE listing standards and our more stringent Corporate Governance Policies. All of our directors are elected annually.

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Our key standing committees are composed solely of independent directors.    The Audit Committee, the Compensation, Management Development and Succession Committee, and the Nominating and Governance Committee are each composed solely of independent directors and provide independent oversight of management. In addition, the Audit and CMDS Committees meet in executive session at all meetings.

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Our independent directors meet regularly in executive session.    At each regularly scheduled Board meeting, the independent directors meet in an executive session without Mr. Mack. These sessions are chaired by the Lead Director.

Morgan Stanley has a strong corporate governance structure that ensures independent discussion, evaluation of, and communication with, senior management.    Our Corporate Governance Policies and Board committee charters provide a strong framework for independent discussion, evaluation of, and communication with, senior management. Board members have complete and open access to senior members of management and other employees of the Company. In addition, the Board believes that the attendance of key executive officers at Board meetings augments the meeting process. To that end, the Company’s Co–Presidents, Chief Financial Officer, Chief Risk Officer and Chief Legal Officer regularly attend all scheduled Board meetings. Other officers of the Company who, in the Board’s opinion, can assist with its deliberations and provide critical insights and analysis are also invited to attend our Board meetings. The Board believes that the candor and objectivity of the Board’s deliberations are not affected by whether its Chairman is independent or a member of management. The strength of our corporate governance structure is such that the combination of the roles of Chairman and CEO does not in any way limit the Board’s oversight of the CEO.

Our Board unanimously recommends that you vote “AGAINST” this proposal. Proxies solicited by the Board will be voted “AGAINST” this proposal unless otherwise instructed.

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Securities Exchange Act of 1934 requires our directors and certain of our officers to file reports with the SEC indicating their holdings of, and transactions in, our equity securities. The Company believes that, during fiscal 2008, our reporting persons complied with all Section 16(a) filing requirements, except that, due to an administrative error on the part of the Company, a late Form 4 was filed on behalf of Paul C. Wirth, the Controller and Principal Accounting Officer, to report the withholding of 9,324 shares of common stock to satisfy taxes due upon the conversion of an award of restricted stock units into shares of common stock.

Certain Transactions.    During fiscal 2008, our subsidiaries extended credit in the ordinary course of business to certain of our directors, officers and employees and members of their immediate families. These extensions of credit may have been in connection with margin loans, mortgage loans, credit card transactions, revolving lines of credit and other extensions of credit by our subsidiaries. The extensions of credit were made on substantially the same terms and conditions, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons. The extensions would not involve more than the normal risk of collectability or present other unfavorable features. Directors, officers and employees and members of their immediate families who wish to purchase securities and derivative and financial products and financial services may do so through our subsidiaries. These subsidiaries may offer them discounts on their standard commission rates or fees. These subsidiaries also, from time to time and in the ordinary course of their business, enter into transactions on a principal basis involving the purchase or sale of securities and derivative products in which our directors, officers and employees and members of their immediate families have an interest. These purchases and sales may be made at a discount from the dealer mark-up or mark-down, as the case may be, charged to non-affiliated third parties. In addition, we may, pursuant to stock repurchase authorizations in effect from time to time, repurchase or acquire shares of Morgan Stanley’s common stock in the open market or in privately negotiated transactions, which may include transactions with directors, officers and employees. These repurchase transactions are in the ordinary course of business and at prevailing market prices.

Each of FMR, MUFG and State Street beneficially own 5% or more of the outstanding shares of Morgan Stanley common stock as reported under “Principal Shareholders” herein. On October 13, 2008, Morgan Stanley issued to MUFG 7,839,209 shares of Series B Non-Cumulative Non-Voting Perpetual Convertible Preferred Stock and 1,160,791 shares of Series C Non-Cumulative Non-Voting Perpetual Preferred Stock for an aggregate purchase price of $9 billion (see “Principal Shareholders”). In connection with such issuance, Morgan Stanley and MUFG announced a global strategic alliance and have identified areas of potential collaboration for such alliance, including corporate and investment banking, certain areas of retail banking and asset management, and lending activities such as corporate and project related loans. During fiscal 2008, we engaged in transactions in the ordinary course of business with each of FMR, MUFG and State Street and certain of their respective affiliates. Such transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties. We may also engage in transactions, including entering into financial services transactions (e.g., trading in securities, commodities or derivatives) with, and perform investment banking, financial advisory, brokerage, investment management and other services for, entities for which our directors and members of their immediate families serve as executive officers, and may make loans or commitments to extend loans to such entities. The transactions are conducted, services are performed, and loans and commitments are made in the ordinary course of business and on substantially the same terms and conditions, including interest rate and collateral, that prevail at the time for comparable transactions with other persons. The loans and commitments do not involve more than the normal risk of collectability or present other unfavorable features.

A son-in-law of director Roy J. Bostock became a managing director in the Company’s asset management business in connection with the Company’s acquisition of FrontPoint in December 2006 and is currently the Co-CEO of FrontPoint. The Company paid him compensation in fiscal 2008 of approximately $3.4 million.

Related Person Transactions Policy.    Our Board has adopted a written Related Person Transactions Policy (the Policy) governing the approval of related person transactions. For purposes of the Policy, a Related Person Transaction generally means (1) a Transaction with the Company in which the amount involved exceeds $120,000 in any fiscal year and a Related Person has a direct or indirect material interest and (2) any material amendments or modifications to such a Transaction. The Policy follows the SEC’s definitions of the terms Immediate Family Member, Related Person and Transaction. Under the Policy, the Company Law Department, in consultation with the CLO and outside counsel at times, reviews potential Related Person Transactions to determine if they are subject to review under the Policy and/or disclosure is required under SEC rules. If it is determined that (1) the proposed Transaction constitutes a Related Person Transaction or (2) it would be beneficial to further review the Transaction under the Policy, then the Transaction is referred to the CEO and the CLO or the Nominating and Governance Committee. Any such Transaction will be referred for approval or ratification to: (1) the CEO and the CLO, if it involves an executive officer (or their Immediate Family Members), other than the CEO or the CLO; (2) to the CEO, if it involves the CLO (or his Immediate Family Members); or (3) to the Nominating and Governance Committee, if it involves a 5% stockholder, a director, director nominee or the CEO (or their Immediate Family Members). In determining whether to approve a Related Person Transaction, the applicable reviewer considers, among other things, the commercial reasonableness of the proposed Transaction, the benefit to the Company, whether the Transaction would impair the independence of a director, if applicable, and whether the Transaction would, or would be perceived to, present an improper conflict of interest for the Related Person. All determinations by the CEO and the CLO are reported to the Nominating and Governance Committee at its next meeting. Certain Transactions are deemed not to be Related Person Transactions under the Policy, including Transactions where the Related Person has a relationship solely as a director or employee or holds less than 5% of the equity interests in a publicly traded company or less than 10% of the equity interests in a private entity; compensation arrangements of executive officers (other than an individual who is an Immediate Family Member of a Related Person) if such arrangements have been approved by the CMDS Committee, and corporate-sponsored investment opportunities approved by the CMDS Committee; director compensation arrangements approved by the Board; interests arising solely from holdings of common stock if all holders receive the same benefit on a pro rata basis; rates determined by competitive bid and products and services purchased on terms offered to unaffiliated third parties; and indemnification payments and payments under directors’ and officers’ indemnification insurance policies or payments made pursuant to the Bylaws or Certificate of Incorporation of the Company or any of its subsidiaries or pursuant to any policy, agreement or instrument. The Nominating and Governance Committee has authority to oversee the Policy and to amend it from time to time.

Other Business.    We do not know of any other matters that may be presented for action at the meeting other than those described in this proxy statement. If any other matter is properly brought before the meeting, the proxy holders will vote on such matter in their discretion.

Communications with Directors.    Shareholders and other interested parties may contact any of our Company’s directors, the Lead Director, a committee of the Board, the Board’s non-employee directors as a group or the Board generally, by writing to them at Morgan Stanley, Suite D, 1585 Broadway, New York, New York 10036. Shareholder and interested party communications received in this manner will be handled in accordance with the procedures approved by the Company’s independent directors. The Board’s Policy Regarding Communication by Shareholders and Other Interested Parties with the Board of Directors is available at our corporate governance webpage at www.morganstanley.com/about/company/governance/index.html.

Shareholder Recommendations for Director Candidates.    The Nominating and Governance Committee will consider director candidates recommended by shareholders. The procedures to submit recommendations are described in the Policy Regarding Director Candidates Recommended by Shareholders, available at our corporate governance webpage at www.morganstanley.com/about/company/governance/index.html.

Shareholders of record complying with the notice procedures set forth below may make director recommendations for consideration by the Nominating and Governance Committee. Shareholders may make recommendations at any time, but recommendations for consideration as nominees at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date that the proxy statement was released to shareholders in connection with the previous year’s annual meeting. Therefore, to submit a candidate for consideration for nomination by the Nominating and Governance Committee at the 2010 annual meeting of shareholders, shareholders must submit the recommendation, in writing, by November [    ], 2009. The written notice must demonstrate that it is being submitted by a shareholder of record of the Company and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the shareholder must confirm his or her candidate’s consent to serve as a director. Shareholders must send recommendations to the Nominating and Governance Committee, Morgan Stanley, Suite D, 1585 Broadway, New York, New York 10036.

The Nominating and Governance Committee identifies, evaluates and recommends director candidates to the Board. The Corporate Governance Policies set forth Board membership criteria. The Board seeks members who combine a broad spectrum of experience and expertise with a reputation for integrity. Director candidates should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions they can make to the Board and management and their ability to represent the interests of the Company’s shareholders. The Board also takes into account diversity of a candidate’s perspectives, background and other demographics.

The Nominating and Governance Committee accepts shareholder recommendations of director candidates and evaluates such candidates in the same manner as other candidates. Upon identifying a director candidate, the Nominating and Governance Committee initially determines the need for additional or replacement Board members and evaluates the director candidate under the criteria described above based on the information the Nominating and Governance Committee receives with the recommendation, or otherwise possesses, which may be supplemented by certain inquiries. If the Nominating and Governance Committee determines, in consultation with other directors, including the Chairman of the Board, that a more comprehensive evaluation is warranted, the Nominating and Governance Committee may then obtain additional information about the director candidate’s background and experience, including by means of interviews. The Nominating and Governance Committee will then evaluate the director candidate further, again using the evaluation criteria described above. The Nominating and Governance Committee receives input on such director candidates from other directors, including the Chairman of the Board, and recommends director candidates to the full Board for nomination. The Nominating and Governance Committee may engage a third party to assist in identifying director candidates or to assist in gathering information regarding a director candidate’s background and experience. If the Nominating and Governance Committee engages a third party, the Nominating and Governance Committee approves the fee that the Company pays for these services.

Shareholder Proposals for the 2010 Annual Meeting.    Shareholders intending to present a proposal at the 2010 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing to Thomas R. Nides, Secretary, 1585 Broadway, New York, New York 10036. We must receive the proposal no later than November [    ], 2009.

Shareholders intending to present a proposal at the 2010 annual meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that our Secretary receive written notice from the record shareholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2010 annual meeting no earlier than December 30, 2009 and no later than January 29, 2010. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary.

Cost of Soliciting Your Proxy.    We will pay the expenses for the preparation of the proxy materials and the solicitation by the Board of your proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, D.F. King & Co., Inc. (D.F. King) and Innisfree M&A Incorporated (Inisfree) may solicit your proxy, in person or by telephone, mail, facsimile or other means of communication. We will pay D.F. King and Innisfree fees not exceeding $20,000 each, plus expenses. We will also reimburse brokers, including MS&Co. and other nominees, for costs they incur mailing proxy materials.

Shareholders Sharing an Address.    Consistent with notices sent to record shareholders sharing a single address, we are sending only one annual report and proxy statement to that address unless we received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of the annual report or proxy statement as follows:

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Record shareholders wishing to discontinue or begin householding, or any record shareholder residing at a householded address wanting to request delivery of a copy of the annual report or proxy statement, should contact our transfer agent, BNY Mellon Shareowner Services, at 1-800-622-2393 (U.S.), (201) 680-6578 (outside the U.S.) or www.bnymellon.com/shareowner, or may write to them c/o BNY Mellon Shareowner Services at P.O. Box 358015, Pittsburgh, PA 15252-8015.

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Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder. Any householded shareholder may request prompt delivery of a copy of the annual report or proxy statement by contacting us at (212) 762-8131 or may write to us at Investor Relations, 1585 Broadway, New York, NY 10036.

Consent to Electronic Delivery of Annual Meeting Materials.    This proxy statement and the annual report are available on our website at www.morganstanley.com/2009annualmeeting. You can save the Company postage and printing expense by consenting to access these documents over the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a shareholder of record, you may sign up for this service through Investor Service Direct at www.bnymellon.com/shareowner/isd. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as cable, telephone and Internet access charges, for which you will be responsible.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 29, 2009: Our proxy statement and our 10-K annual report for the fiscal year ended November 30, 2008 are available free of charge on our website at www.morganstanley.com/2009annualmeeting.

Annex A

MORGAN STANLEY

2007 EQUITY INCENTIVE COMPENSATION PLAN

(As Proposed to be Amended)

1.    Purpose.    The primary purposes of the Morgan Stanley 2007 Equity Incentive Compensation Plan are to attract, retain and motivate employees, to compensate them for their contributions to the growth and profits of the Company and to encourage them to own Morgan Stanley Stock.

2.    Definitions.    Except as otherwise provided in an applicable Award Document, the following capitalized terms shall have the meanings indicated below for purposes of the Plan and any Award:

“Administrator” means the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 5(b).

“Award” means any award of Restricted Stock, Stock Units, Options, SARs or Other Awards (or any combination thereof) made under and pursuant to the terms of the Plan.

“Award Date” means the date specified in a Participant’s Award Document as the grant date of the Award.

“Award Document” means a written document (including in electronic form) that sets forth the terms and conditions of an Award. Award Documents shall be authorized in accordance with Section 12(e).

“Board” means the Board of Directors of Morgan Stanley.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings, regulations and guidance thereunder.

“Committee” means the Compensation, Management Development and Succession Committee of the Board, any successor committee thereto or any other committee of the Board appointed by the Board to administer the Plan or to have authority with respect to the Plan, or any subcommittee appointed by such Committee.

“Company” means Morgan Stanley and all of its Subsidiaries.

“Eligible Individuals” means the individuals described in Section 6 who are eligible for Awards.

“Employee Trust” means any trust established or maintained by the Company in connection with an employee benefit plan (including the Plan) under which current and former employees of the Company constitute the principal beneficiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.

“Fair Market Value” means, with respect to a Share, the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee.

“Incentive Stock Option” means an Option that is intended to qualify for special federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Document.

“Morgan Stanley” means Morgan Stanley, a Delaware corporation.

“Option” or “Stock Option” means a right, granted to a Participant pursuant to Section 9, to purchase one Share.

“Other Award” means any other form of award authorized under Section 11 of the Plan, including any such Other Award the receipt of which was elected pursuant to Section 12(a).

“Participant” means an individual to whom an Award has been made.

“Plan” means the Morgan Stanley 2007 Equity Incentive Compensation Plan, as amended from time to time in accordance with Section 15(e) below.

“Restricted Stock” means Shares granted or sold to a Participant pursuant to Section 7.

“SAR” means a right, granted to a Participant pursuant to Section 10, to receive upon exercise of such right, in cash or Shares (or a combination thereof) as authorized by the Committee, an amount equal to the increase in the Fair Market Value of one Share over a specified exercise price.

“Section 162(m) Participant” means, for a given fiscal year of Morgan Stanley, any Participant designated by the Committee as a Participant whose compensation may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code (or any successor provisions thereto).

“Section 162(m) Performance Goals” means the performance formula that was approved by Morgan Stanley’s stockholders on March 22, 2001 or any other performance formula or performance goals approved by Morgan Stanley’s stockholders pursuant to Section 162(m) of the Code (or any successor provisions thereto).

“Section 409A” means Section 409A of the Code (or any successor provisions thereto).

“Shares” means shares of Stock.

“Stock” means the common stock, par value $0.01 per share, of Morgan Stanley.

“Stock Unit” means a right, granted to a Participant pursuant to Section 8, to receive one Share or an amount in cash equal to the Fair Market Value of one Share, as authorized by the Committee.

“Subsidiary” means (i) a corporation or other entity with respect to which Morgan Stanley, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which Morgan Stanley, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

“Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by, or held by employees of, a company or other entity or business acquired (directly or indirectly) by Morgan Stanley or with which Morgan Stanley combines.

3.     Effective Date and Term of Plan.

(a)    Effective Date.    The Plan shall become effective upon its adoption by the Board, subject to its approval by Morgan Stanley’s stockholders. Prior to such stockholder approval, the Committee may grant Awards conditioned on stockholder approval, but no Shares may be issued or delivered pursuant to any such Award until Morgan Stanley’s stockholders have approved the Plan. If such stockholder approval is not obtained at or before the first annual meeting of stockholders to occur after the adoption of the Plan by the Board, the Plan and any Awards made thereunder shall terminate ab initio and be of no further force and effect.

(b)    Term of Plan.    No Awards may be made under the Plan after the date that is five years from the date of shareholder approval.

4.    Stock Subject to Plan.

(a)    Overall Plan Limit.    The total number of Shares that may be delivered pursuant to Awards shall be 125,000,000 as calculated pursuant to Section 4(c). The number of Shares available for delivery under the Plan shall be adjusted as provided in Section 4(b). Shares delivered under the Plan may be authorized but unissued shares or treasury shares that Morgan Stanley acquires in the open market, in private transactions or otherwise.

(b)    Adjustments for Certain Transactions.    In the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, extraordinary dividend or distribution, split-up, spin-off, combination, reclassification or exchange of shares, warrants or rights offering to purchase Stock at a price substantially below Fair Market Value or other change in corporate structure or any other event that affects Morgan Stanley’s capitalization, the Committee shall equitably adjust (i) the number and kind of shares authorized for delivery under the Plan, including the maximum number of Shares available for Awards of Options or SARs as provided in Section 4(d) and the maximum number of Incentive Stock Options as provided in Section 4(e), and (ii) the number and kind of shares subject to any outstanding Award and the exercise or purchase price per share, if any, under any outstanding Award. In the discretion of the Committee, such an adjustment may take the form of a cash payment to a Participant. The Committee shall make all such adjustments, and its determination as to what adjustments shall be made, and the extent thereof, shall be final. Unless the Committee determines otherwise, such adjusted Awards shall be subject to the same vesting schedule and restrictions to which the underlying Award is subject.

(c)    Calculation of Shares Available for Delivery.    In calculating the number of Shares that remain available for delivery pursuant to Awards at any time, the following rules shall apply (subject to the limitation in Section 4(e)):

1.    The number of Shares available for delivery shall be reduced by the number of Shares subject to an Award and, in the case of an Award that is not denominated in Shares, the number of Shares actually delivered upon payment or settlement of the Award.

2.    The number of Shares tendered (by actual delivery or attestation) or withheld from an Award to pay the exercise price of the Award or to satisfy any tax withholding obligation or liability of a Participant shall be added back to the number of Shares available for delivery pursuant to Awards.

3.    The number of Shares in respect of any portion of an Award that is canceled or that expires without having been paid or settled by the Company shall be added back to the number of Shares available for delivery pursuant to Awards to the extent such Shares were counted against the Shares available for delivery pursuant to clause (1).

4.    If an Award is settled or paid by the Company in whole or in part through the delivery of consideration other than Shares, or by delivery of fewer than the full number of Shares that was counted against the Shares available for delivery pursuant to clause (1), there shall be added back to the number of Shares available for delivery pursuant to Awards the excess of the number of Shares that had been so counted over the number of Shares (if any) actually delivered upon payment or settlement of the Award.

5.    Any Shares underlying Substitute Awards shall not be counted against the number of Shares available for delivery pursuant to Awards and shall not be subject to Section 4(d).

(d)    Individual Limit on Options and SARs.    The maximum number of Shares that may be subject to Options or SARs granted to or elected by a Participant in any fiscal year shall be 2,000,000 Shares. The limitation imposed by this Section 4(d) shall not include Options or SARs granted to a Participant pursuant to Section 162(m) Performance Goals.

(e)    ISO Limit.    The full number of Shares available for delivery under the Plan may be delivered pursuant to Incentive Stock Options, except that in calculating the number of Shares that remain available for Awards of Incentive Stock Options the rules set forth in Section 4(c) shall not apply to the extent not permitted by Section 422 of the Code.

5.    Administration.

(a)    Committee Authority Generally.    The Committee shall administer the Plan and shall have full power and authority to make all determinations under the Plan, subject to the express provisions hereof, including without limitation: (i) to select Participants from among the Eligible Individuals; (ii) to make Awards; (iii) to determine the number of Shares subject to each Award or the cash amount payable in connection with an Award; (iv) to establish the terms and conditions of each Award, including, without limitation, those related to vesting, cancellation, payment, exercisability, and the effect, if any, of certain events on a Participant’s Awards, such as the Participant’s termination of employment with the Company; (v) to specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards; (vi) to construe and interpret any Award Document delivered under the Plan; (vii) to prescribe, amend and rescind rules and procedures relating to the Plan; (viii) to make all determinations necessary or advisable in administering the Plan and Awards, including without limitation determinations as to whether (and if so as of what date) a Participant has commenced, or has experienced a termination of, employment; provided, however, that to the extent full or partial payment of any Award that constitutes a deferral of compensation subject to Section 409A is made upon or as a result of a Participant’s termination of employment, the Participant will be considered to have experienced a termination of employment if, and only if, the Participant has experienced a separation from service with the Participant’s employer for purposes of Section 409A; (ix) to vary the terms of Awards to take account of securities law and other legal or regulatory requirements of jurisdictions in which Participants work or reside or to procure favorable tax treatment for Participants; and (x) to formulate such procedures as it considers to be necessary or advisable for the administration of the Plan.

(b)    Delegation.    To the extent not prohibited by applicable laws or rules of the New York Stock Exchange, the Committee may from time to time delegate some or all of its authority under the Plan to one or more Administrators consisting of one or more members of the Committee as a subcommittee or subcommittees thereof or of one or more members of the Board who are not members of the Committee or one or more officers of the Company (or of any combination of such persons). Any such delegation shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. The Committee may at any time rescind all or part of the authority delegated to an Administrator or appoint a new Administrator. At all times, an Administrator appointed under this Section 5(b) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by an Administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to an Administrator.

(c)    Authority to Construe and Interpret.    The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(d)    Committee Discretion.    All of the Committee’s determinations in carrying out, administering, construing and interpreting the Plan shall be made or taken in its sole discretion and shall be final, binding and conclusive for all purposes and upon all persons. In the event of any disagreement between the Committee and an Administrator, the Committee’s determination on such matter shall be final and binding on all interested persons, including any Administrator. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Documents, as to the persons receiving Awards under the Plan, and the terms and provisions of Awards under the Plan.

(e)    No Liability.    Subject to applicable law: (i) no member of the Committee or any Administrator shall be liable for anything whatsoever in connection with the exercise of authority under the Plan or the administration of the Plan except such person’s own willful misconduct; (ii) under no circumstances shall any member of the Committee or any Administrator be liable for any act or omission of any other member of the Committee or an Administrator; and (iii) in the performance of its functions with respect to the Plan, the Committee and an Administrator shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Committee or the Administrator deems necessary, and no member of the Committee or any Administrator shall be liable for any action taken or not taken in good faith reliance upon any such advice.

6.    Eligibility.    Eligible Individuals shall include all officers, other employees (including prospective employees) and consultants of, and other persons who perform services for, the Company, non-employee directors of Subsidiaries and employees and consultants of joint ventures, partnerships or similar business organizations in which Morgan Stanley or a Subsidiary has an equity or similar interest. Any Award made to a prospective employee shall be conditioned upon, and effective not earlier than, such person’s becoming an employee. Members of the Board who are not Company employees will not be eligible to receive Awards under the Plan. An individual’s status as an Administrator will not affect his or her eligibility to receive Awards under the Plan.

7.    Restricted Stock.    An Award of Restricted Stock shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Document. Restricted Stock may, among other things, be subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances.

8.    Stock Units.    An Award of Stock Units shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Document. Each Stock Unit awarded to a Participant shall correspond to one Share. Upon satisfaction of the terms and conditions of the Award, a Stock Unit will be payable, at the discretion of the Committee, in Stock or in cash equal to the Fair Market Value on the payment date of one Share. As a holder of Stock Units, a Participant shall have only the rights of a general unsecured creditor of Morgan Stanley. A Participant shall not be a stockholder with respect to the Shares underlying Stock Units unless and until the Stock Units convert to Shares. Stock Units may, among other things, be subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances.

9.    Options.

(a)    Options Generally.    An Award of Options shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Document. The Committee shall establish (or shall authorize the method for establishing) the exercise price of all Options awarded under the Plan, except that the exercise price of an Option shall not be less than 100% of the Fair Market Value of one Share on the Award Date. Notwithstanding the foregoing, the exercise price of an Option that is a Substitute Award may be less than the Fair Market Value per Share on the Award Date, provided that such substitution complies with applicable laws and regulations, including the listing requirements of the New York Stock Exchange and Section 409A or Section 424, as applicable, of the Code. Upon satisfaction of the conditions to exercisability of the Award, a Participant shall be entitled to exercise the Options included in the Award and to have delivered, upon Morgan Stanley’s receipt of payment of the exercise price and completion of any other conditions or procedures specified by Morgan Stanley, the number of Shares in respect of which the Options shall have been exercised. Options may be either nonqualified stock options or Incentive Stock Options. Options and the Shares acquired upon exercise of Options may, among other things, be subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances.

(b)    Prohibition on Restoration Option Grants.    Anything in the Plan to the contrary notwithstanding, the terms of an Option shall not provide that a new Option will be granted, automatically and without additional consideration in excess of the exercise price of the underlying Option, to a Participant upon exercise of the Option.

(c)    Prohibition on Repricing of Options and SARs.    Anything in the Plan to the contrary notwithstanding, the Committee may not reprice any Option or SAR. “Reprice” means any action that constitutes a “repricing” under the rules of the New York Stock Exchange.

(d)    Payment of Exercise Price.    Subject to the provisions of the applicable Award Document and to the extent authorized by rules and procedures of Morgan Stanley from time to time, the exercise price of the Option may be paid in cash, by actual delivery or attestation to ownership of freely transferable Shares already owned by the person exercising the Option, or by such other means as Morgan Stanley may authorize.

(e)    Maximum Term on Stock Options and SARs.    No Option or SAR shall have an expiration date that is later than the tenth anniversary of the Award Date thereof.

10.    SARs.    An Award of SARs shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Document. The Committee shall establish (or shall authorize the method for establishing) the exercise price of all SARs awarded under the Plan, except that the exercise price of a SAR shall not be less than 100% of the Fair Market Value of one Share on the Award Date. Notwithstanding the foregoing, the exercise price of any SAR that is a Substitute Award may be less than the Fair Market Value of one Share on the Award Date, subject to the same conditions set forth in Section 9(a) for Options that are Substitute Awards. Upon satisfaction of the conditions to the payment of the Award, each SAR shall entitle a Participant to an amount, if any, equal to the Fair Market Value of one Share on the date of exercise over the SAR exercise price specified in the applicable Award Document. At the discretion of the Committee, payments to a Participant upon exercise of an SAR may be made in Shares, cash or a combination thereof. SARs and the Shares that may be acquired upon exercise of SARs may, among other things, be subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances.

11.    Other Awards.    The Committee shall have the authority to establish the terms and provisions of other forms of equity-based or equity-related Awards (such terms and provisions to be specified in the applicable Award Document) not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for (i) cash or Stock payments based in whole or in part on the value or future value of Stock or on any amount that Morgan Stanley pays as dividends or otherwise distributes with respect to Stock, (ii) the acquisition or future acquisition of Stock, (iii) cash or Stock payments (including payment of dividend equivalents in cash or Stock) based on one or more criteria determined by the Committee unrelated to the value of Stock, or (iv) any combination of the foregoing. Awards pursuant to this Section 11 may, among other things, be made subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances.

12.    General Terms and Provisions.

(a)    Awards in General.    Awards may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation payable to an Eligible Individual. In accordance with rules and procedures authorized by the Committee, an Eligible Individual may elect one form of Award in lieu of any other form of Award, or may elect to receive an Award in lieu of all or part of any compensation that otherwise might have been paid to such Eligible Individual; provided, however, that any such election shall not require the

Committee to make any Award to such Eligible Individual. Any such substitute or elective Awards shall have terms and conditions consistent with the provisions of the Plan applicable to such Award. Awards may be granted in tandem with, or independent of, other Awards. The grant, vesting or payment of an Award may, among other things, be conditioned on the attainment of performance objectives, including without limitation objectives based in whole or in part on net income, pre-tax income, return on equity, earnings per share, total shareholder return or book value per share.

(b)    Discretionary Awards.    All grants of Awards and deliveries of Shares, cash or other property under the Plan shall constitute a special discretionary incentive payment to the Participant and shall not be required to be taken into account in computing the amount of salary, wages or other compensation of the Participant for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or other benefits from the Company or under any agreement with the Participant, unless Morgan Stanley specifically provides otherwise.

(c)    Dividends and Distributions.    If Morgan Stanley pays any dividend or makes any distribution to holders of Stock, the Committee may in its discretion authorize payments (which may be in cash, Stock (including Restricted Stock) or Stock Units or a combination thereof) with respect to the Shares corresponding to an Award, or may authorize appropriate adjustments to outstanding Awards, to reflect such dividend or distribution. The Committee may make any such payments subject to vesting, deferral, restrictions on transfer or other conditions. Any determination by the Committee with respect to a Participant’s entitlement to receive any amounts related to dividends or distributions to holders of Stock, as well as the terms and conditions of such entitlement, if any, will be part of the terms and conditions of the Award, and will be included in the Award Document for such Award.

(d)    Deferrals.    In accordance with the procedures authorized by, and subject to the approval of, the Committee, Participants may be given the opportunity to defer the payment or settlement of an Award to one or more dates selected by the Participant. To the extent an Award constitutes a deferral of compensation subject to Section 409A, the Committee shall set forth in writing (which may be in electronic form), on or before the date the applicable deferral election is required to be irrevocable in order to meet the requirements of Section 409A, the conditions under which such election may be made.

(e)    Award Documentation and Award Terms.    The terms and conditions of an Award shall be set forth in an Award Document authorized by the Committee. The Award Document shall include any vesting, exercisability, payment and other restrictions applicable to an Award (which may include, without limitation, the effects of termination of employment, cancellation of the Award under specified circumstances, restrictions on transfer or provision for mandatory resale to the Company).

(f)    Awards to Section 162(m) Participants.    Except for Options and SARs the shares underlying which are counted against the individual limit set forth in Section 4(d), all Awards to Section 162(m) Participants shall be made pursuant to the attainment of Section 162(m) Performance Goals as certified by the Committee in accordance with the requirements of Section 162(m) of the Code. Without any further action by the Board or the Committee, this Section 12(f) shall cease to apply on the effective date of the repeal of Section 162(m) of the Code (and any successor provision thereto).

13.    Certain Restrictions.

(a)    Stockholder Rights.    No Participant (or other persons having rights pursuant to an Award) shall have any of the rights of a stockholder of Morgan Stanley with respect to Shares subject to an Award until the delivery of the Shares, which shall be effected by entry of the Participant’s (or other person’s) name in the share register of Morgan Stanley or by such other procedure as may be authorized by Morgan Stanley. Except as otherwise provided in Section 4(b) or 12(c), no adjustments shall be made for dividends or distributions on, or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

Notwithstanding the foregoing, the terms of an Employee Trust may authorize some or all Participants to give voting or tendering instructions to the trustee thereof in respect of Shares that are held in such Employee Trust and are subject to Awards. Except for the risk of cancellation and the restrictions on transfer that may apply to certain Shares (including restrictions relating to any dividends or other rights) or as otherwise set forth in the applicable Award Document, the Participant shall be the beneficial owner of any Shares delivered to the Participant in connection with an Award and, upon such delivery shall be entitled to all rights of ownership, including, without limitation, the right to vote the Shares and to receive cash dividends or other dividends (whether in Shares, other securities or other property) thereon.

(b)    Transferability.    No Award granted under the Plan shall be transferable, whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution; provided that, except with respect to Incentive Stock Options, the Committee may permit transfers on such terms and conditions as it shall determine. During the lifetime of a Participant to whom Incentive Stock Options were awarded, such Incentive Stock Options shall be exercisable only by the Participant.

14.    Representation; Compliance with Law.    The Committee may condition the grant, exercise, settlement or retention of any Award on the Participant making any representations required in the applicable Award Document. Each Award shall also be conditioned upon the making of any filings and the receipt of any consents or authorizations required to comply with, or required to be obtained under, applicable law.

15.    Miscellaneous Provisions.

(a)    Satisfaction of Obligations.    As a condition to the making or retention of any Award, the vesting, exercise or payment of any Award or the lapse of any restrictions pertaining thereto, Morgan Stanley may require a Participant to pay such sum to the Company as may be necessary to discharge the Company’s obligations with respect to any taxes, assessments or other governmental charges (including FICA and other social security or similar tax) imposed on property or income received by a Participant pursuant to the Award or to satisfy any obligation that the Participant owes to the Company. In accordance with rules and procedures authorized by Morgan Stanley, (i) such payment may be in the form of cash or other property, including the tender of previously owned Shares, and (ii) in satisfaction of such taxes, assessments or other governmental charges or, exclusively in the case of an Award that does not constitute a deferral of compensation subject to Section 409A, of other obligations that a Participant owes to the Company, Morgan Stanley may make available for delivery a lesser number of Shares in payment or settlement of an Award, may withhold from any payment or distribution of an Award or may enter into any other suitable arrangements to satisfy such withholding or other obligation. To the extent an Award constitutes a deferral of compensation subject to Section 409A, the Company may not offset from the payment of such Award amounts that a Participant owes to the Company with respect to any such other obligation except to the extent such offset is not prohibited by Section 409A and would not cause a Participant to recognize income for United States federal income tax purposes prior to the time of payment of the Award or to incur interest or additional tax under Section 409A.

(b)    No Right to Continued Employment.    Neither the Plan nor any Award shall give rise to any right on the part of any Participant to continue in the employ of the Company.

(c)    Headings.    The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(d)    Governing Law.    The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

(e)    Amendments and Termination.    The Board or Committee may modify, amend, suspend or terminate the Plan in whole or in part at any time and may modify or amend the terms and conditions of any outstanding

Award (including by amending or supplementing the relevant Award Document at any time); provided, however, that no such modification, amendment, suspension or termination shall, without a Participant’s consent, materially adversely affect that Participant’s rights with respect to any Award previously made; and provided, further, that the Committee shall have the right at any time, without a Participant’s consent and whether or not the Participant’s rights are materially adversely affected thereby, to amend or modify the Plan or any Award under the Plan in any manner that the Committee considers necessary or advisable to comply with any law, regulation, ruling, judicial decision, accounting standards, regulatory guidance or other legal requirement. Notwithstanding the preceding sentence, neither the Board nor the Committee may accelerate the payment or settlement of any Award, including, without limitation, any Award subject to a prior deferral election, that constitutes a deferral of compensation for purposes of Section 409A except to the extent such acceleration would not result in the Participant incurring interest or additional tax under Section 409A. No amendment to the Plan may render any Board member who is not a Company employee eligible to receive an Award at any time while such member is serving on the Board. To the extent required by applicable law or the rules of the New York Stock Exchange, amendments to the Plan shall not be effective unless they are approved by Morgan Stanley’s stockholders.

1416 Morgan Stanley LotA_08 3/5/09 4:32 PM Page 1

MARK VOTES AS SHOWN USING BLACK OR BLUE INK X

Morgan Stanley’s Board recommends a vote “FOR” the nominees listed below.

1. Election of Directors FOR AGAINST ABSTAIN

01 Roy J. Bostock FOR AGAINST ABSTAIN

02 Erskine B. Bowles FOR AGAINST ABSTAIN

03 Howard J. Davies

FOR AGAINST ABSTAIN

04 Nobuyuki Hirano

FOR AGAINST ABSTAIN

05 C. Robert Kidder

FOR AGAINST ABSTAIN

06 John J. Mack

FOR AGAINST ABSTAIN

07 Donald T. Nicolaisen

FOR AGAINST ABSTAIN

08 Charles H. Noski FOR AGAI NST ABSTAIN

09 Hutham S. Olayan FOR AGAINST ABSTAIN

10 Charles E. Phillips, Jr.

FOR AGAINST ABSTAIN

11 O. Griffith Sexton

FOR AGAINST ABSTAIN

12 Laura D. Tyson

Morgan Stanley’s Board recommends a vote “FOR” Proposals 2, 3 and 4 below.

2. To ratify the appointment of Deloitte & Touche

LLP as in dependent auditor FOR AGAINST ABSTAIN

3. To approve the compensation of executives as disclosed in the proxy statement FOR AGAINST ABSTAIN

4. To amend the 2007 Equity Incentive Compensation Plan

FOR AGAINST ABSTAIN

Morgan Stanley’s Board recommends a vote “AGAINST” Proposals 5 and 6 below.

5. Shareholder proposal regarding special

shareowner meetings FOR AGAINST ABSTAIN

6. Shareholder proposal regarding independent

Chair FOR AGAINST ABSTAIN

Sign exactly as imprinted (do not print). If shares are held jointly, EACH holder should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and the officer’s title.

Dated , 2009 Signature Co-owner (if any) Signature

DETACH HERE IF YOU ARE SUBMITTING BY MAIL

IMPORTANT

YOUR PROXY MUST BE RECEIVED BY THE CLOSE OF THE POLLS ON APRIL 29, 2009

1. INTERNET. Go to www.proxyvoting.com/ms. Follow the instructions.

2. TELEPHONE. Using a touch-tone phone, call 1-866-540-5760 (in the U.S.) or 201-680-6599 (outside the U.S.). Follow the instructions.

3. MAIL. Date, sign and return the card in the enclosed envelope.

Morgan Stanley

MS 001

1416 Morgan Stanley LotA_08 3/5/09 4:32 PM Page 2

MORGAN STANLEY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS, APRIL 29, 2009

The undersigned hereby appoints Gary G. Lynch, Thomas R. Nides and Martin M. Cohen, and each of them, attorneys and proxies, with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Morgan Stanley that the undersigned is entitled in any capacity to vote if personally present at the 2009 Annual Meeting of Shareholders to be held on April 29, 2009, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

PLEASE SUBMIT YOUR PROXY BY TELEPHONE OR BY INTERNET, OR RETURN THIS PROXY CARD AFTER SIGNING AND DATING IT.

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS GIVEN, IT WILL BE VOTED IN ACCORDANCE WITH THE

RECOMMENDATION OF MORGAN STANLEY’S BOARD OF DIRECTORS.

Notice of 2009 Morgan Stanley Annual Meeting of Shareholders 2000 Westchester Avenue, Purchase, New York 10577 April 29, 2009, 9 a.m., local time

At the meeting, we plan to :

elect members of the Board of Directors;

ratify the appointment of Deloitte & Touche LLP as independent auditor;

approve the compensation of executives as disclosed in the proxy statement;

approve the amendment of the 2007 Equity Incentive Compensation Plan;

consider two shareholder proposals; and

transact such other business as may properly come before the meeting.

Please help the Company reduce costs – submit your proxy by internet or telephone. If you share an address with other shareholders, you can avoid receiving multiple copies of annual meeting materials and help the Company reduce costs by consenting to householding. The Company can further reduce costs if you agree to receive future versions of our Proxy Statement and Annual Report on Form 10-K electronically over the internet. You can view or print a copy of our annual meeting materials at www.morganstanley.com/2009annualmeeting.

You can request a copy of these materials, or get more information regarding electronic delivery and householding, by contacting our transfer agent, BNY Mellon Shareowner Services, at 800-622-2393 or www.bnymellon.com/shareowner.

MS 001

1416A Morgan Stanley LotB_08 3/5/09 4:33 PM Page 1

MARK VOTES AS SHOWN USING BLACK OR BLUE INK X

Morgan Stanley’s Board recommends a vote “FOR” the nominees listed below.

1. Election of Directors

01 Roy J. Bostock FOR AGAINST ABSTAIN

02 Erskine B. Bowles FOR AGAINST ABSTAI N

03 Howard J. Davies

FOR AGAINST ABSTAIN

04 Nobuyuki Hirano

FOR AGAINST ABSTAIN

05 C. Robert Kidder

FOR AGAINST ABSTAIN

06 John J. Mack

FOR AGAINST ABSTAIN

07 Donald T. Nicolaisen

FOR AGAINST ABSTAIN

08 Charles H. Noski FOR AGAI NST ABSTAIN

09 Hutham S. Olayan FOR AGAINST ABSTAIN

10 Charles E. Phillips, Jr.

FOR AGAINST ABSTAIN

11 O. Griffith Sexton

FOR AGAINST ABSTAIN

12 Laura D. Tyson

Morgan Stanley’s Board recommends a vote “FOR” Proposals 2, 3 and 4 below.

2. To ratify the appointment of Deloitte & Touche

LLP as independent auditor FOR AGAINST ABSTAIN

3. To approve the compensation of executives as

disclosed in the proxy statement FOR AGAINST ABSTAIN

4. To amend the 2007 Equity Incentive Compensation

Plan FOR AGAINST ABSTAIN

Morgan Stanley’s Board recommends a vote “AGAINST” Proposals 5 and 6 below.

5. Shareholder proposal regarding special shareowner meetings FOR AGAINST ABSTAIN

6. Shareholder proposal regarding independent chair FOR AGAINST ABSTAIN

Sign exactly as imprinted (do not print). Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign.

Signature Dated , 2009

DETACH HERE IF YOU ARE SUBMITTING BY MAIL

Please help the Company reduce costs—submit your voting instructions by internet or telephone.

IMPORTANT

YOUR INSTRUCTIONS MUST BE RECEIVED BY

11:59 P.M. (EDT) ON APRIL 24, 2009

1. INTERNET. Go to www.proxyvoting.com/ms2. Follow the instructions.

2. TELEPHONE. Using a touch-tone phone, call 1-866-540-5760 (in the U.S.) or 201-680-6599

(outside the U.S.). Follow the instructions.

3. MAIL. Date, sign and return the voting instruction form in the enclosed envelope.

Morgan Stanley

MS 002

1416A Morgan Stanley LotB_08 3/5/09 4:33 PM Page 2

MORGAN STANLEY 2009 VOTING INSTRUCTION FORM FOR BENEFIT PLAN PARTICIPANTS

I hereby direct the following to vote, In person or by proxy, all of the shares of Morgan Stanley common stock in my account(s) at the 2009 Annual Meeting of Shareholders to be held on April 29, 2009, and at any and all adjournments or postponements thereof, as indicated on the reverse, and, In its (or the proxies) discretion, for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

The Bank of New York Mellon (Mellon), as trustee under the Morgan Stanley 401(k) Plan and Mellon Investor Services LLC (MIS) as administrator of the Employee Stock Purchase Plan. I understand that, (A) if I sign, date, and return this card, Mellon or MIS, as applicable, will vote or grant proxies in applicable, will vote grant proxies for all undirected (other than pursuant to clause (A)) and/or forfeited shares in each of these plans, as applicable, in the same respective proportion as the shares of all participants in each respective plan who have timely delivered properly executed voting instructions, and (C) Mellon or MIS, as applicable, will hold my voting instructions in confidence to the extend required by applicable law or regulations or the governing instrument.

State Street Bank and Trust Company, as trustee under a trust agreement (Trust). In connection with the 1995 and 2007 Equity Incentive Compensation Plans, the Employees’ Equity Accumulation Plan, the Tax Deferred Equity Participation Plan, the Branch Manager Compensation Plan and the Financial Advisor and Investment Representative Compensation Plan, I understand that, subject to the Trust’s terms, (A) if I sign, date and return this card, State Street will vote in accordance with the Board of Directors’ recommendation as to each proposal for which I do not give voting instructions and (B) State Street will vote with respect to all shares held in the Trust in connection with these plans for which no proper instructions are receive (other than pursuant to clause (A)) in the same proportion as the shares held in connection with these plans for which it has received proper instruction.

The Bank of New York Mellon (Mellon), as custodian for stock held on behalf of certain current and former Morgan Stanley employees and directors. I understand that, (A) If I sign, date and return this card, Mellon will vote or grant proxies In accordance with the Board of Directors’ recommendation as to each proposal for which I do not give voting instructions in confidence to the extent required by law.

State Street Bank and Trust Company, as trustee under the Trust, in connection with the Directors’ Equity Capital Accumulation Plan. I understand that, subject to the Trust’s terms, (A) if I do not sign, date and return this card, State Street will not vote or grant proxies with respect to my shares, and (B) if I sign, date and return this card, State Street will vote (i) in accordance with the Board of Directors’ recommendations as to each proposal for which I do not give voting Instructions and (ii) in its discretion, after due consideration, on all other matters that may properly come before the meeting.

HBOS Employee Equity Solutions, as trustee under a trust deed (UK Trust), in connection with the Morgan Stanley International Profit Sharing Scheme and the Morgan Stanley UK Group Profit Sharing Plan. I understand that, subject to the UK Trust’s terms, (A) I must sign, date and return this card in order for HBOS to vote or grant proxies with respect to my shares, and (B) if I sign, date and return this card, HBOS will vote or grant proxies in accordance with the Board of Directors’ recommendations as to each proposal for which I do not give voting instructions and in its discretion on accordance with the Board of Directors’ recommendations as to each proposal for which I do not give voting instructions and in its discretion on all other matters that may properly come before the meeting.

Equiniti Share Plan Trustees Limited, as trustee under a trust deed (UK SOP Trust), in connection with the Morgan Stanley UK Share Ownership Plan. I understand that, subject to the UK SOP Trust’s terms, (A) I must sign, date and return this card in order for Equiniti to vote or grant proxies with respect to my shares, and (B) if I sign, date and return this card, Equiniti will vote or grant proxies in accordance with the Board of Directors’ recommendations as to each proposal for which I do not give voting instructions and in its discretion on all other matters that may properly come before the meeting.

Voting instructions must be received by 11:59 P.M. (EDT) on April 24, 2009 for shares to be voted in accordance with your instructions.

Notice of 2009 Morgan Stanley Annual Meeting of Shareholders 2000 Westchester Avenue, Purchase, New York 10577 April 29, 2009, 9 a.m., local time

At the meeting, we plan to:

elect members of the Board of Directors;

ratify the appointment of Deloitte & Touche LLP as in dependent audit or;

approve the compensation of executives as disclosed in the proxy statement;

approve the amendment of the 2007 Equity Incentive Compensation Plan;

consider two shareholder proposals; and

transact such other business as may properly come before the meeting.

To view or print a copy of our Proxy Statement or Annual Report on Form 10-K, go to www.morganstanley.com/2009annualmeeting. You may request a copy of any of these documents by calling 1-212-762-8131.

The shares for which you provide voting instructions with this card include your Morgan Stanley 401(k) Plan shares, if any. However, if you want to provide voting instructions for your shares in this plan differently from your other plan shares, call 1-201-830-7660 to request separate voting instruction forms for these shares.

If you also hold shares in a brokerage account or in your own name, you will receive a separate proxy card or voting instruction form for those shares. Please be sure to provide voting instructions for those shares separately from (and in addition to ) your employee plan shares. Be sure to follow the voting instructions on each card. MS 002

1. Election of Directors

Nominee	FOR	AGAINST	ABSTAIN	Nominee	FOR	AGAINST	ABSTAIN
01 Roy J. Bostock	☐	☐	☐	07 Donald T. Nicolaisen	☐	☐	☐
02 Erskine B. Bowles	☐	☐	☐	08 Charles H. Noski	☐	☐	☐
03 Howard J. Davies	☐	☐	☐	09 Hutham S. Olayan	☐	☐	☐
04 Nobuyuki Hirano	☐	☐	☐	10 Charles E. Phillips, Jr.	☐	☐	☐
05 C. Robert Kidder	☐	☐	☐	11 O. Griffith Sexton	☐	☐	☐
06 John J. Mack	☐	☐	☐	12 Laura D. Tyson	☐	☐	☐

Proposal	FOR	AGAINST	ABSTAIN
5. Shareholder proposal regarding special shareowner meetings	☐	☐	☐
6. Shareholder proposal regarding independent chair	☐	☐	☐

Dated ________________, **2009** **Signature** ____________________ **Co-owner (if any) Signature** ____________________

↑ ↑ **DETACH HERE IF YOU ARE SUBMITTING BY MAIL** ↑ ↑

Morgan Stanley

MS 003

1416B Morgan Stanley LotC_08 3/5/09 4:34 PM Page 1

MARK VOTES AS SHOWN USING BLACK OR BLUE INK X

Morgan Stanley’s Board recommends a vote “FOR” the nominees listed below.

1. Election of Directors FOR AGAINST ABSTAIN

01 Roy J. Bostock FOR AGAINST ABSTAIN

02 Erskine B. Bowles FOR AGAINST ABSTAIN

03 Howard J. Davies FOR AGAINST ABSTAIN

04 Nobuyuki Hirano FOR AGAINST ABSTAIN

05 C. Robert Kidder FOR AGAINST ABSTAIN

06 John J. Mack FOR AGAINST ABSTAIN

07 Donald T. Nicolaisen FOR AGAINST ABSTAIN

08 Charles H. Noski FOR AGAINST ABSTAIN

09 Hutham S. Olayan FOR AGAINST ABSTAIN

10 Charles E. Phillips, Jr. FOR AGAINST ABSTAIN

11 O. Griffith Sexton FOR AGAINST ABSTAIN

12 Laura D. FOR AGAINST ABSTAIN Tyson Morgan Stanley’s Board recommends a vote “FOR” Proposals 2, 3 and 4 below.

2. To ratify the appointment of Deloitte & Touche LLP as independent auditor FOR AGAINST ABSTAIN

3. To approve the compensation of executives as disclosed in the proxy statement FOR AGAINST ABSTAIN

4. To amend the 2007 Equity Incentive Compensation Plan FOR AGAINST ABSTAIN

Morgan Stanley’s Board recommends a vote “AGAINST” Proposals 5 and 6 below.

5. Shareholder proposal regarding special shareowner meetings FOR AGAINST ABSTAIN

6. Shareholder proposal regarding independent chair FOR AGAINST ABSTAIN

Sign exactly as imprinted (do not print). If shares are held jointly, EACH holder should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and the officer’s title.

Dated , 2009 Signature Co-owner (if any) Signature

DETACH HERE IF YOU ARE SUBMITTING BY MAIL

Morgan Stanley

MS 003

1416B Morgan Stanley LotC_08 3/5/09 4:33 PM Page 2

MORGAN STANLEY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS, APRIL 29, 2009

The undersigned hereby appoints Gary G. Lynch, Thomas R. Nides and Martin M. Cohen, and each of them, attorneys and proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Morgan Stanley that the undersigned is entitled in any capacity to vote if personally present at the 2009 Annual Meeting of Shareholders to be held on April 29, 2009, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

PLEASE RETURN THIS PROXY CARD AFTER SIGNING AND DATING IT.

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS GIVEN, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF MORGAN

STANLEY’S BOARD OF DIRECTORS.

MS 003